UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

MONSANTO COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Monsanto Company common stock, par value $0.01 per share.
(2)

Aggregate number of securities to which transaction applies: The maximum number of shares of common stock to which this transaction applies is estimated to be 452,812,121, which consists of (a) 437,892,206 shares of common stock outstanding; (b) 12,676,336 shares of common stock issuable pursuant to outstanding options with exercise prices below the per share merger consideration of $128.00; (c) 9,750 shares of common stock issuable pursuant to outstanding stock appreciation rights with exercise prices below the per share merger consideration of $128.00; and (d) 2,233,829 shares of common stock representing deferred shares, restricted shares, restricted stock units and performance stock units entitled to receive the per share merger consideration of $128.00 (which amount assumes satisfaction of applicable performance goals at target level), in each case as of October 14, 2016.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 437,892,206 shares of common stock and the per share merger consideration of $128.00; (b) the product of (i) 12,676,336 shares of common stock issuable upon exercise of options to purchase shares of common stock and (ii) the difference between $128.00 and the weighted average exercise price of such options of $85.83; (c) the product of (i) 9,750 shares of common stock issuable pursuant to appreciation rights and (ii) the difference between $128.00 and the weighted average exercise price of such stock appreciation rights of $96.63; and (d) the product of 2,233,829 shares of common stock representing deferred shares, restricted shares, restricted stock units and performance stock units and the per share merger consideration of $128.00.

	(4)	Proposed maximum aggregate value of transaction: $56,871,022,785
	(5)	Total fee paid: $6,591,352

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
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	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED OCTOBER 19, 2016

[            ]

Dear Fellow Shareowners:

You are cordially invited to attend a special meeting of the shareowners of Monsanto Company, which we will hold at [                    ], on [                     ], at [        ] a.m. local time.

At the special meeting, our shareowners will be asked to consider and vote on a proposal to adopt the merger agreement that we entered into on September 14, 2016, providing for the acquisition of Monsanto by Bayer Aktiengesellschaft. If the merger agreement is adopted and the merger is completed, each share of our common stock will be converted into the right to receive the merger consideration of $128.00 per share in cash, representing a premium of approximately 42% to the closing price of the Company’s common stock on May 11, 2016, the last trading day prior to the release of press reports regarding a potential offer by Bayer to acquire Monsanto.

The Monsanto board of directors unanimously recommends that our shareowners vote “FOR” the proposal to adopt the merger agreement.

We believe that we are entering a new era in agriculture. Growers are demanding new solutions and technologies to make farming more profitable and more sustainable, and we believe that pairing Bayer’s exceptional crop protection portfolio with our seeds-and-traits and Climate FieldView™ platform will accelerate the rate and delivery of advancements for growers worldwide.

The enclosed proxy statement describes the merger agreement, the merger and related matters, and attaches a copy of the merger agreement. We urge shareowners to read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement.

On behalf of the entire board of directors, I want to thank you for your continued support.

Sincerely,

[            ]

Hugh Grant

Chairman of the Board of Directors

and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                    ] and is first being mailed to shareowners on or about [                    ].

MONSANTO COMPANY

NOTICE OF SPECIAL MEETING OF SHAREOWNERS

Date:	[ ]

Time:	[ ] local time

Place:	[ ]

Record Date:	[ ]

Meeting Agenda:

To consider and vote upon the following proposals:

1.	to adopt the Agreement and Plan of Merger, dated as of September 14, 2016 (as it may be amended from time to time, the “merger agreement”), by and among Monsanto Company (the “Company”), Bayer Aktiengesellschaft, a German stock corporation (“Bayer”), and KWA Investment Co., a Delaware corporation and an indirect wholly owned subsidiary of Bayer (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”);

2.	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and

3.	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Please vote your shares

We encourage shareowners to vote promptly. If you fail to vote, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

You may vote in the following ways:

By Telephone	By Internet	By Mail	In Person
In the U.S. or Canada you can vote your shares by calling 1-800-690-6903.	You can vote your shares online at www.proxyvote.com. You will need the 12-digit control number on the Notice of Internet Availability or proxy card.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

You can vote in person at the annual meeting. Please refer to the section entitled “The Special Meeting — Date, Time and Place of the Special Meeting” for further information regarding attending the special meeting.

The Monsanto board of directors has unanimously determined that the merger is fair to, and in the best interests of, the Company and its shareowners, and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Monsanto board of directors unanimously recommends that the shareowners of Monsanto vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the Monsanto board of directors.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting and is a condition to the completion of the merger. The approval of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, each requires the affirmative vote of a majority of the votes cast with respect to that proposal, but is not a condition to the completion of the merger.

Under Delaware law, shareowners who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. See the section entitled “Appraisal Rights.”

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Before voting your shares, we urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement.

By order of the Board of Directors,

[                    ]

David F. Snively

Secretary

St. Louis, Missouri

[            ]

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SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

The Companies (page 20)

Monsanto Company

Monsanto Company, referred to as “Monsanto,” the “Company,” “we,” “our” or “us,” is a Delaware corporation. Monsanto is a leading global agriculture company, committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops – such as corn, soybeans, and cotton – that help farmers have better harvests while using water and other important resources more efficiently. Our more than 20,000 dedicated employees work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges.

Additional information about Monsanto is contained in its public filings, which are incorporated by reference herein. See the sections entitled “Where You Can Find Additional Information” and “The Companies — Monsanto Company.”

Bayer Aktiengesellschaft

Bayer Aktiengesellschaft, referred to as “Bayer,” is a German stock corporation. Founded in 1863, Bayer is the publicly listed parent company of the Bayer group of companies, a global enterprise with core competencies in the Life Science fields of health care and agriculture. Bayer is committed to the principles of sustainable development and to its social and ethical responsibilities as a corporate citizen. In fiscal year 2015, the Bayer group of companies employed around 117,000 people and had sales of EUR 46.3 billion. See the section entitled “The Companies — Bayer Aktiengesellschaft.”

KWA Investment Company

KWA Investment Company, referred to as “Merger Sub,” is a Delaware corporation and an indirect wholly owned subsidiary of Bayer that will function as the merger subsidiary in the merger. See the section entitled “The Companies — KWA Investment Company.”

The Merger (page 26)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of September 14, 2016, by and among the Company, Bayer and Merger Sub, which, as it may be amended from time to time, is referred to in this proxy statement as the “merger agreement.” A copy of the merger agreement is attached as Annex A. The merger agreement provides, among other things, that at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into the Company, with the Company surviving the merger (the “surviving corporation”). In the merger, each share of common stock, par value $0.01 per share, of the Company (referred to in this proxy statement as the “common stock,” the “Company common stock” or the “Monsanto common stock”) issued and outstanding immediately before the effective time (other than certain shares specified in the merger agreement) will be converted into the right to receive the merger consideration of $128.00 per share in cash, without interest. The merger consideration is subject to required withholding taxes. Upon completion of the merger, the Company will be a wholly owned subsidiary of Bayer, the Company common stock will no longer be publicly traded and the Company’s existing shareowners will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (page 69)

Stock Options and SARs. At the effective time, each award of stock options or stock appreciation rights (“SARs”) in respect of Monsanto common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and be converted into the right to receive a cash payment as soon as reasonably practicable after the effective time equal to the product of (1) the number of shares of Monsanto common stock subject to such option or SAR award as of the effective time multiplied by (2) the excess, if any, of the merger consideration over the exercise price.

Restricted Shares. At the effective time, each Monsanto restricted common share that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and will be converted into the right to receive a cash payment as soon as reasonably practicable after the effective time equal to the merger consideration.

RSUs. At the effective time, each restricted stock unit (“RSU”) in respect of Monsanto common stock granted prior to September 14, 2016 that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and will be converted into the right to receive a cash payment equal to the merger consideration, to be paid, with interest to the extent that settlement does not occur at the effective time, at the time specified in the applicable Monsanto RSU award agreement.

At the effective time, each Monsanto RSU granted after September 14, 2016 will be converted into the right to receive a cash payment equal to the merger consideration, plus interest to the extent that settlement does not occur at the effective time. In the case of RSU awards granted during Monsanto’s 2017 fiscal year, the first 1/3rd of the award scheduled to vest, to the extent not vested, will vest and become payable at the effective time. The remaining portion of any RSU award granted during Monsanto’s 2017 fiscal year and the full amount of any RSU award granted during Monsanto’s 2018 fiscal year will remain subject to the original vesting schedule, and will be subject to full vesting upon a termination of employment without cause, for good reason or due to death, disability or retirement.

Any performance goals applicable to a Monsanto RSU (whether or not vesting at the effective time) will be fixed, in accordance with the award agreement, based on actual performance for each completed fiscal year of a performance period in progress as of the effective time and based on target performance for any fiscal year that has not been completed as of the effective time.

Other Share Awards. At the effective time of the merger, each compensatory right in respect of Monsanto common stock that is not a stock option, SAR, restricted share or RSU and that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and be converted into the right to receive a cash payment equal to the product of (1) the number of shares of Monsanto common stock subject to such right award as of the effective time multiplied by (2) the merger consideration (or, if applicable, the excess of the merger consideration over the reference or exercise price). To the extent that settlement does not occur at the effective time, holders will be permitted to notionally invest the consideration received in respect of such right consistent with the investment options (other than Monsanto shares) available under the Monsanto benefit plans.

Conditions to Completion of the Merger (page 86)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver at or prior to the closing of the following conditions:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Monsanto common stock entitled to vote at the close of business on the record date for the special meeting (the “requisite company vote”);

•	the expiration or earlier termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	the adoption of all decisions and approvals necessary for the completion of the merger by the European Commission under Council Regulation (EC) No. 139/2004 (“EUMR”);

•	the completion of the Committee on Foreign Investment in the United States (which we refer to in this proxy statement as “CFIUS”) process (as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — CFIUS”); and

•	no law, order or injunction having been enacted, issued, promulgated, enforced or entered after September 14, 2016 by a court or other governmental entity of competent jurisdiction is in effect that enjoins or otherwise prohibits the completion of the merger.

The respective obligations of Bayer and Merger Sub to complete the merger are subject to the satisfaction or waiver at or prior to the closing of the following additional conditions:

•	the accuracy of the representations and warranties of the Company as of the closing date (except for any representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), generally subject to a “material adverse effect” or other qualification provided in the merger agreement;

•	the performance by the Company in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	the absence of any authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods related to CFIUS and/or imposed by any governmental antitrust entity or required by any antitrust law in connection with the merger and the completion of the other transactions contemplated by the merger agreement having been made or obtained with the imposition of any terms, conditions or consequences that, taken together with any divestiture actions undertaken with respect to antitrust or CFIUS matters as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger,” would, individually or in the aggregate, reasonably be expected to have a substantial detriment (as defined in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters and Substantial Detriment”);

•	the receipt of the applicable approvals under the foreign antitrust laws set forth on the parent disclosure schedule delivered in connection with the merger agreement; and

•	the receipt by Bayer and Merger Sub at closing of a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in the first two bullet points above have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver at or prior to the closing of the following additional conditions:

•	the accuracy of the representations and warranties of Bayer and Merger Sub as of the closing date (except for any representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period) in all material respects;

•	the performance by each of Bayer and Merger Sub in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•	the receipt by the Company at closing of a certificate signed on behalf of Bayer and Merger Sub by the Chief Executive Officer and Chief Financial Officer of Bayer certifying that the conditions set forth in the two preceding bullet points have been satisfied.

When the Merger Becomes Effective (page 69)

The completion of the merger is subject to the adoption of the merger agreement by the Company’s shareowners and the satisfaction of the other closing conditions.

As of the date of the filing of this proxy statement, we expect to complete the merger by the end of 2017. The merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that the merger will not be completed until a later time, or at all. There may be a substantial amount of time between the special meeting and the completion of the merger. After the requisite company vote is obtained, the Monsanto board of directors will not have the right to terminate the merger agreement in order to accept any alternative acquisition proposal. We expect to complete the merger promptly following the receipt of all required approvals.

Recommendation of the Monsanto Board of Directors (page 37)

After careful consideration, the Monsanto board of directors unanimously determined that the merger is fair to, and in the best interests of, the Company and its shareowners, and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement (which we refer to as the “company recommendation”). The Monsanto board of directors unanimously recommends that Monsanto shareowners vote “FOR” the proposal to adopt the merger agreement at the special meeting.

Reasons for the Merger (page 37)

For a description of the reasons considered by the Monsanto board of directors in resolving to recommend adoption of the merger agreement, see the section entitled “The Merger (Proposal 1) — Reasons for the Merger; Recommendation of the Monsanto Board of Directors.”

Opinions of Monsanto’s Financial Advisors (page 46)

Morgan Stanley & Co. LLC

At the meeting of the Monsanto board of directors on September 13, 2016, Morgan Stanley & Co. LLC (“Morgan Stanley”) rendered its oral opinion, which was subsequently confirmed in writing on September 14, 2016, to the Monsanto board of directors to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the $128.00 per share in cash to be received by the holders of shares of common stock of Monsanto pursuant to the merger agreement was fair from a financial point of view to the holders of such shares.

The full text of the written opinion of Morgan Stanley, dated September 14, 2016, is attached as Annex B to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Monsanto board of directors and addressed only the fairness from a financial point of view, as of the date of the opinion, to the holders of shares of common stock of Monsanto of the $128.00 per share in cash to be received by such holders pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspects of the merger and did not and does not constitute a recommendation as to how holders of Monsanto common stock should vote at the Monsanto shareowners’ meeting to be held in connection with the merger.

For further information, see the section entitled “The Merger (Proposal 1) — Opinions of Monsanto’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC” and Annex B.

Ducera Securities LLC

At the meeting of the Monsanto board of directors on September 13, 2016, Ducera Securities LLC (“Ducera”) rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the merger consideration of $128.00 per share in cash was fair, from a financial point of view, to the holders of Monsanto common stock entitled to receive the merger consideration.

The full text of the written opinion of Ducera, dated September 13, 2016, is attached as Annex C to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications, conditions and limitations on the scope of the review undertaken by Ducera in rendering its opinion. Ducera’s opinion is directed to the Monsanto board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of Monsanto common stock entitled to receive such consideration pursuant to the merger agreement. It does not constitute a recommendation to any holder of Monsanto common stock as to how to vote at the Monsanto shareowners’ meeting to be held in connection with the merger or whether to take any other action with respect to the merger.

For further information, see the section entitled “The Merger (Proposal 1) — Opinions of Monsanto’s Financial Advisors — Opinion of Ducera Securities LLC” and Annex C.

Interests of the Company’s Directors and Executive Officers in the Merger (page 60)

In considering the recommendation of the Monsanto board of directors that Monsanto shareowners vote in favor of the adoption of the merger agreement, Monsanto shareowners should be aware that the directors and executive officers of Monsanto have potential interests in the proposed merger that may be different from or in addition to the interests of Monsanto shareowners generally. The Monsanto board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Monsanto’s shareowners vote in favor of the adoption of the merger agreement. These interests include:

•	Any Monsanto stock options, restricted stock awards, restricted stock units and other stock-based awards outstanding when the merger agreement was executed that remain outstanding when the merger is completed will vest upon completion of the merger and be settled for the merger consideration (less, for stock options, the exercise price) as soon as reasonably practicable after the effective time, in the case of stock options and restricted stock awards, and on the schedule contemplated by the award, in the case of restricted stock units and other stock-based awards;

•

Any Monsanto restricted stock units granted after the merger agreement was entered into and before completion of the merger will be converted into the right to receive the merger consideration in the same manner as restricted stock units granted earlier; however, as described further below, the majority of the merger consideration payable in respect of such awards would remain subject to the vesting terms that applied to such awards before completion of the merger;

•	Change of control employment security agreements with Monsanto’s executive officers provide for severance benefits upon a qualifying termination of employment; and

•	Monsanto’s directors and executive officers are entitled to continued indemnification and insurance coverage after the merger is completed.

For a more complete description of these interests, see “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Financing (page 59)

In connection with the execution of the merger agreement, Bayer entered into a syndicated term loan facility agreement with Bank of America, N.A., Credit Suisse AG, London Branch, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, HSBC Bank plc, The Hong Kong and Shanghai Banking Corporation Limited and JPMorgan Chase Bank, N.A., London Branch, pursuant to which the lenders under the agreement committed, upon certain terms and subject to certain conditions, to lend Bayer $56.9 billion. The merger, however, is not conditioned upon receipt of this or other financing by Bayer.

Material U.S. Federal Income Tax Consequences of the Merger (page 64)

If you are a U.S. holder (as defined under “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 66)

HSR Clearance. Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. The Company and Bayer intend to promptly file their respective Notification and Report Forms with the Antitrust Division, which will review the merger.

Other Clearances. Completion of the merger is further subject to (1) the adoption of all decisions and approvals necessary for the completion of the merger by the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings, (2) the receipt of the applicable approvals under the foreign antitrust laws set forth on the parent disclosure schedule delivered in connection with the merger agreement, and (3) the completion of CFIUS process (as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — CFIUS”).

Commitments to Obtain Approvals. Bayer is required to take all actions necessary to obtain antitrust approvals and completion of the CFIUS review process, including (1) agreeing to sell, divest or otherwise convey or hold separate any assets or businesses of Monsanto, Bayer or their respective subsidiaries, (2) permitting Monsanto and its subsidiaries to sell, divest or otherwise convey or hold separate any assets or businesses of

Monsanto or any of its subsidiaries, (3) terminating or creating any relationship, contractual right or obligation of Monsanto, Bayer or their respective subsidiaries or (4) terminating any joint venture or other arrangement of Monsanto, Bayer or their respective subsidiaries (or, in each case, entering into any agreement with respect to or stipulating to any of the foregoing or consenting to any action by Monsanto or its subsidiaries with respect to the foregoing) (such actions referred to in this proxy statement as “divestiture actions”). However, Bayer will not be required to take (a) any divestiture action described in the foregoing clauses (1) or (2) that, taken together with all other divestiture actions described in such clauses, would reasonably be likely to result in a one-year loss of net sales to Monsanto, Bayer and their respective subsidiaries in excess of $1.6 billion in the aggregate (as measured by annual net sales in fiscal year 2016 for Monsanto and annual net sales in fiscal year 2015 for Bayer) or (b) any divestiture action that, taken together with all other divestiture actions, would reasonably be likely to have a material adverse effect on the business, financial condition or results of operations of the consolidated agricultural businesses of Monsanto, Bayer and their respective subsidiaries, taken as a whole. See the section entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters and Substantial Detriment.” In the event that either Monsanto or Bayer terminates the merger agreement because the merger has not been completed by the outside date and, at the time of the termination, one or more of certain conditions to the closing relating to regulatory approvals are not satisfied, then, in certain specified circumstances, Bayer will be required to pay Monsanto a termination fee in an amount equal to $2 billion. See the section entitled “The Merger Agreement — Company Termination Fee; Expense Reimbursement.”

Appraisal Rights (page 97)

Under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), Monsanto shareowners who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any shareowner intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D.

Delisting and Deregistration of Company Common Stock (page 67)

If the merger is completed, the Company common stock will be delisted from the New York Stock Exchange (the “NYSE”) and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Acquisition Proposals; No Solicitation (page 77)

Pursuant to the merger agreement, the Company must not, and must cause its subsidiaries and the Company’s and its subsidiaries’ directors or officers not to, and must instruct and use its reasonable best efforts to cause its and its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “representatives”) not to, directly or indirectly:

•	initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an “acquisition proposal,” as described in the section entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”;

•	engage in, continue or otherwise participate in any discussions or negotiations relating to any acquisition proposal (other than to state that those discussions are prohibited); or

•	provide any non-public information to any person in connection with any acquisition proposal.

However, before the requisite company vote is obtained, if the Company receives an unsolicited, bona fide written acquisition proposal, and if the Monsanto board of directors determines in good faith, after consultation with outside legal counsel and outside financial advisors, that (1) based on the information then available, the acquisition proposal constitutes or could reasonably be expected to result in a “superior proposal,” as described in the section entitled “The Merger Agreement — Acquisition Proposals; No Solicitation — Receipt of Company Takeover Proposals,” and (2) the failure to take the applicable action would be inconsistent with the directors’ fiduciary duties under applicable law, the Company may:

•	provide information (including non-public information) to the person making the acquisition proposal; provided that, if the information has not previously been made available to Bayer, Monsanto must promptly (and in any event within 24 hours) provide the information to Bayer, and that, prior to furnishing the information, Monsanto must receive from the person making the acquisition proposal an executed confidentiality agreement with terms not less restrictive in the aggregate to the other party than the terms in the confidentiality agreement between Monsanto and Bayer are on Bayer; and

•	engage and participate in discussions and negotiations with that person regarding the acquisition proposal.

Change in Board Recommendation; Alternative Acquisition Agreement (page 78)

The Monsanto board of directors has unanimously recommended that Monsanto shareowners vote “FOR” the proposal to adopt the merger agreement. The merger agreement permits the Monsanto board of directors to effect a “change of recommendation” (as described in the section entitled “The Merger Agreement — Acquisition Proposals; No Solicitation — Change in Board Recommendation; Alternative Acquisition Agreement”) only in certain limited circumstances, as described below.

Before the requisite company vote is obtained, the Monsanto board of directors may effect a change of recommendation in response to an intervening event if the Monsanto board of directors has determined in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law. Before effecting a change of recommendation in response to an intervening event, (1) Monsanto must have given Bayer at least five business days’ prior written notice of its intention to do so, (2) Monsanto must have negotiated in good faith with Bayer to enable Bayer to propose in writing a binding offer to make revisions to the terms of the merger agreement, and (3) at the end of the notice period, the Monsanto board of directors must have considered in good faith the binding offer and any other information offered by Bayer in response to the notice, and has determined in good faith, after consultation with outside legal counsel and outside financial advisors, that the failure to effect a change of recommendation would be inconsistent with its fiduciary duties under applicable law if the changes proposed in the binding offer by Bayer were to be given effect. Under the merger agreement, an “intervening event” means any change, effect, event, occurrence or development that was not known by the Monsanto board of directors as of September 14, 2016 and that is unrelated to any acquisition proposal. See the section entitled “The Merger Agreement — Acquisition Proposals; No Solicitation — Change in Board Recommendation; Alternative Acquisition Agreement.”

Further, before the requisite company vote is obtained, the Monsanto board of directors may effect a change of recommendation in response to an acquisition proposal and/or cause Monsanto to terminate the merger agreement to enter into an alternative acquisition agreement providing for an acquisition proposal, in each case if the Monsanto board of directors has determined in good faith, after consultation with outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal and the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law. Before effecting a change of recommendation or terminating the merger agreement to enter into an alternative acquisition agreement providing for an acquisition proposal, (1) Monsanto must have given Bayer at least five business days’ prior written notice of its intention to do so, (2) Monsanto must have negotiated in good faith with Bayer to enable Bayer to propose in writing a binding offer to make revisions to the terms of the merger agreement, and (3) at the end of the notice period, the Monsanto board of directors must have considered in good faith the binding offer and any other information offered by Bayer in response to the notice, and have determined in good faith, after consultation with outside legal counsel and outside financial advisors, that the superior proposal continues to constitute a superior proposal if the changes proposed in the binding offer by Bayer were to be given effect. See the section entitled “The Merger Agreement — Acquisition Proposals; No Solicitation — Change in Board Recommendation; Alternative Acquisition Agreement” and “The Merger Agreement — Termination.”

Termination (page 87)

The merger agreement may be terminated at any time prior to the effective time in the following circumstances:

•	by the mutual written consent of Monsanto and Bayer;

•	by either Monsanto or Bayer, if:

•	the merger has not been completed by September 14, 2017, subject to automatic extension to June 14, 2018 in certain circumstances (as it may be extended, the “outside date,” as defined in the section entitled “The Merger Agreement — Termination”); or

•	the requisite company vote has not been obtained at the Monsanto shareowners’ meeting (as it may have been adjourned or postponed in accordance with the merger agreement); or

•	a law, order or injunction by a court or other governmental entity of competent jurisdiction has been enacted, issued, promulgated, enforced or entered permanently enjoining or otherwise prohibiting the completion of the merger, and has become final and nonappealable; or

•	a “CFIUS turndown” (as defined in the section entitled “The Merger Agreement — Termination”) has occurred as a result of a decision by the President of the United States to suspend or prohibit the merger; provided that a party will not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if a principal cause of the CFIUS turndown is that party’s failure to perform any of its covenants or agreements; or

•	by Monsanto, if:

•	Bayer or Merger Sub has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, which (1) would result in a failure of a condition to the obligations of Monsanto to complete the merger and (2) is either not curable before the outside date or is not cured within 60 days following written notice from Monsanto to Bayer stating Monsanto’s intention to terminate the merger agreement, provided that Monsanto does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, that would result in the failure of a condition to the obligations of Bayer and Merger Sub to complete the merger related to Monsanto’s representations, warranties, covenants and agreements; or

•	prior to the time the requisite company vote is obtained, Monsanto terminates the merger agreement in connection with entering into an alternative acquisition agreement providing for a superior proposal and pays to Bayer the company termination fee described below; or

•	by Bayer, if:

•	Monsanto has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, which (1) would result in a failure of a condition to the obligations of Bayer and Merger Sub to complete the merger and (2) is either not curable before the outside date or is not cured within 60 days following written notice from Bayer to Monsanto stating Bayer’s intention to terminate the merger agreement, provided that Bayer does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it or Merger Sub has breached any of its or Merger Sub’s representations, warranties, covenants or agreements, or there is any inaccuracy in any of its or Merger Sub’s representations or warranties, that would result in the failure of a condition to the obligations of Monsanto to complete the merger related to Bayer’s or Merger Sub’s representations, warranties, covenants and agreements; or

•	prior to the time the requisite company vote is obtained, the Monsanto board of directors has made a change of recommendation; or

•	a “CFIUS turndown” (as defined in the section entitled “The Merger Agreement — Termination”) has occurred as a result of a determination by the President of the United States to take actions that, individually or in the aggregate with all other divestiture actions undertaken with respect to CFIUS matters, would reasonably be expected to result in a substantial detriment (without giving effect to any divestiture actions undertaken with respect to antitrust matters); provided that Bayer will not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point (1) after the tenth business day following the announcement of that determination by the President of the United States or (2) if a principal cause of the CFIUS turndown is Bayer’s failure to perform any of its covenants or agreements.

Company Termination Fee; Expense Reimbursement (page 89)

Monsanto will be required to pay Bayer a termination fee in an amount equal to $1.85 billion in the following circumstances:

•	if all three of the following conditions are each satisfied:

(1) the merger agreement is terminated by (i) either Monsanto or Bayer because the requisite company vote has not been obtained or (ii) Bayer as a result of a material breach by Monsanto of certain obligations related to acquisition proposals or to hold the Monsanto shareowners’ meeting, and at the time of the termination, the requisite company vote has not been obtained, and

(2) a bona fide acquisition proposal has been made to Monsanto or any of its subsidiaries or made publicly to Monsanto’s shareowners and not withdrawn (in the case of clause (1)(i), at least five business days prior to the Monsanto shareowners’ meeting, or in the case of clause (1)(ii), prior to the termination), and

(3) within 12 months after the termination, Monsanto or any of its subsidiaries enters into an alternative acquisition agreement with respect to, or completes or approves or recommends to Monsanto’s shareowners, an acquisition proposal, which acquisition proposal is subsequently completed (even if after such 12-month period),

(provided that, for purposes of the provision referred to in this bullet point, the references to “15%” in the definition of “acquisition proposal” are deemed to be references to “50%”);

•	if the merger agreement is terminated by Bayer because the Monsanto board of directors has made a change of recommendation; or

•	if the merger agreement is terminated by Monsanto in order to enter into an alternative acquisition agreement providing for a superior proposal.

If the merger agreement is terminated by either Monsanto or Bayer because the requisite company vote has not been obtained, Monsanto will be required to pay to Bayer all of the reasonable and documented out-of-pocket expenses incurred by Bayer and Merger Sub in connection with the merger agreement, the financing and the other transactions contemplated by the merger agreement in an amount not to exceed $150 million (which we refer to as the “expense reimbursement”). To the extent any portion of the expense reimbursement is paid, that amount paid will be deducted from the amount of any company termination fee owed or payable.

Parent Termination Fee (page 90)

Bayer will pay Monsanto a termination fee in an amount equal to $2 billion (which we refer to as the “parent termination fee”) in the following circumstances:

•	if the merger agreement is terminated by Monsanto or Bayer as a result of a final, nonappealable order imposed by a governmental antitrust entity enjoining or otherwise prohibiting the completion of the merger, and no willful and material breach by Monsanto of certain of its obligations under the merger agreement has contributed materially and substantially to the entry or occurrence of such order; or

•	if the merger agreement is terminated by Monsanto or Bayer because the merger has not been completed by the outside date and, at the time of the termination, (1) one or more of the conditions to closing relating to antitrust or CFIUS approvals, consents or expirations of waiting periods and the absence of certain laws, orders and injunctions are not satisfied, (2) all other conditions to closing have been satisfied or waived or were capable of being satisfied if the closing had taken place and (3) no willful and material breach by Monsanto of certain of its obligations under the merger agreement has contributed materially and substantially to the failure to be satisfied of all or any of the conditions listed in clause (1).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a shareowner of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this proxy statement?

A:	On September 14, 2016, the Company entered into a merger agreement providing for Bayer to acquire the Company in a merger for a price of $128.00 per share in cash, without interest. You are receiving this proxy statement in connection with the solicitation of proxies by the Monsanto board of directors in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held at [ ], on [ ], at [ ] a.m. local time (including any adjournment or postponement thereof, the “special meeting”).

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Monsanto common stock as of the close of business on [ ], the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. Each share of Monsanto common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Q:	How do I attend the special meeting?

A:	If you plan to attend the special meeting in person, you must provide proof of ownership of Monsanto common stock as of the record date, such as an account statement indicating ownership on that date, and a form of personal identification for admission to the meeting. If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

If you anticipate needing assistance to participate in the meeting due to a disability, we would appreciate it if you would please notify us by [            ], so we may be better prepared to assist you. Please contact [     ] and provide information about the assistance you will need.

For safety and security reasons, Monsanto will not allow anyone to bring large bags, briefcases or packages into the meeting room, or to record or photograph the meeting.

Q:	How many shares are needed to constitute a quorum?

A:	A quorum will be present if holders of a majority of the voting power of the shares of capital stock of the Company issued and outstanding and entitled to vote at the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time (subject to the terms of the merger agreement) until a quorum is obtained.

As of the close of business on [            ], the record date for the special meeting, there were [            ] shares of common stock outstanding.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of Monsanto shareowners is required to adopt the merger agreement?

A:	Adoption of the merger agreement requires the vote of a majority of the shares of common stock outstanding at the close of business on the record date for the special meeting “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What vote of Monsanto shareowners is required to approve the other proposals to be voted upon at the special meeting?

A:	Each of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of a majority of the votes cast with respect to that proposal.

An abstention with respect to either proposal, or a failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), will have no effect on these proposals (assuming, in the case of a failure to vote, that a quorum is present).

Q:	How does the Monsanto board of directors recommend that I vote?

A:	The Monsanto board of directors unanimously recommends that Monsanto shareowners vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•	“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that the Monsanto board of directors considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger (Proposal 1) — Reasons for the Merger; Recommendation of the Monsanto Board of Directors.” In addition, in considering the recommendation of the Monsanto board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Monsanto shareowners generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	How do Monsanto’s directors and officers intend to vote?

A:	We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting.

Q:	When is the merger expected to be completed?

A:	As of the date of this proxy statement, we expect to complete the merger by the end of 2017. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described in this proxy statement and include various regulatory clearances and approvals, and it is possible that the merger will not be completed until a later time, or at all. There may be a substantial amount of time between the special meeting and the completion of the merger. After the requisite company vote is obtained, the Monsanto board of directors will not have the right to terminate the merger agreement in order to accept any alternative acquisition proposal. We expect to complete the merger promptly following the receipt of all required approvals.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the Company’s shareowners, or if the merger is not completed for any other reason, the Company’s shareowners will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that either Monsanto or Bayer terminates the merger agreement, then, in certain specified circumstances, Monsanto may be required to pay Bayer a termination fee in an amount equal to $1.85 billion or Bayer may be required to pay Monsanto a termination fee in an amount equal to $2 billion. Furthermore, if the merger agreement is terminated by either Monsanto or Bayer because the requisite company vote has not been obtained, Monsanto will be required to pay to Bayer all of the reasonable and documented out-of-pocket expenses incurred by Bayer and Merger Sub in connection with the merger agreement, the financing and the other transactions contemplated by the agreement in an amount not to exceed $150 million (which amount will be deducted from the amount of any company termination fee owed or payable). See the section entitled “The Merger Agreement — Company Termination Fee; Expense Reimbursement.”

Q:	What will happen if shareowners do not approve the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger?

A:	The inclusion of this proposal is required by the rules of the Securities and Exchange Commission (“SEC”); however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by shareowners and will not be binding on the Company or Bayer. If the merger agreement is adopted by the Company’s shareowners and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if shareowners fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to, and you should, read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of common stock you own.

Voting in Person

Shareowners of record will be able to vote in person at the special meeting. If you are not a shareowner of record but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

It is not necessary to attend the special meeting in order to vote your shares. To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Attending the meeting in person does not itself constitute a vote on any proposal.

Shares of Common Stock Held by Record Holder

You can also ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;

•	telephone, by using the toll-free number 1-800-690-6903; or

•	the Internet, at www.proxyvote.com.

The telephone and Internet voting facilities for shareowners of record, but not including shares held in our Savings and Investment Plan (“SIP”) (which are described below), will close at 11:59 p.m. Eastern Time on [            ].

If you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal, your proxy will be voted “FOR” (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (3) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

We encourage you to vote by proxy even if you plan on attending the special meeting.

A failure to vote or an abstention will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. A failure to vote or an abstention will have no effect on the other two proposals (assuming, in the case of a failure to vote, that a quorum is present).

Shares of Common Stock Held in “Street Name”

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted on any of the proposals, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement and no effect on the other two proposals.

Shares of Common Stock Held through the Company’s SIP

If you hold your shares through the Company’s Savings and Investment Plan (“SIP”), you will receive voting instructions from the trustee of the SIP, as described below.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a shareowner of record, you may revoke your proxy by notifying the Company’s Secretary in writing to the Company in care of the Corporate Secretary at Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by submitting a new proxy by telephone, the Internet or mail, in each case, in accordance with the instructions on the enclosed proxy card and dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person; however, simply attending the special meeting will not cause your proxy to be revoked. Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. If you hold your shares through the SIP, you should follow the instructions from the custodian of the applicable plan to revoke your prior voting instructions.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:	The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of common stock outstanding on the record date, not just the shares that are voted. If you do not vote, or abstain from voting, on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The requisite number of shares to approve the other two proposals is based on the total number of votes cast with respect to those proposals. If you do not vote or abstain from voting, it will have no effect on the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting (assuming, in the case of a failure to vote, that a quorum is present).

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different shareowner (that is, your custodial bank, broker or other financial nominee) than any shares of common stock you hold of record, any shares of common stock held in “street name” will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the special meeting, you should read carefully any proxy materials received and follow the instructions included therewith.

Q:	What if I participate in the Monsanto Savings and Investment Plan?

A:	If you participate in a Monsanto stock fund under the SIP and have shares of our common stock associated with your account on the record date, you will receive an electronic notice unless you opted to receive paper copies of the proxy materials. The electronic notice will contain voting instructions for all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate electronic notice for the shares associated with your SIP account.

Shares of common stock in the SIP will be voted by The Northern Trust Company (“Northern”) as trustee of the SIP. SIP participants in a Monsanto stock fund should submit their voting instructions to Northern by using the toll-free telephone number, indicating their instructions over the Internet or submitting an executed proxy card.

Voting instructions regarding SIP shares must be received by 11:59 p.m., Eastern Time, on [            ], and all telephone and Internet voting facilities for plan shares will close at that time. You can revoke your voting instructions for shares held in our SIP prior to such time by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Northern.

All voting instructions from SIP participants will be kept confidential. If you do not timely submit voting instructions, the shares allocated to you, together with unallocated shares, will be voted in accordance with the pro-rata vote of the participants who did provide instructions.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of common stock are voted.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger. Consequently, if you transfer your shares of common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for shareowners entitled to vote at the special meeting is earlier than the completion of the merger. If you transfer your shares of common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareowners reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareowner continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Where can I find more information about Monsanto?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Morrow Sodali, which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger, at the telephone numbers, email address or address below, or the Company at the telephone number or address listed below.

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms Call: (203) 658-9400

Shareowners Call Toll Free: (800) 662-5200

Email: MON.info@morrowsodali.com

or

Monsanto Company

c/o Corporate Secretary

St. Louis, Missouri 63167

(314) 694-1000

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include forward-looking statements. Forward-looking statements include any statement that is not based on historical fact, including statements containing the words “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate” or “continue,” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Monsanto assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the failure to obtain the requisite company vote;

•	the possibility that the closing conditions to the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

•	delay in closing the transaction or the possibility that the transaction may not be completed;

•	the occurrence of any event that could give rise to termination of the merger agreement;

•	risks related to the disruption of the transaction to Monsanto and its management;

•	limitations placed on Monsanto’s ability to operate its business under the merger agreement;

•	the effect of announcement of the transaction on Monsanto’s ability to retain and hire key personnel and maintain relationships with customers, suppliers, regulators and other third parties;

•	the risk that shareowner litigation in connection with the merger may affect the timing or occurrence of the merger or result in significant costs of defense, indemnification and liability, and risks associated with other litigation relating to the Company’s business;

•	risks relating to competition in the industries in which the Company operates;

•	challenges to the Company’s ability to protect its intellectual property rights;

•	fluctuations in commodities markets and in the availability and prices of raw materials;

•	regulations affecting the Company’s biotechnology, products and research and manufacturing processes;

•	actual or perceived public understanding and acceptance of the Company’s biotechnology and other agricultural products;

•	risks relating to the development and commercialization of the Company’s pipeline products;

•	adverse outcomes in legal proceedings and the outcome of contingencies;

•	changes in domestic or international economic, political and market conditions;

•	risks associated with operations in foreign markets;

•	interruption, failure or compromise of Monsanto’s information systems;

and other risks detailed in our filings with the SEC, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2016, and in the Company’s Quarterly Reports on Form 10-Q and other documents filed by Monsanto with the SEC after the date thereof. See the section entitled “Where You Can Find Additional Information.”

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE COMPANIES

Monsanto Company

Monsanto is a Delaware corporation. Monsanto is a leading global agriculture company, committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops – such as corn, soybeans, and cotton – that help farmers have better harvests while using water and other important resources more efficiently. Our more than 20,000 dedicated employees work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. Monsanto’s shares are traded on the NYSE under the symbol “MON.”

Monsanto’s principal executive offices are located at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, and its telephone number is (314) 694-1000.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information.”

Bayer Aktiengesellschaft

Bayer is a German stock corporation. Founded in 1863, Bayer is the publicly listed parent company of the Bayer group of companies, a global enterprise with core competencies in the Life Science fields of health care and agriculture. Bayer is committed to the principles of sustainable development and to its social and ethical responsibilities as a corporate citizen. In fiscal year 2015, the Bayer group of companies employed around 117,000 people and had sales of EUR 46.3 billion. Bayer trades on all German stock exchanges.

Bayer’s principal executive offices are located at Kaiser-Wilhelm-Allee 1, 151368 Leverkusen, Germany, and its telephone number is +49 214 30-1.

KWA Investment Company

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Bayer that will function as the merger subsidiary in the merger. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Bayer’s acquisition of Monsanto. Upon completion of the merger, Merger Sub will merge with and into Monsanto and will cease to exist.

Merger Sub’s principal executive offices are located at Kaiser-Wilhelm-Allee 1, 151368 Leverkusen, Germany, and its telephone number is +49 214 30-1.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareowners as part of the solicitation of proxies by the Monsanto board of directors for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s shareowners with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareowners as part of the solicitation of proxies by the Monsanto board of directors for use at the special meeting to be held at [                    ], on [                     ], at [        ] a.m. local time, or at any adjournment or postponement thereof.

For information regarding attending the meeting, please see “The Special Meeting — Voting; Proxies; Revocation — Attendance.”

Purposes of the Special Meeting

At the special meeting, Monsanto shareowners will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, dated as of September 14, 2016, by and among the Company, Bayer and Merger Sub;

•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger”; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Our shareowners must adopt the merger agreement for the merger to occur. If our shareowners fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a shareowner may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Bayer. Accordingly, if the merger agreement is adopted by the Company’s shareowners and the merger is completed, the merger-related compensation may be paid to the Company’s executive officers even if the shareowners fail to approve the proposal.

Monsanto does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

This proxy statement and the enclosed form of proxy are first being mailed to our shareowners on or about [                    ].

Record Date and Quorum

The holders of record of Monsanto common stock as of the close of business on [            ], the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, [            ] shares of common stock were outstanding.

The presence at the special meeting, in person or represented by proxy, of the holders a majority of the voting power of the shares of capital stock of the Company issued and outstanding and entitled to vote at the special meeting at the close of business on the record date will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the merger, Monsanto shareowners holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of each of the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of a majority of the votes cast with respect to those proposals by the holders of shares entitled to vote thereon, present in person or represented by proxy. An abstention with respect to either proposal, or a failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have no effect on these proposals (assuming, in the case of a failure to vote, that a quorum is present).

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company were entitled to vote approximately [            ] shares of common stock, or approximately [    ]% of the shares of common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [                    ], the record date, including shareowners of record and beneficial owners of common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting.

To attend the special meeting in person, you must provide proof of ownership of Monsanto common stock as of the record date, such as an account statement indicating ownership on that date, and a form of personal identification for admission to the meeting. If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

If you anticipate needing assistance to participate in the meeting due to a disability, we would appreciate it if you would please notify us by [            ], so we may be better prepared to assist you. Please contact [     ] and provide information about the assistance you will need.

For safety and security reasons, Monsanto will not allow anyone to bring large bags, briefcases or packages into the meeting room, or to record or photograph the meeting.

Voting in Person

Shareowners of record will be able to vote in person at the special meeting. If you are not a shareowner of record, but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. Attending the meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a shareowner of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement and, assuming a quorum is present, will not affect the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the vote regarding the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Shares of Common Stock Held in “Street Name”

If your shares of common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of the NYSE, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of Monsanto common stock not being present at the meeting and not being voted on any of the proposals. Consequently, there cannot be any broker non-votes occurring in connection with any of the proposals at the special meeting.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a shareowner of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering a written notice of revocation by mail to the Company in care of the Corporate Secretary at Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. If you hold your shares through the SIP, you should follow the instructions from the trustee of the SIP to revoke your prior voting instructions.

Abstentions

An abstention occurs when a shareowner attends a meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved.

Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. The requisite number of shares to approve the other two proposals is based on the total number of votes cast with respect to those proposals. If you abstain from voting, it will have no effect on the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger or the proposal regarding adjournment of the special meeting.

Solicitation of Proxies

The Monsanto board of directors is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Monsanto’s outstanding common stock. The Company has retained Morrow Sodali, a proxy solicitation firm, to assist the Monsanto board of directors in the solicitation of proxies for the special meeting, and we expect to pay Morrow Sodali approximately $65,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by Morrow Sodali or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by the Company’s shareowners and the other conditions to the closing of the merger are satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Bayer.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of common stock issued and outstanding immediately before the effective time (other than shares owned by Bayer, Merger Sub or any other direct or indirect wholly owned subsidiary of Bayer, shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties, and shares that are owned by shareowners who have properly demanded and not withdrawn a demand for, or lost their right to, appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive the merger consideration of $128.00 per share in cash, without interest. The merger consideration is subject to required withholding taxes.

The Company’s common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “MON.” As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by Bayer. Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to its common stock in accordance with applicable law, rules and regulations.

Background of the Merger

Monsanto’s management and board of directors regularly review the Company’s performance, strategy, competitive position, opportunities and prospects in light of the current business and economic environments, as well as developments in the agriculture industry and the opportunities and challenges facing participants in that industry. These reviews have included consideration by Monsanto’s management and board of directors, and discussions with industry participants from time to time, of potential strategic alternatives, including acquisitions, joint ventures and business combinations or other strategic transactions, as well as remaining an independent standalone company.

Over the last several years, Monsanto, as a global leader in agriculture, has pursued a strategic agenda to develop integrated solutions for farmers with comprehensive and complementary product portfolios based on innovative technology platforms. In furtherance of this strategic agenda, Monsanto acquired The Climate Corporation, a leading data science company with expertise in agriculture analytics and risk management, in November 2013, and pursued several efforts to acquire Syngenta AG, a major Swiss agricultural company, over the last few years.

On April 18, 2015, Monsanto made a written proposal to the board of directors of Syngenta to acquire Syngenta for 449 CHF per share, which contemplated consideration consisting of approximately 45% cash and 55% common shares of the combined company. Monsanto believed that the transaction would result in a combined company that would be positioned to deliver a comprehensive suite of integrated solutions to farmers around the world and to accelerate technological innovation, including through precision agriculture and advanced research and development capabilities. On April 30, 2015, Syngenta sent a written response rejecting Monsanto’s proposal and declining to engage with Monsanto with respect to its proposal. Following media reports that Monsanto had made a proposal to acquire Syngenta, on May 8, 2015, Syngenta publicly announced that the Syngenta board of directors had rejected the Company’s proposal. Over the next several months, Monsanto sought to engage with Syngenta on its acquisition proposal, and on August 18, 2015, Monsanto communicated a revised proposal increasing the total value of its proposal to 470 CHF per share. Syngenta’s board of directors rejected Monsanto’s revised proposal and continued to be unwilling to negotiate with Monsanto. As a result, Monsanto announced on August 26, 2015 that it was no longer pursuing its proposed combination with Syngenta.

On December 11, 2015, The Dow Chemical Company and E. I. du Pont de Nemours and Company announced that their boards of directors had unanimously approved a definitive agreement under which the companies would combine in an all-stock merger of equals. The combined company would then subsequently pursue a separation of the combined company into three independent, publicly traded companies.

On December 17, 2015 and January 21, 2016, in furtherance of pursuing its strategic agenda, Mr. Hugh Grant, Chairman and Chief Executive Officer of the Company, met with the principal executive officer of a company with operations in the agricultural industry (which we refer to as “Company A”), during which they discussed their respective interests in potential strategic alternatives.

On February 3, 2016, Syngenta announced that China National Chemical Corporation had agreed to acquire Syngenta for $465.00 per share, plus the payment of a special dividend of 5 CHF per share.

On February 23, 2016, representatives of Monsanto and Company A met to discuss potential ways to consider combining their agricultural businesses. On March 4 and March 20, 2016, Mr. Grant and the principal executive officer of Company A met and engaged in further discussions regarding potential strategic alternatives, including possibly combining their respective agricultural businesses in a transaction in which Monsanto’s shareowners would receive cash and stock of the combined agricultural company.

On February 24, 2016, Bayer announced that Mr. Werner Baumann would succeed Mr. Marijn Dekkers as Chief Executive Officer and Chairman of the board of management of Bayer (“Board of Management”). The following month, Mr. Grant contacted Mr. Dekkers to schedule a meeting in April for Mr. Grant to thank Mr. Dekkers for his long history of business relationship with the Company and to be introduced to the incoming principal executive officer of Bayer.

On March 19, 2016, Mr. Grant met with the principal executive officer of a company with operations in the agricultural industry (which we refer to as “Company B”), during which they discussed their respective interests in potential strategic alternatives.

On April 15, 2016, Mr. Liam Condon, Head of the Crop Science Division of Bayer, and Mr. Brett D. Begemann, President and Chief Operating Officer of the Company, attended a meeting of the board of Crop Life International, an association of large international agriculture companies. At this meeting, Mr. Condon told Mr. Begemann that Mr. Grant should not expect to discuss business issues at the April 18, 2016 meeting because Mr. Baumann would not become Bayer’s Chairman of the Board of Management until May 1, 2016.

On April 18, 2016, Mr. Grant met with Messrs. Dekkers and Baumann at Bayer’s headquarters in Leverkusen, Germany. At this meeting, the executives discussed their respective general visions for their companies, the agriculture industry and the complementary aspects of the agricultural businesses of Monsanto and Bayer.

On May 1, 2016, Mr. Baumann officially succeeded Mr. Dekkers as Chief Executive Officer and Chairman of the Board of Management of Bayer, and in connection with that succession, Messrs. Grant and Baumann agreed to schedule a meeting for May 10, 2016. The principal purposes of the meeting from Monsanto’s perspective were to introduce Mr. Baumann to Monsanto’s senior management and provide Bayer’s management with a tour of Monsanto’s research facility in Chesterfield, Missouri, as well as to discuss possible marketing or similar arrangements between the companies.

On May 10, 2016, Messrs. Grant and Begemann and Dr. Robert T. Fraley, Executive Vice President and Chief Technology Officer of the Company, met with Messrs. Baumann and Condon. During the course of this meeting, Mr. Baumann delivered to and discussed a letter with Mr. Grant proposing a transaction in which Bayer would acquire all of Monsanto’s outstanding common stock for $122.00 per share in cash. The letter indicated that the proposed transaction would not be subject to a financing condition and that Bayer was confident that it would be able to secure financing commitments and obtain regulatory approvals, but did not provide further assurances regarding those matters. Mr. Grant advised Mr. Baumann that he would review Bayer’s proposal with the Monsanto board of directors and the Company’s legal and financial advisors. Following the conclusion of the meeting, Mr. Grant promptly informed Mr. Robert J. Stevens, lead independent director of Monsanto, and Mr. Jon R. Moeller, the chair of the audit and finance committee of the Monsanto board of directors, of the proposal.

During the two weeks following Bayer’s initial proposal, Messrs. Grant and Baumann had several conversations regarding Bayer’s proposal and Monsanto’s timing for consideration by its board of directors. In these conversations, Mr. Baumann reiterated Bayer’s commitment to complete an acquisition of the Company and expressed a desire to move forward on a relatively rapid timetable.

Beginning in the evening of May 11, 2016 and the early morning of May 12, 2016, news sources published stories regarding the consideration or purported consideration by Bayer and other parties of potential business combination transactions involving Monsanto.

On May 13, 2016, the Monsanto board of directors held a telephonic special meeting with the attendance of members of management and representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), outside counsel to the Company. During this meeting, Mr. Grant informed the board of directors of Bayer’s proposal and indicated that the Company was currently evaluating the proposal and potential alternatives with its legal and financial advisors, and that these matters would be reviewed with the board of directors at an upcoming meeting.

In response to media reports, on May 18, 2016, Monsanto issued a press release disclosing that it had received an unsolicited, non-binding proposal from Bayer to acquire the Company, subject to due diligence, regulatory approvals and other conditions. The Company announced that the Monsanto board of directors was reviewing the proposal. Following the Company’s release, Bayer issued a press release confirming that it had made a proposal to the Company.

On May 19, 2016, Mr. Grant held a conversation with the principal executive officer of Company A. During those discussions, the principal executive officer of Company A expressed his continuing interest in engaging in a potential strategic transaction with Monsanto.

On May 23, 2016, Bayer issued a press release and related Bayer investor materials confirming its offer to acquire Monsanto and providing further details regarding its proposal, including the proposed price of $122.00 per share and Bayer’s debt and equity financing plans to finance the purchase.

Also on May 23, 2016, the Monsanto board of directors held an in-person special meeting, together with management and the Company’s advisors, including representatives of Wachtell Lipton, Debevoise & Plimpton LLP, special counsel to the Monsanto board of directors (“Debevoise”), and Morgan Stanley & Co. LLC (“Morgan Stanley”) and Ducera Securities LLC (“Ducera”), the Company’s financial advisors. Management reviewed with the board of directors a summary of the terms of Bayer’s proposal, noting that it did not address certain fundamental terms of a potential transaction, including regulatory and financing matters. Management also discussed other strategic alternatives potentially available to the Company, including remaining a standalone company. In addition, management provided an updated long range plan through fiscal year 2021, an extended forecast through fiscal year 2025 and expectations for the Company’s business and financial performance in the current fiscal year, as well as a review of the current industry environment. The updated long range plan reduced projections for the Company’s financial results in fiscal years 2016 through 2020 compared to the long range plan presented to and reviewed with the board of directors in September 2015 based on, among other things, the continued downturn in the agriculture industry, lower corn, soy and other commodities prices, changes in currency rates, glyphosate pricing trends and ongoing industry consolidation. Management also presented a long range plan contingency case that reflected lower revenue growth assumptions in fiscal years 2022 through 2025 driven by a reduced ability to realize targeted research and development returns, leading to lower research and development spending as well as lower sales, general and administrative expenses than the extended long range plan forecast. See “The Merger (Proposal 1) — Certain Monsanto Unaudited Prospective Financial Information.” A representative of Debevoise advised the board of directors of its fiduciary obligations, and a representative of Wachtell Lipton discussed potential tactics that Bayer could pursue if it determined to attempt a hostile takeover of the Company. In addition, representatives of Morgan Stanley presented an analysis of the Bayer proposal and certain potential strategic alternatives, as well as Morgan Stanley’s preliminary valuation analysis of the Company. Representatives of Ducera presented Ducera’s preliminary valuation analysis of the Company. At the meeting, each of Morgan Stanley and Ducera advised the Monsanto board of directors of its oral opinion that the $122.00 per share proposed by Bayer was inadequate from a financial point of view and discussed with the board of directors the risks presented by the proposal as it related to regulatory and financing matters. Following substantial discussion, the Monsanto board of directors unanimously determined that the $122.00 per share price proposed by Bayer was financially inadequate and the proposal failed to provide sufficient transaction certainty regarding regulatory and financing risks. The board of directors directed management to convey its determination to Bayer and to engage with Bayer to obtain clarification on certain points regarding its proposal. The board of directors also directed management to prepare additional analyses of the Company’s long range plan and its standalone alternatives.

Following the meeting of the Monsanto board of directors, Mr. Grant contacted Mr. Baumann to inform him that the Monsanto board of directors had determined that the Bayer proposal was inadequate, and, on May 24, 2016, the Company issued a press release disclosing this determination, but also indicating that Monsanto remained open to continued and constructive conversations with Bayer to assess whether a transaction in the best interest of the Company’s shareowners could be achieved. In response to the Company’s press release, Bayer issued a press release on May 24, 2016 in which Bayer announced that it looked forward to constructive discussions with Monsanto and was confident that it would be able to address financing and regulatory matters related to the proposed transaction.

On May 25, 2016, Mr. Grant transmitted a letter to Messrs. Baumann and Condon that restated Monsanto’s rejection of the proposed transaction and raised issues regarding transaction financing, regulatory certainty and valuation matters.

On May 28, 2016, Mr. Grant received a letter in which Bayer reiterated its proposed price of $122.00 per share, informed Monsanto that Bayer had fully negotiated a syndicated loan facility agreement with two financing banks that would provide the entire transaction financing and arranged for three additional financing banks to co-underwrite the syndicated loan facility agreement along with the two lead financing banks, provided a copy of a “highly confident” letter from these two banks, and stated that Bayer would commit to divest certain assets if required to obtain regulatory approvals.

On June 6, 2016, Mr. Baumann contacted Mr. Grant to propose that Bayer and Monsanto engage in further discussions regarding Bayer’s proposal. Mr. Grant informed Mr. Baumann that the Monsanto board of directors would be evaluating Bayer’s latest proposal at its upcoming meeting, and he would advise Mr. Baumann of the determination of the board of directors following that meeting.

On June 7, 2016, Mr. Grant met in person with the principal executive officer of Company A, during which they discussed potential strategic transactions.

On June 9 and 10, 2016, the Monsanto board of directors held an in-person regularly scheduled meeting, which management and representatives of the Company’s legal and financial advisors attended. At the meeting, a representative of Debevoise advised the board of directors of its fiduciary obligations and a representative of Wachtell Lipton discussed certain issues in Bayer’s proposed transaction, including relating to transaction certainty. In response to a request from the board of directors, management provided additional preliminary information regarding the expected value to the Company and its shareowners of a range of potential standalone alternatives. Management also informed the board of directors that the Company had received feedback from or was aware of the views of certain shareowners of the Company, and that many shareowners believed the Bayer proposal was inadequate, but that they generally wanted the Company to engage further with Bayer to determine whether a transaction in the best interests of shareowners could be achieved. Representatives of Morgan Stanley and Ducera discussed a large number of potential strategic alternatives available to the Company, which included, among other things, significant strategic transactions with other industry participants and potential actions the Company could take as a standalone company. They informed the board of directors that each of Morgan Stanley’s preliminary valuation analysis and Ducera’s preliminary valuation analysis indicated that there did not appear to be any single actionable standalone alternative that was likely to result in greater shareowner value in the near term than the value reflected in the Bayer proposal, although representatives of Morgan Stanley and Ducera recommended engaging in discussions with other potential counterparties regarding significant strategic transactions to determine if an actionable alternative in the best interests of the Company’s shareowners was achievable. Representatives of Morgan Stanley and Ducera also presented each firm’s preliminary valuation analysis. Management and a representative of Wachtell Lipton discussed regulatory considerations relating to Bayer’s proposed transaction and presented an analysis of contractual terms pertaining to regulatory matters in precedent large transactions, including regulatory reverse termination fees payable by the bidder if the parties were unable to obtain regulatory approvals for the transaction. A representative of Wachtell Lipton also discussed the potential process and outcome if Bayer determined to pursue a hostile tender offer. At the conclusion of the meeting, it was the unanimous view of the Monsanto board of directors that the $122.00 per share proposed by Bayer remained inadequate and that the board of directors had not determined to sell the Company, but management was authorized to engage in further exploration of potential strategic alternatives that could enhance shareowner value, including engaging in discussions with Bayer regarding its proposal, as well as discussions with other parties in the agricultural industry. The board of directors also directed management to provide interim updates to the audit and finance committee of the board of directors, as appropriate, between regularly scheduled meetings of the board of directors.

On June 16, 2016, Mr. Grant and a representative of Morgan Stanley met with the principal executive officer and another representative of Company A, during which Company A made a preliminary proposal to Monsanto to combine their respective agricultural businesses in a transaction in which Monsanto’s shareowners would receive cash and stock of the combined agricultural company. On June 20, 2016, Monsanto entered into a confidentiality agreement with Company A, and a representative of Morgan Stanley spoke to a representative of Company A regarding potential further exploration of its preliminary proposal.

On June 20, 2016, a representative of Morgan Stanley spoke to the principal executive officer of a company with operations in the agriculture industry (which we refer to as “Company C”). The discussion was on the potential for a strategic transaction involving Monsanto and Company C.

On June 21, 2016, Messrs. Grant and Baumann met at Mr. Baumann’s request to discuss Bayer’s proposal. Mr. Baumann advised that Bayer would not consider increasing its price unless it first had access to due diligence to support a higher value. Mr. Grant stated that the board of directors had rejected $122.00 per share as inadequate, and for Bayer to move to due diligence Monsanto would need to have a higher price and greater deal certainty beyond a commitment to divest specific assets, including a reverse termination fee. Mr. Baumann said Bayer was willing to walk away if the parties could not reach agreement on price. Mr. Grant advised Mr. Baumann that Monsanto was engaged in discussions with other parties on potential strategic alternatives. Mr. Grant discussed the continuing near-term headwinds facing Monsanto and the agriculture industry generally, but confirmed with Mr. Baumann that Bayer was focused on long-term value. They agreed to have their respective financial advisors engage in discussions to focus on the particular due diligence areas that might help Bayer increase its price. Mr. Baumann said he would consider the concerns raised by Mr. Grant, including the possibility of including a reverse termination fee that would be payable by Bayer.

On June 22, 2016, Company A furnished information to Monsanto relating to the estimated synergies and corporate governance matters relating to its proposal. Over the next five days, Monsanto and Company A exchanged questions and responses to clarify Company A’s proposal, including expected synergies and governance and tax matters. The parties then agreed to meet in person on July 8, 2016 to discuss these issues further.

On June 23, 2016, Mr. Michael Frank, Senior Vice President, Chief Commercial Officer of the Company, met with the principal executive officer of Company B, at which time they discussed the potential for a strategic transaction involving Monsanto and Company B.

On June 25, 2016, a representative of Morgan Stanley spoke to a representative of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), a financial advisor to Bayer, to discuss value, deal certainty issues and transaction process. They also discussed Bayer’s primary areas of focus for due diligence that could affect Bayer’s views on price.

On June 27, 2016, the audit and finance committee of the Monsanto board of directors held a telephonic meeting, during which Mr. Grant provided an update regarding discussions with Bayer, Company A and Company B.

On June 28, 2016, a representative of Morgan Stanley spoke to a representative of BofA Merrill Lynch to continue the financial advisors’ discussion regarding value, deal certainty issues and transaction process.

On June 29, 2016, Monsanto announced its financial results for its third quarter of fiscal year 2016, and advised that it expected its full fiscal year 2016 results to be at the low end of its prior guidance due to continuing headwinds in the agriculture industry.

On July 1 and 7, 2016, Messrs. Grant and Baumann held telephonic conversations during which they did not make progress on price or deal certainty issues.

On July 7 and 13, 2016, representatives of Monsanto’s management, Monsanto’s legal and tax advisors and Morgan Stanley met with representatives of Company A’s management and its financial and legal advisors, during which they discussed Company A’s preliminary proposal, including matters relating to potential synergies, transaction structuring and process, tax considerations and corporate governance matters.

On July 8, 2016, Mr. Baumann contacted Mr. Grant to inform him that he was authorized to revise Bayer’s proposal to increase the per-share purchase price to $125.00 and to include a reverse termination fee of $1.5 billion, following verbal guidance Mr. Baumann received regarding Monsanto’s Digital Ag opportunities. Following his discussion with Mr. Baumann, Mr. Grant provided an update to the audit and finance committee of the Monsanto board of directors.

On July 9, 2016, Mr. Grant received a letter that described Bayer’s revised proposal on price and reverse termination fee. The letter also indicated that five financing banks were prepared to enter into a syndicated loan facility agreement to provide Bayer with committed financing for the transaction, but the letter did not indicate that Bayer was willing to broaden its regulatory commitment beyond divesting certain specified assets if required to obtain regulatory approvals for the transaction.

On July 11, 2016, a representative of Morgan Stanley spoke with a representative of Company A to discuss Company A’s proposal to encourage Company A to clarify certain terms regarding structure, governance and value.

On July 13, 2016, Messrs. Grant and Baumann held a telephonic conversation during which they discussed potential next steps for further engagement regarding a potential transaction in light of Bayer’s revised proposal. During this discussion, Mr. Baumann requested access to due diligence information regarding, among other things, the Company’s financial performance, potential synergies and Monsanto’s technology pipeline.

On July 14, 2016, Monsanto issued a press release disclosing that it had received a revised, non-binding proposal from Bayer to acquire the Company, which would be reviewed by the Monsanto board of directors, and Bayer issued a press release disclosing the details of its revised proposal and reaffirming its full commitment to pursuing the transaction.

On July 15, 2016, a representative of Morgan Stanley spoke with a representative of Company A to encourage Company A to improve its proposal to offer greater value to Monsanto shareowners in order to make the proposal competitive with Bayer’s public proposal.

Also on July 15, 2016, the Monsanto board of directors held a telephonic special meeting, together with management and representatives of its legal and financial advisors. Mr. Grant provided an update to the board of directors regarding discussions with Bayer, Company A and Company B. Mr. Grant recommended that the board of directors authorize management to provide limited due diligence to Bayer, including a management presentation, to enable Bayer to consider improving its offer, while continuing to engage with Company A and Company B. Representatives of Morgan Stanley presented Morgan Stanley’s revised preliminary valuation analysis, which Morgan Stanley had updated to reflect the Company’s financial results for the third quarter of its current fiscal year, and noted that the increased price proposed by Bayer resulted in limited changes to the analysis previously discussed with the board of directors. Representatives of Morgan Stanley and Ducera advised the board of directors of their respective oral opinions that Bayer’s proposed $125.00 per share price was financially inadequate. In addition, management and the Company’s legal advisors discussed transaction certainty, including regulatory considerations, relating to Bayer’s revised proposal. Following this discussion, the board of directors unanimously rejected the revised Bayer proposal, but authorized management to commence a due diligence process with Bayer in order to provide information to Bayer that might facilitate a further price increase.

Later on July 15, 2016, Mr. Grant contacted Mr. Baumann to inform him that the Monsanto board of directors had rejected Bayer’s revised proposal, but had authorized management to provide certain due diligence information to Bayer, including a management presentation. During the following days, Monsanto and Bayer and their respective legal and financial advisors negotiated the terms of a confidentiality agreement, including Monsanto’s proposal for a standstill provision with a three-month duration.

Also on July 15, 2016, Mr. Grant and the principal executive officer of Company A held a conversation during which they reviewed the status of discussions between Monsanto and Company A.

On July 16, 2016, a representative of Morgan Stanley spoke to representatives of BofA Merrill Lynch and Credit Suisse AG (“Credit Suisse”) to discuss transaction process, including due diligence matters, value and the confidentiality agreement under negotiation between Monsanto and Bayer.

On July 19, 2016, Monsanto issued a press release announcing that its board of directors unanimously viewed Bayer’s revised proposal as financially inadequate, but the Company remained open to continued and constructive conversations with Bayer and other parties to assess whether a transaction in the best interest of Monsanto shareowners could be realized. Following Monsanto’s release, Bayer issued a press release announcing that it looked forward to continued dialogue with Monsanto under an appropriate confidentiality agreement allowing access to additional information. Later that day, Monsanto and Bayer entered into a confidentiality agreement, which included a standstill provision that would apply until July 31, 2016.

On July 20, 2016, Mr. Frank and a representative of Morgan Stanley met with the principal executive officer and another representative of Company B, during which they continued to discuss potential strategic transactions. Monsanto previously had entered into a confidentiality agreement with Company B with respect to their discussions on July 12, 2016.

On July 22, 2016, representatives of the Company’s management and its legal and financial advisors met with representatives of Bayer’s management and its legal and financial advisors to provide a management presentation. Bayer’s representatives advised the Company’s representatives that Bayer would consider the information provided in the management presentation and follow up with the Company regarding its proposal after completing Bayer’s second quarter earnings call, which was held on July 27, 2016.

On July 30, 2016, Mr. Baumann contacted Mr. Grant to inform him that Bayer did not intend to increase its proposed transaction price following the management presentation. Mr. Grant responded that Monsanto’s board of directors had already rejected the $125.00 per share price previously proposed by Bayer as inadequate, and Bayer would have to increase its proposal in order for Monsanto to consider entering into a negotiated transaction. In addition, Mr. Grant explored whether it could be productive to advance the process if he and Mr. Stevens were to meet in person with Messrs. Baumann and Werner Wenning, Chairman of Bayer’s supervisory board (the “Supervisory Board”), to discuss price and regulatory certainty.

On July 31 and August 1, 2016, Mr. Frank and a representative of Morgan Stanley met with the principal executive officer of Company B, during which they continued to have preliminary discussions regarding potential strategic transactions.

On August 3, 2016, Mr. Grant and the principal executive officer of Company A held a conversation regarding Company A’s proposal, during which they discussed the possibility of providing management presentations the following week.

On August 3, 2016, the Monsanto board of directors held a telephonic special meeting, which was joined by representatives of its legal and financial advisors. Mr. Grant reviewed the status of discussions with Bayer, Company A and Company B, and discussed potential next steps. Following this update, the board of directors authorized Messrs. Grant and Stevens to meet with representatives of Bayer to discuss price and regulatory certainty.

On August 5, 2016, Messrs. Grant and Stevens met with Messrs. Baumann and Wenning to discuss certain key terms in a potential negotiated transaction. During the meeting, Messrs. Baumann and Wenning indicated that Bayer would be prepared to increase its proposed price to $126.50 per share. Later during the meeting, following further discussions, Messrs. Baumann and Wenning indicated that Bayer would be prepared to increase the proposed price to $127.50 per share. While Bayer’s representatives stated that Bayer was not prepared to increase its proposed $1.5 billion antitrust reverse termination fee, they indicated that Bayer would be prepared to commit to divest assets representing up to approximately 12% of Monsanto’s net sales in order to obtain antitrust approvals for the transaction.

Also on August 5, 2016, in response to Company B’s discussions of potential conceptual proposals at the prior meeting, representatives of Monsanto sent a draft non-binding preliminary term sheet for a potential strategic transaction involving an exchange of assets and securities to representatives of Company B.

On August 7, 2016, Mr. Grant discussed Company A’s proposed transaction with the principal executive officer of Company A. During this discussion, Mr. Grant advised the principal executive officer of Company A that its proposal was financially inadequate and raised significant governance concerns, and that Company A would need to address these matters in order for the Company to proceed with a transaction with Company A.

On August 8, 2016, the audit and finance committee of the Monsanto board of directors held a telephonic meeting, during which Mr. Grant provided an update regarding discussions with Bayer, Company A and Company B.

On August 9, 2016, Messrs. Grant and Baumann held a conversation, during which Mr. Grant requested that Mr. Baumann present Bayer’s latest proposal to the Company in writing.

On August 10, 2016, Mr. Grant received a letter from Mr. Baumann that confirmed a revised price of $127.50 per share, subject to completion of confirmatory due diligence. The letter also confirmed that Bayer would be willing to commit to divest assets representing up to approximately 12% of Monsanto’s net sales in order to obtain antitrust approvals for the transaction. The proposal continued to reflect an antitrust reverse termination fee of $1.5 billion.

The Monsanto board of directors held a regular meeting on August 11 and 12, 2016, with representatives of its legal and financial advisors in attendance. Management reviewed Bayer’s current proposal, including its increased $127.50 per share price and proposed regulatory commitments. Representatives of Morgan Stanley and Ducera discussed their updated valuation summaries of Bayer’s revised proposal. Management also discussed the Company’s long range plan, including sensitivity analyses that could affect long-term valuations. Management and Morgan Stanley also reviewed the status of the Company’s discussions with Company A, Company B and Company C. They provided an estimated trading value of Company A’s proposal of approximately $110 – $120 per Monsanto share, with the possibility for additional value over the long-term. They also noted that Company A’s proposal raised complex governance and other execution issues. Management and Morgan Stanley also reviewed the preliminary non-binding term sheet that Monsanto had provided to Company B relating to its current conceptual stage discussions. They noted that the principal executive officer of Company B had expressed a strong interest in pursuing a potential transaction with the Company, which could provide significant value to the Company’s shareowners. However, they cautioned that all material terms, including value, structure and timing, remained to be negotiated, and there was uncertainty whether any specific proposal would be made by Company B. The board of directors also reviewed standalone alternatives that the Company could consider in the event that it did not enter into a strategic transaction. Following substantial discussion, the board of directors authorized management to provide due diligence information to Bayer, while seeking to negotiate further the terms of a potential agreement, in particular with respect to transaction certainty. The board of directors also authorized management to continue to explore potential transactions with Company A and Company B.

On August 13, 2016, Mr. Grant contacted Mr. Baumann to inform him that the Monsanto board of directors had continuing concerns regarding Bayer’s proposal, including, among other things, with respect to transaction certainty, and had not accepted Bayer’s revised proposal, but had authorized management to engage with Bayer by providing confirmatory due diligence to Bayer. On August 14, 2016, Messrs. Grant and Baumann spoke again, during which they agreed to a process for Bayer to proceed with its due diligence investigation of the Company.

On August 14, 2016, Mr. Frank and a representative of Morgan Stanley met with the principal executive officer of Company B, during which they continued to have preliminary discussions regarding potential strategic transactions. The principal executive officer of Company B advised Monsanto that Company B would not be able to pursue the type of transaction outlined in the Company’s draft non-binding term sheet that the Company had provided on August 5, 2016, but was interested in discussing alternative transactions involving Company B transferring agriculture assets and cash to Monsanto in exchange for a substantial equity stake in Monsanto. The parties discussed potential ranges of terms and other provisions that could be part of such transactions, but no specific written proposal was made.

On August 15, 2016, Mr. Grant met with the principal executive officer of Company B, at which time they discussed Company B’s oral proposal for an exchange of assets and securities and possible transaction structures, although no written offer was transmitted.

On August 15, 2016, on behalf of Bayer, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), counsel to Bayer, provided an initial draft merger agreement to Wachtell Lipton, on behalf of Monsanto. The draft merger agreement provided, among other things, that the Monsanto board of directors would not be permitted to terminate the merger agreement prior to Monsanto’s shareowner vote on the Bayer transaction in order to enter into a transaction providing for a superior proposal, and that the Monsanto board of directors would only be permitted to change its recommendation in response to a proposal to acquire 100% of the Company in the context of a competing proposal.

On August 16, 2016, a representative of Morgan Stanley had a conversation with the principal executive officer of Company C regarding possible structures for a strategic transaction.

On August 18, 2016, legal advisors for Monsanto and Bayer met to discuss regulatory matters relating to the potential merger. During this meeting, Bayer’s advisors clarified that Bayer would be willing to commit to divest assets representing up to $1.6 billion of net sales (which was approximately 12% of Monsanto’s estimated fiscal year 2016 net sales) in order to obtain antitrust approvals for the transaction, which represented a significant increase from Bayer’s original proposal. Bayer’s advisors also indicated that Bayer wanted a separate, smaller limit that would provide that in no event would Bayer be obligated to divest certain types of assets above this smaller limit.

Beginning on August 19, 2016, Monsanto made available to Bayer and its legal and financial advisors due diligence information regarding the Company. From August 19, 2016 through September 12, 2016, Bayer and its representatives continued their due diligence investigations of Monsanto and its business, and from August 24, 2016 through September 13, 2016, Monsanto and Bayer, together with Sullivan & Cromwell and Wachtell Lipton, negotiated the merger agreement. During this time, following negotiation, Bayer agreed that the Monsanto board of directors would be permitted to terminate the merger agreement prior to Monsanto’s shareowner vote in specified circumstances relating to a superior proposal, and that a proposal to acquire more than 50% of the Company (and not merely proposals to acquire 100% of the Company) could constitute a superior proposal; however, Bayer required that the Company termination fee that Monsanto could be required to pay under certain circumstances, including in the event of a termination of the merger agreement because of a change of recommendation of the Monsanto board of directors, would be equal to the amount of the reverse termination fee that Bayer could be required to pay in other circumstances. In addition, during this time, Bayer also furnished Monsanto with a copy of its proposed financing documents, which contemplated financing for either a negotiated merger or an unsolicited tender offer for Monsanto common stock.

On August 22, 2016, Monsanto and Company B entered into an additional confidentiality agreement with respect to the exchange of information between the parties. Monsanto subsequently made available to Company B limited due diligence information regarding the Company.

On August 26 and 27, 2016, Mr. Grant and a representative of Morgan Stanley met with the principal executive officer of Company B to discuss further a range of potential strategic alternatives that had been reviewed at their prior meeting, but no specific proposal was made. The principal executive officer of Company B authorized Company B’s financial advisor to have further discussions with representatives of Morgan Stanley, which continued over the following two weeks.

On August 28, 2016, Mr. Grant had a conversation with the principal executive officer of Company C, during which they discussed potential strategic transactions. The principal executive officer of Company C expressed interest in potential strategic transactions involving Monsanto, but indicated that Company C was unlikely to pursue a transaction at such time.

On August 29, 2016, the principal executive officer of Company B informed Mr. Grant that, although Company B continued to be interested in potential transactions with Monsanto, Company B may not be able to propose or enter into a transaction with Monsanto at such time.

On September 1, 2016, Messrs. Grant and Baumann met and discussed a potential timeline to enter into and announce a transaction if a mutually agreed transaction could be achieved.

On September 3, 2016, a representative of Morgan Stanley held a discussion with a representative of Company B’s financial advisor regarding a possible strategic transaction.

On September 5, 2016, in response to media reports, Bayer issued a press release confirming that it was prepared to pay $127.50 per share only in connection with a negotiated transaction and announcing that it was in advanced discussions with Monsanto. Later that day, Monsanto issued a press release confirming Bayer’s revised proposal of $127.50 per share and announcing that it was continuing discussions with Bayer as it evaluated Bayer’s proposal and other strategic alternatives.

On September 6, 2016, Mr. Baumann and Mr. Grant held a telephonic discussion during which Mr. Baumann indicated that Bayer was prepared to make certain changes regarding its regulatory commitment, including an increased regulatory reverse termination fee of $1.7 billion and an increase in the separate, smaller limit that would apply to divestitures of certain assets.

On September 7, 2016, Mr. Baumann and Mr. Grant held a further discussion during which Mr. Grant encouraged Mr. Baumann to further improve its price and regulatory commitment. Mr. Baumann then communicated Bayer’s best and final offer of $128.00 per share, and increased its reverse termination fee from $1.7 billion to $2 billion.

On September 9, 2016, a representative of Morgan Stanley had a discussion with a representative of Company B’s financial advisor regarding possible structures for a strategic transaction.

Following further progress on negotiating the terms of the merger agreement over the next several days, Mr. Grant and Mr. Baumann spoke on September 10, 2016, during which Mr. Baumann indicated that Bayer would not be willing to increase the commitment to divest assets representing up to $1.6 billion of net sales in order to obtain regulatory approvals for the transaction but would eliminate the separate, smaller limit on divestitures of certain specified assets.

Later that day, following further negotiation, Bayer and the Company agreed that the Company termination fee that is payable in certain circumstances would be reduced from an amount equal to the parent termination fee (which was $2 billion) to $1.85 billion, and that the Company would agree to reimburse Bayer for up to $150 million of its expenses in the event the merger proposal failed to obtain Monsanto shareowner approval, provided that any expense reimbursement would be credited against any Company termination fee.

On September 11, 2016, Mr. Grant and a representative of Morgan Stanley met with the principal executive officer of Company B, during which the principal executive officer of Company B reiterated that, although Company B was strongly interested in pursuing a potential strategic transaction with Monsanto, it was not in a position to do so at that time.

On September 12, 2016, a representative of Morgan Stanley contacted a representative of Company A, who confirmed that Company A was not prepared to improve the terms of its previous proposal for a strategic transaction with Monsanto. Also on September 12, 2016, a representative of Morgan Stanley contacted the principal executive officer of Company C, who confirmed that Company C was not in a position to make a proposal for a strategic transaction at that time.

On September 12, 2016, the Monsanto board of directors held an in-person special board meeting with representatives of its legal and financial advisors in attendance. A representative of Debevoise advised the board of directors of its fiduciary obligations. Mr. Grant and representatives of Morgan Stanley described the process of the Company’s engagement with each of Bayer, Company A, Company B, and Company C, and the negotiations between the Company and Bayer. A representative of Wachtell Lipton described the terms of the draft merger agreement that had been negotiated with Bayer, including Bayer’s regulatory and financing commitments relating to the proposed transaction, the closing conditions and termination provisions, and provisions relating to the board’s ability to respond to unsolicited acquisition proposals following the execution of the merger agreement and prior to receipt of Monsanto shareowner approval for the Bayer transaction. The representative of Wachtell Lipton also noted that although both Company A and Company B were subject to standstill provisions during their negotiations with the Company, these provisions would terminate automatically upon the signing of the merger agreement. A representative of Arnold & Porter LLP (“Arnold & Porter”), antitrust counsel to the Company, discussed the anticipated regulatory process and potential divestitures that could be required to obtain regulatory approvals. In addition, representatives of each of Morgan Stanley and Ducera provided their respective financial analyses of the $128.00 per share of Monsanto common stock in cash to be paid to Monsanto shareowners in the proposed transaction with Bayer, and each confirmed that they were prepared to deliver an opinion as to the fairness, from a financial point of view, of the $128.00 per share merger consideration. Representatives of Wachtell Lipton and management then reviewed the terms of the merger agreement relating to the Company’s equity awards and employee benefits before and after closing, as well as the impact of the transaction on the Company’s change of control arrangements. Following these presentations, the board of directors had extensive discussion regarding the proposed transaction with Bayer and potential strategic alternatives, including remaining a standalone company. Following this discussion, the board of directors determined to adjourn the meeting until the following day to allow time to resolve any remaining open matters in the merger agreement, at which time they would determine whether to approve the merger agreement and the proposed transaction with Bayer.

On September 13, 2016, the Monsanto board of directors held a telephonic special board meeting, together with representatives of its legal and financial advisors. At this time, management and Wachtell Lipton informed the board of directors that the remaining matters in the merger agreement had been resolved in a manner consistent with the discussions with the board of directors on the prior day, and management and Arnold & Porter reviewed again Bayer’s regulatory commitments and the estimated regulatory timing and potential divestiture requirements. A representative of Morgan Stanley then delivered to the board of directors Morgan Stanley’s oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the opinion, the merger consideration of $128.00 per share in cash to be received by the holders of shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of such shares. In addition, a representative of Ducera delivered to the board of directors Ducera’s oral opinion, subsequently confirmed in writing, that based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the merger consideration of $128.00 per share in cash to be received by the holders of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, as of the date of the opinion, to such holders. See “The Merger (Proposal 1) — Opinions of Monsanto’s Financial Advisors.” Following additional discussion, the Monsanto board of directors unanimously determined that the merger was fair to, and in the best interests of, the Company and its shareowners, approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, and resolved to recommend adoption of the merger agreement to holders of shares of the Company’s common stock.

Following the Monsanto board of directors’ approval of the merger agreement and the merger, and the approval of the merger agreement by Bayer’s Board of Management on September 11, 2016 and by Bayer’s Supervisory Board in the early morning New York time on September 14, 2016, Monsanto, Bayer and Merger Sub executed the merger agreement on September 14, 2016. That same morning, Monsanto and Bayer issued a joint press release announcing entry into the merger agreement.

Reasons for the Merger; Recommendation of the Monsanto Board of Directors

The Monsanto board of directors, with the assistance of its financial and legal advisors, evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement, unanimously determined that the merger is fair to, and in the best interests of, the Company and its shareowners, and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, on September 13, 2016, the Monsanto board of directors unanimously resolved to recommend that the shareowners of Monsanto approve the merger and adopt the merger agreement.

In the course of reaching its recommendation, the Monsanto board of directors considered the following positive factors relating to the merger agreement and the merger, each of which the board believed supported its decision:

•	Attractive Value. The Monsanto board of directors believed the $128.00 per share price provides shareowners with attractive value for their shares of Monsanto common stock. The board of directors considered the current and historical market prices of Monsanto common stock, including the market performance of the common stock in light of current industry conditions, and the fact that $128.00 per share in cash represented a premium of approximately 42% to the closing price of the Company’s common stock on May 11, 2016, the last trading day before the release of press reports regarding a potential offer by Bayer to acquire Monsanto, and an aggregate value equal to 18.0x Monsanto’s last 12 months EBITDA. The Monsanto board of directors also considered the merger price in light of the continuing pressures and near-term trends in the agricultural industry, which had adversely affected the Company’s financial results in its fiscal year ended August 31, 2016, including its fiscal third quarter results announced on June 29, 2016 and expected fourth quarter results to be announced on October 5, 2016 (which were available to the Monsanto board of directors on a preliminary basis), and which the board of directors expected would reduce the Company’s financial results in its 2017 fiscal year compared to the Company’s prior expectations. Furthermore, the Monsanto board of directors considered the likelihood that, in the absence of a proposed strategic transaction by Bayer or a third party, the foregoing factors would have adversely affected the trading price of the Company’s common stock, including potentially in relation to its trading price prior the initial public announcement of the Bayer proposal.

•	Best Alternative for Maximizing Shareowner Value. The Monsanto board of directors considered that the merger consideration was more favorable to Monsanto shareowners than the potential value that would reasonably be expected to result from other alternatives reasonably available to Monsanto, including the continued operation of Monsanto on a standalone basis and other potential actionable strategic transactions, in light of a number of factors, including:

•	the board of directors’ assessment of Monsanto’s business, assets and prospects, its competitive position and historical and projected financial performance, and the nature of the industries in which Monsanto operates, including recent industry consolidation and the challenging macro environment for global agriculture;

•	the strategic and financial alternatives reasonably available to Monsanto, on both a standalone basis and with a third party, including Monsanto’s substantial engagement with Company A and Company B on potential strategic alternatives described in the section entitled “The Merger (Proposal 1) — Background of the Merger,” and the risks and uncertainties associated with those alternatives, which did not result in an actionable alternative that was deemed likely to result in value to Monsanto shareowners that would exceed, on a present-value basis, the value of the merger consideration;

•	the board of directors’ belief, following consultation with its financial advisors, that in light of Monsanto’s industry position, complementary businesses and geographic footprint, as well as the projected synergies that Bayer indicated it believed it could achieve following the merger, together with Bayer’s strong balance sheet and financial position, that Bayer would be the potential transaction partner most likely to offer the best combination of value and closing certainty to Monsanto shareowners;

•	the course and history of the negotiations between Bayer and Monsanto since May 2016, which resulted in an increase in the merger consideration from Bayer’s initial proposal of $122.00 per share of common stock to the final proposal of $128.00 per share of common stock, as described under “The Merger (Proposal 1) — Background of the Merger,” and Bayer’s communication that $128.00 per share was its best and final offer, and that any further delay in the negotiations could result in Bayer potentially terminating its offer or commencing a hostile tender offer to acquire the Company, possibly at a lower price; and

•	the anticipated future trading prices of the Company’s common stock on a standalone basis, assuming achievement of the Company’s long range plan, which would be unlikely to reach $128.00 per share for several years and would be subject to significant risks and uncertainties.

•	Greater Certainty of Value. The board of directors considered that the proposed merger consideration is all cash, thereby providing Monsanto shareowners with certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in Monsanto’s business, including risks associated with Monsanto’s standalone strategy in light of recent industry consolidation, the challenging macro environment for global agriculture, challenges to the Company’s ability to protect its intellectual property rights, potential changes in laws and regulations, risks relating to the development of the Company’s technology pipeline and other factors.

•	Receipt of Fairness Opinions from Morgan Stanley and Ducera. The board of directors considered the financial analysis presentation of Morgan Stanley and the opinion of Morgan Stanley to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the opinion, the merger consideration of $128.00 per share in cash to be received by the holders of shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of such shares. The board of directors considered the financial analysis presentation of Ducera and the opinion of Ducera to the effect that, based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the merger consideration of $128.00 per share in cash to be received by the holders of shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, as of the date of the opinion, to such holders. See “The Merger (Proposal 1) — Opinions of Monsanto’s Financial Advisors.”

•	Likelihood of Completion. The board of directors considered the likelihood of completion of the merger to be significant, in light of, among other things:

•	the limited overlaps between the businesses of Monsanto and Bayer relative to those that could be present in transactions with certain other industry participants;

•	the commitment of Bayer in the merger agreement to use its reasonable best efforts to complete the merger, including its commitment to make divestitures in order to obtain regulatory approvals for the transaction, subject to a limit on divestitures that would reasonably be likely to result in a one-year loss of net sales to Monsanto, Bayer and their respective subsidiaries of not in excess of $1.6 billion in the aggregate (see the section entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters and Substantial Detriment”);

•	the commitment of Bayer in the merger agreement to pay the Company a termination fee in an amount equal to $2 billion in certain circumstances in the event that the merger cannot be completed due to antitrust reasons (see the section entitled “The Merger Agreement — Company Termination Fee; Expense Reimbursement”);

•	the absence of a financing condition in the merger agreement, the fact that Bayer has entered into a syndicated term loan facility agreement pursuant to which the lenders under the agreement committed, upon certain terms and subject to certain conditions, to lend $56.9 billion, and the representations and covenants of Bayer in the merger agreement as to its financing (see the section entitled “The Merger (Proposal 1) — Financing”); and

•	the conditions to closing contained in the merger agreement, which the board of directors believed are reasonable and customary in number and scope, and which, in the case of the condition related to the accuracy of Monsanto’s representations and warranties, are generally subject to a “Material Adverse Effect” qualification (see the section entitled “The Merger Agreement — Conditions to Completion of the Merger”).

•	Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Bayer Transaction in Order to Accept a Superior Proposal. The board of directors considered the terms of the merger agreement relating to Monsanto’s ability to respond to unsolicited acquisition proposals, and the other terms of the merger agreement, including:

•	Monsanto’s right, subject to certain conditions, to provide non-public information in response to, and to discuss and negotiate, certain unsolicited acquisition proposals made before Monsanto shareowner approval of the Bayer transaction is obtained (see the section entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”); and

•	the provision of the merger agreement allowing the Monsanto board of directors to terminate the merger agreement prior to obtaining Monsanto shareowner approval of the Bayer transaction, in specified circumstances relating to a superior proposal, subject to payment of a termination fee of $1.85 billion, which amount the Monsanto board of directors believed to be reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transactions, and further taking into account the fact that the Company had publicly disclosed more than three months in advance of entering into the merger agreement that it was evaluating strategic alternatives that included a possible sale of the Company (see the sections entitled “The Merger Agreement — Acquisition Proposals; No Solicitation,” “The Merger Agreement — Termination” and “The Merger Agreement — Company Termination Fee; Expense Reimbursement”).

•	Continued Payment of Dividend. The board of directors considered the merger agreement provision permitting Monsanto to continue to pay quarterly cash dividends at the current payment rate of $0.54 per quarter prior to closing.

In the course of reaching its recommendation, the Monsanto board of directors also considered the risks and potentially negative factors relating to the merger agreement and the merger, including:

•	that Monsanto shareowners will have no ongoing equity participation in Monsanto following the merger, and that such shareowners will therefore cease to participate in Monsanto’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s common stock or resulting from the merger;

•	that the transaction is not expected to be completed until the end of 2017, with a potential outside date as late as June 14, 2018, that Monsanto shareowners would be asked to vote on adoption of the merger agreement well in advance of the completion of the transaction, and that after Monsanto shareowner approval of the Bayer transaction is obtained, the Monsanto board of directors will not have the right to terminate the merger agreement in connection with any alternative acquisition proposal;

•	the possibility that the merger is not completed as a result of failure to obtain required regulatory approvals or for other reasons, as well as the risks and costs to Monsanto if the merger is not completed or if there is uncertainty about the likelihood, timing or effects of completion of the merger, including uncertainty about the effect of the proposed merger on Monsanto’s employees, potential and existing customers and suppliers and other parties, which may impair Monsanto’s ability to attract, retain and motivate key personnel and could cause third parties to seek to change or not enter into business relationships with Monsanto, as well as the risk of management distraction as a result of the merger;

•

the merger agreement’s restrictions on the conduct of Monsanto’s business before completion of the merger, generally requiring Monsanto to use reasonable best efforts to conduct its business in the ordinary course and prohibiting Monsanto from taking specified actions, which may delay or prevent

Monsanto from undertaking unexpected business opportunities that may arise pending completion of the merger (as more fully described in the section entitled “The Merger Agreement — Conduct of Business Pending the Merger”);

•	the possibility that Monsanto may be required under the terms of the merger agreement to pay a termination fee of $1.85 billion under certain circumstances or, if the merger agreement is terminated by either Monsanto or Bayer because Monsanto shareowners do not approve the merger, to pay expenses incurred by Bayer and Merger Sub in an amount not to exceed $150 million (which amount would be deducted from the amount of any company termination fee owed or payable) (as more fully described in the section entitled “The Merger Agreement — Company Termination Fee; Expense Reimbursement”); and

•	that the receipt of cash by Monsanto shareowners in exchange for their shares of common stock pursuant to the merger will be a taxable transaction to Monsanto shareowners for U.S. federal income tax purposes (as more fully described in the section entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger”).

The foregoing discussion of the information and factors considered by the Monsanto board of directors includes the material factors considered by the Monsanto board of directors but does not necessarily include all of the factors considered by the Monsanto board of directors. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Monsanto board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Monsanto board of directors unanimously resolved to recommend that the shareowners of Monsanto approve the merger and adopt the merger agreement based upon the totality of information it considered.

Certain Monsanto Unaudited Prospective Financial Information

In connection with the merger, Monsanto’s management prepared financial projections for fiscal years 2016 through 2021 for two alternative scenarios, the LRP Case and the Contingency Case, and for fiscal years 2022 through 2025 for two alternative scenarios, the Extended LRP Case and the Extended Contingency Case (in each case, as defined below, and together, the “Monsanto Projections”). The Monsanto Projections were provided to the Monsanto board of directors and Monsanto’s financial advisors in connection with their respective consideration and evaluation of the merger. In addition, the LRP Case for fiscal years 2016 through 2021 was provided to Bayer and to BofA Merrill Lynch, Credit Suisse and Rothschild (collectively, “Bayer’s financial advisors”) in connection with their respective consideration and evaluation of the merger.

Except for quarterly and annual guidance, Monsanto does not as a matter of course make public projections as to future performance, and is especially wary of making projections for extended periods, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Monsanto is including in this proxy statement a summary of certain limited unaudited prospective financial information for Monsanto on a standalone basis, without giving effect to the merger, to give Monsanto shareowners access to certain non-public information provided to the Monsanto board of directors, Monsanto’s financial advisors and/or Bayer for purposes of considering and evaluating the merger. The inclusion of the Monsanto Projections should not be regarded as an indication that the Monsanto board of directors, Monsanto, the Bayer board of directors, Bayer, Merger Sub, Monsanto’s financial advisors, Bayer’s financial advisors or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

The Monsanto Projections and the underlying assumptions upon which the Monsanto Projections were based are subjective in many respects, and subject to multiple interpretations and frequent revisions attributable to the cyclicality of Monsanto’s industry and based on actual experience and business developments. The Monsanto Projections reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Monsanto’s control. Multiple factors, including those described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” could cause the Monsanto Projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Monsanto Projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Monsanto Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Monsanto Projections do not take into account any circumstances or events occurring after the date on which they were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Monsanto Projections will be achieved. As a result, the inclusion of the Monsanto Projections in this proxy statement does not constitute an admission or representation by Monsanto or any other person that the information is material. The summary of the Monsanto Projections is not provided to influence Monsanto shareowners’ decisions regarding whether to vote for the merger proposal or any other proposal.

The Monsanto Projections were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Deloitte LLP (“Deloitte”), Monsanto’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Monsanto Projections, and accordingly, Deloitte does not express an opinion or any other form of assurance with respect thereto. The Deloitte report incorporated by reference in this proxy statement relates to Monsanto’s historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

The Monsanto Projections

Monsanto’s management prepared two sets of non-public, unaudited financial forecasts with respect to Monsanto’s business, as a standalone company, for fiscal years 2016 through 2021, which are referred to as the long range plan case, or “LRP Case,” and the “Contingency Case.” In addition, Monsanto’s management prepared two sets of non-public, unaudited financial forecasts with respect to Monsanto’s business, as a standalone company, for fiscal years 2022 through 2025, which are referred to as the “Extended LRP Case” and the “Extended Contingency Case.”

The LRP Case for fiscal years 2016 through 2021 was based on the information contained in Monsanto’s long range plan, which was prepared by Monsanto’s management in connection with annual internal planning processes, which occurred in May 2016, with updates through July 2016, following the announcement of Bayer’s proposal. The LRP Case was provided to the Monsanto board of directors, Monsanto’s financial advisors, Bayer and Bayer’s financial advisors.

Monsanto’s management also prepared an Extended LRP Case, which extended the projections in the LRP Case beyond fiscal year 2021 to fiscal year 2025. Although Monsanto’s management does not as a matter of course prepare a long range plan case that extends beyond five fiscal years, Monsanto’s management prepared the Extended LRP Case based on certain assumptions and extrapolations relating to the LRP Case in order to assist the Monsanto board of directors and Monsanto’s financial advisors in evaluating the merger and various strategic alternatives potentially available to the Company, including remaining a standalone company.

Finally, Monsanto’s management prepared the Contingency Case and the Extended Contingency Case based on the LRP Case and Extended LRP Case, respectively, modified to reflect different assumptions regarding Monsanto’s future financial performance, including lower revenue growth assumptions driven by a reduced ability to realize targeted research and development returns, leading to lower research and development spending as well as lower sales, general and administrative expenses than the extended long range plan forecast. The Contingency Case and Extended Contingency Case were provided to the Monsanto board of directors and Monsanto’s financial advisors to assist the Monsanto board of directors and Monsanto’s financial advisors in evaluating the merger and various strategic alternatives potentially available to the Company, including remaining a standalone company.

The following is a summary of the Monsanto Projections:

Summary of the Monsanto Projections(1)

(dollars in millions, except per share data)

	2016(2)	2017	2018	2019	2020	2021	2022	2023	2024	2025
LRP Case (2016 – 2021) and Extended LRP Case (2022 – 2025)
Net Sales	$13,616	$14,403	$15,823	$16,947	$17,976	$18,957	$20,051	$21,054	$22,107	$23,212
R&D	$1,519	$1,524	$1,641	$1,720	$1,851	$1,965	$2,044	$2,118	$2,172	$2,233
EBITDA from Ongoing Business	$3,724	$4,097	$4,840	$5,548	$5,949	$6,520	$6,945	$7,379	$7,848	$8,316
Diluted EPS from Ongoing Business	$4.40	$4.86	$5.98	$7.13	$7.72	$8.64	$9.38	$10.23	$11.20	$12.24

Contingency Case (2016 – 2021) and Extended Contingency Case (2022 – 2025)
Net Sales	$13,616	$14,403	$15,823	$16,947	$17,976	$18,957	$19,653	$20,173	$20,683	$21,265
R&D	$1,519	$1,499	$1,591	$1,620	$1,651	$1,565	$1,644	$1,718	$1,772	$1,833
EBITDA from Ongoing Business	$3,724	$4,122	$4,890	$5,648	$6,149	$6,920	$7,187	$7,428	$7,680	$7,940
Diluted EPS from Ongoing Business	$4.40	$4.91	$6.07	$7.31	$8.10	$9.44	$9.92	$10.38	$10.88	$11.42

(1)	This summary presents non-GAAP financial measures of earnings before interest, income taxes and depreciation and amortization on an ongoing basis (“EBITDA from Ongoing Business”) and diluted earnings per share on an ongoing basis (“Diluted EPS from Ongoing Business”). Each of ongoing EBITDA and ongoing EPS exclude certain after-tax items that Monsanto does not consider part of ongoing operations. These measures are different from measures determined in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies.
(2)	On October 5, 2016, the Company announced its financial results for its 2016 fiscal year.

Set forth below is a reconciliation to U.S. GAAP of each of EBITDA from Ongoing Business and Diluted EPS from Ongoing Business. Net income and diluted earnings per share (“Diluted EPS”) are the U.S. GAAP financial measures that are most closely comparable to EBITDA from Ongoing Business and Diluted EPS from Ongoing Business, respectively.

	2016(1)	2017	2018	2019	2020	2021	2022	2023	2024	2025
Reconciliation of EBITDA from Ongoing Business to Net Income — LRP Case (2016 – 2021) and Extended LRP Case (2022 – 2025)
Net Income	$1,525	$2,031	$2,575	$3,048	$3,192	$3,456	$3,631	$3,846	$4,088	$4,328
Restructuring Charges	$343	$166	$60	—	—	—	—	—	—	—
Environmental & Litigation Matters	$28	—	—	—	—	—	—	—	—	—
SEC Settlement Matters	$(4)	—	—	—	—	—	—	—	—	—
Income Tax Benefit(2)	$(127)	$(43)	$(17)	—	—	—	—	—	—	—
Argentine-Related Tax Matters(3)	$219	—	—	—	—	—	—	—	—	—
Income on Discontinued Operations, Net	$(15)	—	—	—	—	—	—	—	—	—
Interest Expense, Net	$385	$405	$448	$498	$574	$637	$679	$702	$724	$747
Income Tax Provision	$627	$765	$1,028	$1,228	$1,316	$1,459	$1,567	$1,663	$1,767	$1,872
Tax Expense Related to Noncontrolling Interest	$(11)	$(9)	$(9)	$(10)	$(10)	$(10)	$(10)	$(10)	$(10)	$(10)
Depreciation	$596	$630	$640	$670	$772	$880	$980	$1,080	$1,180	$1,280
Amortization	$158	$152	$115	$114	$106	$99	$99	$99	$99	$99
EBITDA from Ongoing Business	$3,724	$4,097	$4,840	$5,548	$5,949	$6,520	$6,945	$7,379	$7,848	$8,316

(1)	On October 5, 2016, the Company announced its financial results for its 2016 fiscal year.
(2)	Income tax impact of non-GAAP adjustments is the summation of the calculation income tax (benefit) charge related to each non-GAAP non-income tax adjustment. Income tax charge is calculated using the actual tax in effect during the period for the locality of the related non-GAAP adjustment. Item includes all non-GAAP adjustments except for Argentine-Related Tax Matters and Income on Discontinued Operations.
(3)	Item is a net charge against tax expense.

	2016(1)	2017	2018	2019	2020	2021	2022	2023	2024	2025
Reconciliation of EBITDA from Ongoing Business to Net Income — Contingency Case (2016 – 2021) and Extended Contingency Case (2022 – 2025)
Net Income	$1,525	$2,048	$2,611	$3,120	$3,334	$3,738	$3,800	$3,880	$3,970	$4,064
Restructuring Charges	$343	$166	$60	—	—	—	—	—	—	—
Environmental & Litigation Matters	$28	—	—	—	—	—	—	—	—	—
SEC Settlement Matters	$(4)	—	—	—	—	—	—	—	—	—
Income Tax Benefit(2)	$(127)	$(43)	$(17)	—	—	—	—	—	—	—
Argentine-Related Tax Matters(3)	$219	—	—	—	—	—	—	—	—	—
Income on Discontinued Operations, Net	$(15)	—	—	—	—	—	—	—	—	—
Interest Expense, Net	$385	$405	$448	$498	$574	$637	$679	$702	$724	$747
Income Tax Provision	$627	$773	$1,042	$1,256	$1,374	$1,577	$1,640	$1,677	$1,717	$1,761
Tax Expense Related to Noncontrolling Interest	$(11)	$(9)	$(9)	$(10)	$(10)	$(10)	$(10)	$(10)	$(10)	$(10)
Depreciation	$596	$630	$640	$670	$772	$880	$980	$1,080	$1,180	$1,280
Amortization	$158	$152	$115	$114	$106	$99	$99	$99	$99	$99
EBITDA from Ongoing Business	$3,724	$4,122	$4,890	$5,648	$6,149	$6,920	$7,187	$7,428	$7,680	$7,940

(1)	On October 5, 2016, the Company announced its financial results for its 2016 fiscal year.

(2)	Income tax impact of non-GAAP adjustments is the summation of the calculation income tax (benefit) charge related to each non-GAAP non-income tax adjustment. Income tax charge is calculated using the actual tax in effect during the period for the locality of the related non-GAAP adjustment. Item includes all non-GAAP adjustments except for Argentine-Related Tax Matters and Income on Discontinued Operations.
(3)	Item is a net charge against tax expense.

	2016(1)	2017	2018	2019	2020	2021	2022	2023	2024	2025
Reconciliation of Diluted EPS from Ongoing Business to Diluted EPS — LRP Case (2016 – 2021) and Extended LRP Case (2022 – 2025)
Diluted EPS	$3.40	$4.58	$5.88	$7.13	$7.72	$8.64	$9.38	$10.23	$11.20	$12.24
Restructuring Charges, Net	$0.50	$0.28	$0.10	—	—	—	—	—	—	—
Environmental & Litigation Matters	$0.04	—	—	—	—	—	—	—	—	—
SEC Settlement Matters	—	—	—	—	—	—	—	—	—	—
Resolution of Tax Matters	—	—	—	—	—	—	—	—	—	—
Argentine-Related Tax Matters	$0.49	—	—	—	—	—	—	—	—	—
Income on Discontinued Operations	$(0.03)	—	—	—	—	—	—	—	—	—
Diluted EPS from Ongoing Business	$4.40	$4.86	$5.98	$7.13	$7.72	$8.64	$9.38	$10.23	$11.20	$12.24

(1)	On October 5, 2016, the Company announced its financial results for its 2016 fiscal year.

	2016(1)	2017	2018	2019	2020	2021	2022	2023	2024	2025
Reconciliation of Diluted EPS from Ongoing Business to Diluted EPS — Contingency Case (2016 – 2021) and Extended Contingency Case (2022 – 2025)
Diluted EPS	$3.40	$4.63	$5.97	$7.31	$8.10	$9.44	$9.92	$10.38	$10.88	$11.42
Restructuring Charges, Net	$0.50	$0.28	$0.10	—	—	—	—	—	—	—
Environmental & Litigation Matters	$0.04	—	—	—	—	—	—	—	—	—
SEC Settlement Matters	—	—	—	—	—	—	—	—	—	—
Resolution of Tax Matters	—	—	—	—	—	—	—	—	—	—
Argentine-Related Tax Matters	$0.49	—	—	—	—	—	—	—	—	—
Income on Discontinued Operations	$(0.03)	—	—	—	—	—	—	—	—	—
Diluted EPS from Ongoing Business	$4.40	$4.91	$6.07	$7.31	$8.10	$9.44	$9.92	$10.38	$10.88	$11.42

(1)	On October 5, 2016, the Company announced its financial results for its 2016 fiscal year.

The Monsanto Projections do not take into account the possible financial and other effects on Monsanto of the merger and do not attempt to predict or suggest future results of the combined company. The Monsanto Projections do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Monsanto of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Monsanto Projections do not take into account the effect on Monsanto of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the Monsanto Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Monsanto Projections set forth above. No one has made or makes any representation to any shareowner regarding the information included in the Monsanto Projections. Monsanto urges all Monsanto shareowners to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find Additional Information.”

In addition, the Monsanto Projections have not been updated or revised to reflect information or results after the date the Monsanto Projections were prepared or as of date of this proxy statement, and except as required by applicable securities laws, Monsanto does not intend to update or otherwise revise the Monsanto Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Opinions of Monsanto’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley & Co. LLC was retained by Monsanto to act as its financial advisor in connection with the proposed merger. Monsanto selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Monsanto’s industry and its knowledge of the business and affairs of Monsanto. On September 13, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Monsanto board of directors to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the $128.00 per share in cash to be received by the holders of shares of common stock of Monsanto pursuant to the merger agreement was fair from a financial point of view to the holders of such shares.

The full text of Morgan Stanley’s written opinion to the Monsanto board of directors, dated September 14, 2016, is attached as Annex B to this proxy statement and is hereby incorporated into this proxy statement by reference in its entirety. Holders of shares of Monsanto common stock should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the Monsanto board of directors and addressed only the fairness from a financial point of view, as of the date of the opinion, to the holders of shares of common stock of Monsanto of the $128.00 per share in cash to be received by such holders pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspects of the merger and did not and does not constitute a recommendation as to how holders of Monsanto common stock should vote at the Monsanto shareowners’ meeting to be held in connection with the merger.

In arriving at its opinion, Morgan Stanley:

•	Reviewed certain publicly available financial statements and other business and financial information of Monsanto and Bayer, respectively;

•	Reviewed certain internal financial statements and other financial and operating data concerning Monsanto;

•	Reviewed certain financial projections prepared by the management of Monsanto;

•	Discussed the past and current operations and financial condition and the prospects of Monsanto with senior executives of Monsanto;

•	Reviewed the pro forma impact of the merger on Bayer’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•	Reviewed the reported prices and trading activity for Monsanto’s common stock;

•	Compared the financial performance of Monsanto and the prices and trading activity of the Monsanto common stock with that of certain other publicly traded companies comparable with Monsanto, and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of Monsanto and Bayer and their financial and legal advisors;

•	Reviewed the merger agreement, the facilities agreement and related fee letters and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Monsanto and formed a substantial basis for its opinion. With respect to Monsanto’s financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Monsanto of the future financial performance of Monsanto. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Bayer will obtain financing in accordance with the terms set forth in the facilities agreement and related fee letters. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Monsanto and its legal, tax, and regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Monsanto’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Monsanto common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Monsanto, and was not furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, September 14, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Monsanto board of directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as of September 9, 2016, and is not necessarily indicative of current market conditions. In performing its financial analyses summarized below and in arriving at its opinion, with the consent of the Monsanto board of directors, Morgan Stanley used and relied upon the following financial projections: (i) certain publicly available Wall Street projections for Monsanto (referred to in this section as the “Street Case”), (ii) the LRP Case and (iii) the

Contingency Case. The LRP Case and the Contingency Case are more fully described below in the section entitled “The Merger (Proposal 1) — Certain Monsanto Unaudited Prospective Financial Information.” Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of shares of Monsanto common stock for the 52-week period ending September 9, 2016 and noted that, during such period, the maximum intraday trading price for shares of Monsanto common stock was $114.26 and the minimum intraday trading price for shares of Monsanto common stock was $81.22. Morgan Stanley also noted that the closing trading price for shares of Monsanto common stock on May 11, 2016, the last day of trading prior to news media reports about a potential transaction between Monsanto and Bayer, was $90.34.

Equity Research Analyst Targets

Morgan Stanley reviewed the undiscounted price targets for shares of Monsanto common stock prepared by equity research analysts that had been published by Bloomberg and CapitalIQ. These targets reflect each analyst’s estimate of the future public market trading price of shares of Monsanto common stock. The ranges of equity analyst undiscounted price targets for shares of Monsanto common stock were (i) $80.00 to $120.00 prior to news media reports on May 12, 2016 about a potential transaction and (ii) $88.00 to $132.00 as of September 9, 2016. The range as of September 9, 2016 was impacted by speculation of a potential transaction.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Monsanto common stock and these estimates are subject to uncertainties, including the future financial performance of Monsanto and future financial market conditions.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for Monsanto with corresponding current and historical financial information, ratios and public market multiples for publicly traded companies in the agricultural seeds and chemicals space that shared certain similar business and operating characteristics to Monsanto.

These companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Monsanto’s. Although none of such companies are identical or directly comparable to Monsanto, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Monsanto.

The companies included in the comparable companies analysis were:

•	Bayer AG

•	FMC Corporation

•	E.I. du Pont de Nemours and Company

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value, which Morgan Stanley defined as fully-diluted market capitalization plus total debt, plus non-controlling interest, less cash and cash equivalents, less short-term investments, to estimated EBITDA, which, for purposes of this analysis, Morgan Stanley defined as earnings before interest, taxes, depreciation, amortization and certain other non-recurring items, as well as the ratio of price to earnings, which Morgan Stanley defined as the ratio of price per share to estimated earnings per share (“EPS”), for calendar years 2016 and 2017, of Monsanto and each of these comparable companies based on publicly available financial information for comparison purposes.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of EBITDA and price to earnings multiples and applied these ranges of multiples to the estimated relevant metric for Monsanto based on the Street Case available as of September 9, 2016. The aggregate value and price per share used for Bayer were as of May 11, 2016, the last day of trading prior to news reports of a potential transaction between Monsanto and Bayer.

Morgan Stanley calculated the estimated implied value per share of Monsanto’s common stock as of September 9, 2016 as follows:

Comparable Company Multiples

Calendar Year Financial Statistic	Selected Comparable Company Multiple Ranges	Implied Value Per Share of Monsanto Common Stock ($)
Aggregate Value to Estimated 2016 EBITDA	9.5x – 12.25x	$65 – $89
Aggregate Value to Estimated 2017 EBITDA	9.0x – 11.25x	$70 – $92
Price to Estimated 2016 Earnings	16.0x – 21.5x	$74 – $100
Price to Estimated 2017 Earnings	15.0x – 18.75x	$80 – $99

No company utilized in the comparable company analysis is identical to Monsanto. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Monsanto. These include, among other things, comparable company growth, the impact of competition on the businesses of Monsanto and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Monsanto or the industry, or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the merger. Morgan Stanley compared publicly available statistics for selected transactions involving businesses that Morgan Stanley judged to be similar in certain respects to Monsanto’s business and aspects thereof based on Morgan Stanley’s experience and familiarity with Monsanto’s industry. Morgan Stanley selected such comparable transactions because they shared certain characteristics with the merger, most notably because they were in the agricultural seeds and chemicals sector.

For the following precedent transactions, Morgan Stanley reviewed the purchase price and calculated the ratio of the aggregate value of each transaction to the estimated last twelve months (“LTM”) EBITDA, based on publicly available financial information.

Precedent Transaction Multiples

Acquiror	Target	Year of Announcement	Aggregate Value / LTM EBITDA
Monsanto	Seminis	2005	13.5x
BASF	Becker Underwood	2012	14.0x
Monsanto	Delta & Pine Land Company	2006	16.3x
ChemChina	Syngenta	2016	16.8x
DuPont	Pioneer	1999	22.0x
Bayer	Monsanto	2016	18.0x	*

*	Implied multiple

For the following precedent transaction, Morgan Stanley reviewed the purchase price and calculated the ratio of the aggregate value of the transaction to the estimated next twelve months (“NTM”) EBITDA, based on publicly available financial information.

Acquiror	Target	Year of Announcement	Aggregate Value / NTM EBITDA
ChemChina	Syngenta	2016	16.4x
Bayer	Monsanto	2016	15.9x	*

*	Implied multiple

These transactions varied significantly based upon company scale, product mix and geography. Based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions listed above, Morgan Stanley selected representative ranges of financial multiples of the transactions and applied these ranges of financial multiples to the relevant financial statistic for Monsanto. Morgan Stanley applied an Aggregate Value / LTM EBITDA multiple range from 13.5x to 22.0x to Monsanto’s LTM EBITDA of $3,577 million as of May 31, 2016. In addition, Morgan Stanley applied the estimated Aggregate Value / NTM EBITDA multiple for ChemChina’s acquisition of Syngenta to Monsanto’s estimated NTM EBITDA of $4,052 million from May 31, 2016 based on consensus analyst estimates as of September 9, 2016. Based on this analysis, Morgan Stanley derived a range of implied prices per share for Monsanto of $93 to $160.

No company or transaction utilized in the precedent transactions analysis is identical to Monsanto or the merger, respectively. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, many of which are beyond the control of Monsanto, such as the impact of competition on the business of Monsanto or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Monsanto or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the consideration. The fact that points in the range of implied prices per share of Monsanto derived from the valuation of precedent transactions were less than or greater than the consideration was not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration, but was one of many factors Morgan Stanley considered.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to value a company’s future earnings in order to help determine the estimated future value of a company’s common equity. The resulting value is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an estimate of the present value for the company’s potential future stock price.

Morgan Stanley calculated ranges of implied equity values per share for Monsanto as of September 9, 2016. To calculate these implied equity values, Morgan Stanley used estimates of Monsanto’s next twelve months’ EPS for the period beginning August 31, 2018 (“NTM 8/31/18 EPS”) based on the Street Case, LRP Case and Contingency Case. Morgan Stanley applied a price to earnings multiple of 16.5x to 21.5x based on Monsanto’s normalized price to earnings multiple over the past three years to Monsanto’s NTM 8/31/18 EPS for each of the Street Case, LRP Case and Contingency Case. Morgan Stanley then discounted the resulting equity value along with dividends estimated to be paid between September 9, 2016 and August 31, 2018 to September 9, 2016 at a discount rate equal to Monsanto’s assumed cost of equity of 8.1%. Based on these calculations, this analysis implied the following per share value ranges for Monsanto’s common stock:

Valuation Scenario	NTM 8/31/18 EPS	Price to Earnings Multiples	Implied Value Per Share Range for Monsanto
Street Case	$6.11	16.5x – 21.5x	$91 – $115
LRP Case	$7.13	16.5x – 21.5x	$105 – $136
Contingency Case	$7.31	16.5x – 21.5x	$108 – $139

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of that company.

Morgan Stanley calculated a range of implied values per share of Monsanto common stock based on estimates of future cash flows for fiscal years 2017 through 2025. Morgan Stanley performed this analysis on the estimated future cash flows contained in the forecasts representing the Street Case (as extrapolated through 2025 based on median broker estimates), LRP Case and Contingency Case. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less pension contributions, less capital expenditures, less acquisitions and adjusted for changes in working capital and certain after tax one-time items of Monsanto, in each case based on guidance from Monsanto’s management). Morgan Stanley then calculated a range of terminal values for Monsanto as of August 31, 2025 by applying a range of perpetual growth rates of 2.0% to 2.5% for each of the Street Case and LRP Case and 1.5% to 2.0% for the Contingency Case, in each case selected based on Morgan Stanley’s experience and professional judgment. Morgan Stanley selected a lower range of perpetual growth rates for its discounted cash flow analysis of the Contingency Case compared to the Street Case and LRP Case due to lower growth rates implied by the Contingency Case compared to the Street Case and LRP Case. The unlevered free cash flows from fiscal years 2017 through 2025 and the terminal values were then discounted to present values using a range of discount rates of 7.0% to 7.8% (which Morgan Stanley derived based on Monsanto’s assumed weighted average cost of capital using its experience and professional judgment), to calculate an implied aggregate value for Monsanto. Morgan Stanley then adjusted the total implied aggregate value ranges by Monsanto’s estimated net debt, non-controlling interest and short-term investments as of August 31, 2016 and divided the resulting implied total equity value ranges by Monsanto’s fully diluted shares outstanding as provided by Monsanto’s management.

Based on the above-described analysis, Morgan Stanley derived the following range of implied equity values per share for Monsanto common stock as of August 31, 2016:

Forecast Scenario	Implied Value Per Share Range for Monsanto
Street Case	$85 – $112
LRP Case	$123 – $163
Contingency Case	$110 – $142

General

In connection with the review of the merger by the Monsanto board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Monsanto. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Monsanto. These include, among other things, the impact of competition on Monsanto’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Monsanto, or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of shares of Monsanto common stock pursuant to the merger agreement and in connection with the delivery of its opinion, dated September 14, 2016, to the Monsanto board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Monsanto’s common stock might actually trade.

The consideration to be received by the holders of shares of Monsanto common stock pursuant to the merger agreement was determined through arm’s-length negotiations between Monsanto and Bayer. Morgan Stanley provided advice to the Monsanto board of directors during these negotiations but did not, however, recommend any specific consideration to Monsanto or the Monsanto board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Monsanto board of directors was one of many factors taken into consideration by the Monsanto board of directors in deciding to approve, adopt and authorize the merger agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Monsanto board of directors with respect to the consideration pursuant to the merger agreement. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Monsanto board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Monsanto, Bayer, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Monsanto board of directors with financial advisory services and a financial opinion, described in this section and attached to this proxy statement as Annex B, in connection with the merger, and Monsanto has agreed to pay Morgan Stanley a fee for its services, $24 million of which became payable upon the announcement of the merger, $24 million of which is payable upon a shareowner vote to approve the merger, and $72 million of which is payable immediately prior to closing of the merger. However, Monsanto will instead pay Morgan Stanley a fee of (i) $96 million if the merger is not completed, the merger agreement is terminated and the Company receives the parent termination fee, or (ii) $48 million if the merger is not completed, the merger agreement is terminated and the Company does not receive a termination fee payable by Bayer, with the $24 million amount payable upon the announcement of the merger and the $24 million amount payable upon a shareowner vote to approve the merger, if applicable, credited against such amounts. Monsanto has also agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Monsanto has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages and liabilities, including liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley or its affiliates have provided financing services and financial advisory services to Monsanto, for which Morgan Stanley or its affiliates has received compensation of between $4 million and $5 million. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley or its affiliates have provided various financing services and financial advisory services to Bayer, for which Morgan Stanley or its affiliates have received compensation from Bayer of between $11 million and $12 million. In the two years prior to the date hereof, Morgan Stanley and its affiliates have been engaged on various financing assignments for Covestro, an affiliate of Bayer. On an aggregate basis, these services have not resulted in positive net fees to Morgan Stanley. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to Monsanto and Bayer in the future and would expect to receive fees for the rendering of these services.

Opinion of Ducera Securities LLC

Ducera was retained by Monsanto to act as its financial advisor in connection with the merger. Monsanto selected Ducera to act as its financial advisor based on the long-standing relationship between Monsanto and members of the Ducera advisory team and Ducera’s understanding, through that relationship, of Monsanto’s business and the industry in which it operates, as well as Ducera’s financial expertise and judgment. At the September 13, 2016 meeting of the Monsanto board of directors, Ducera delivered its oral opinion to the Monsanto board of directors, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the merger consideration was fair, from a financial point of view, to the holders of Monsanto common stock entitled to receive the merger consideration.

The full text of the written opinion of Ducera, dated as of September 13, 2016, is attached as Annex C to this proxy statement. Ducera has consented to the disclosure of its opinion in this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications, conditions and limitations on the scope of the review undertaken by Ducera in rendering its opinion. Ducera’s opinion is directed to the Monsanto board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of Monsanto common stock entitled to receive such consideration pursuant to the merger agreement. It does not constitute a recommendation to any holder of Monsanto common stock as to how to vote at the Monsanto shareowners’ meeting to be held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Ducera set forth below is qualified in its entirety by reference to the full text of the opinion, which Monsanto shareowners are encouraged to read carefully and in its entirety.

In connection with rendering its opinion, Ducera, among other things:

•	reviewed a draft of the merger agreement dated as of September 13, 2016;

•	reviewed certain publicly available financial statements and other business and financial information relating to Monsanto which Ducera believed to be relevant, including publicly available research analysts’ reports;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Monsanto prepared and furnished to Ducera by Monsanto’s management;

•	reviewed certain non-public projected financial data relating to Monsanto prepared and furnished to Ducera by the management of Monsanto;

•	reviewed and discussed past and current business, operations, current financial condition and financial projections of Monsanto with members of senior management of Monsanto (including management’s views on the amounts, timing, risks, achievability and uncertainties of attaining such projections);

•	reviewed the reported prices and the historical trading activity of Monsanto common stock, and compared such prices with those of securities of certain publicly traded companies which Ducera believed to be relevant;

•	compared Monsanto’s financial performance and stock market trading multiples with those of certain other publicly traded companies which Ducera believed to be relevant;

•	compared Monsanto’s financial performance and the valuation multiples relating to the merger with those of certain other transactions which Ducera believed to be relevant; and

•	performed such other studies, analyses and examinations and considered such other factors which Ducera believed to be appropriate.

For purposes of its analysis and opinion, Ducera assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the financial and other information supplied or otherwise made available to, discussed with, or reviewed by Ducera (including information that is available from generally recognized public sources), and Ducera assumes no liability therefor. Ducera further assumed, with Monsanto’s consent, that all of the information furnished by the management of Monsanto for purposes of Ducera’s analysis was accurate as of the date of its opinion and did not contain any material omissions or misstatements of material facts. With respect to the projected financial data referred to above, Ducera assumed, with Monsanto’s consent, that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Monsanto as to Monsanto’s future financial performance. Ducera expressed no view as to any projected financial data relating to Monsanto or the assumptions on which they are based (including in the financial projections set forth in “The Merger (Proposal 1) — Certain Monsanto Unaudited Prospective Financial Information” included elsewhere in this proxy statement).

In rendering its opinion, Ducera assumed, in all respects material to its analysis, that the final executed merger agreement would not differ from the draft merger agreement reviewed by Ducera, and that all conditions to the consummation of the merger would be satisfied without material waiver, modification or delay. Ducera further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Monsanto or the consummation of the merger.

Ducera did not make, nor assume any responsibility for making, any independent valuation or appraisal of Monsanto’s assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), nor was Ducera furnished with any such valuations or appraisals, nor did Ducera evaluate Monsanto’s solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. Ducera’s opinion is necessarily based upon information made available to it as of the date its opinion was rendered and financial, economic, market and other conditions as they existed and could be evaluated on such date. Subsequent developments may affect Ducera’s opinion and the assumptions used in preparing it, and Ducera does not have any obligation to update, revise or reaffirm its opinion.

Ducera was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the merger consideration, from a financial point of view, to the holders of shares of Monsanto common stock entitled to receive the merger consideration pursuant to the merger agreement, as of the date of its opinion. Ducera was not asked to express, and Ducera did not express, any view on, and Ducera’s opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any of Monsanto’s other securities (other than Monsanto’s common stock), creditors or other constituencies, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of Monsanto’s officers, directors or employees, or any class of such persons, whether relative to the merger consideration or otherwise, nor as to the fairness of any other term of the merger agreement. Ducera’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to Monsanto, nor did it address the underlying business decision to engage in the merger. Ducera’s opinion did not constitute a recommendation to the Monsanto board of directors or to any other persons in respect of the merger, including as to how any holder of shares of Monsanto common stock should vote or act in respect of the merger. Ducera expressed no opinion as to the price at which shares of Monsanto common stock will trade at any time. Ducera was not asked to pass upon, and expressed no opinion with respect to, any tax or other consequences that may result from the merger. Ducera does not have legal, regulatory, accounting or tax expertise and assumed the accuracy and completeness of Monsanto’s and its advisors’ assessments with respect to legal, regulatory, accounting and tax matters.

In the ordinary course of business, Ducera and its affiliates provide investment banking and other advisory services to a wide range of entities and individuals, domestically and internationally, from which conflicting interests or duties may arise. In the ordinary course of such activities, Ducera and its affiliates may actively trade or otherwise effect transactions, for its own account and for the accounts of its clients, in debt or equity securities, or related derivative securities, or financial instruments (including bank loans or other obligations) of Monsanto, Bayer or their respective affiliates, and accordingly may at any time hold a long or short position in such securities or instruments.

The issuance of Ducera’s opinion was approved by the fairness opinion committee of Ducera in accordance with Ducera’s procedures for such opinions.

Under the terms of its engagement letter, Ducera provided Monsanto with financial advisory services and a financial opinion in connection with the merger, and Monsanto agreed to pay Ducera (i) an opinion fee of $10,000,000, paid upon delivery of its opinion letter (and which will be creditable against any transaction fee), and (ii) a transaction fee of (x) $35,000,000, contingent upon the closing of the merger, or (y) $28,000,000, to the extent that the merger is not completed and Monsanto receives the parent termination fee pursuant to the termination provisions contained in the merger agreement. Monsanto has also agreed to reimburse Ducera’s reasonable and documented out-of-pocket expenses, including reasonable and documented fees and expenses of external legal counsel, incurred in connection with Ducera’s engagement. In addition, Monsanto has agreed to indemnify Ducera, its affiliates, their respective members, managers, directors, officers, partners, agents and employees, and any controlling person of Ducera and its affiliates, against certain liabilities and expenses relating to or arising out of Ducera’s engagement.

Prior to its engagement in connection with the proposed merger, Ducera and its affiliates provided financial advisory services to Monsanto. Under the terms of its engagement letter for such financial advisory services, Monsanto agreed to pay Ducera an annual cash fee of $500,000 per year, payable at six-month intervals. During the two year period prior to the date of Ducera’s opinion, no material relationship existed between Ducera and its affiliates, on the one hand, and Bayer or Merger Sub or any of their respective affiliates, on the other hand, pursuant to which compensation was received by Ducera or its affiliates as a result of such a relationship. Ducera and its affiliates may provide financial or other services to Monsanto, Bayer or their respective affiliates in the future and in connection with any such services Ducera may receive compensation.

Summary of Material Financial Analyses of Ducera Securities LLC

The following is a summary of the material financial analyses presented by Ducera to the Monsanto board of directors and that were used in connection with rendering the opinion described above. In accordance with customary investment banking practice, Ducera employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Ducera. The summary does not purport to be a complete description of the financial analyses performed by Ducera, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Ducera. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand Ducera’s financial analyses, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Ducera’s financial analyses. Except as otherwise noted, all quantitative information, to the extent it is based on market data, is based on market data as it existed on or before September 12, 2016, the last trading day before the opinion was rendered, and is not necessarily indicative of current market conditions.

In rendering its opinion, Ducera considered financial projections prepared by the management of Monsanto and described above. For more information about the financial projections, see the section entitled “The Merger (Proposal 1) — Certain Monsanto Unaudited Prospective Financial Information” in this proxy statement.

Public Trading Comparables Valuation Analysis

Ducera performed a public trading comparables valuation analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Ducera compared certain of Monsanto’s financial information with comparable publicly available consensus estimates for companies in the agricultural chemical and biotechnology industry with operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to Monsanto’s based on business sector participation, financial and other metrics and operating characteristics and products.

Selected Agricultural Chemical and Biotechnology Companies

•	BASF SE

•	Bayer Aktiengesellschaft

•	The Dow Chemical Company

•	E.I. du Pont de Nemours and Company

•	Syngenta AG

•	FMC Corporation

No company utilized in the public trading comparables valuation analysis is identical to Monsanto. In evaluating comparable companies, Ducera made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Monsanto’s and Ducera’s control, such as the impact of competition on Monsanto’s businesses and the industry generally, industry growth and the absence of any adverse material change in Monsanto’s financial condition and prospects or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

For each of the comparable companies, Ducera calculated the multiples of the companies’ enterprise value to consensus estimated EBITDA for each of the calendar years 2016, 2017 and 2018. From the range of multiples for the comparable companies, Ducera selected a range of 11.0x to 13.0x for calendar year 2016, 10.0x to 12.0x for calendar year 2017 and 9.0x to 11.0x for calendar year 2018. Ducera then applied these ranges of multiples to the estimated EBITDA of Monsanto based on certain non-public projected financial data relating to Monsanto and consensus analyst estimates for the same calendar years. This analysis implied the following ranges of value per share of Monsanto common stock:

Statistic	Multiple	Implied Value per Share
Estimated 2016 EBITDA	11.0x – 13.0x	$79 – $97
Estimated 2017 EBITDA	10.0x – 12.0x	$82 – $101
Estimated 2018 EBITDA	9.0x – 11.0x	$87 – $110
Estimated 2016 Street EBITDA	11.0x – 13.0x	$78 – $96
Estimated 2017 Street EBITDA	10.0x – 12.0x	$79 – $98
Estimated 2018 Street EBITDA	9.0x – 11.0x	$79 – $100

Ducera noted that the merger consideration of $128.00 per share in cash pursuant to the merger agreement was above the range of values implied by its public company trading comparables valuation analysis.

Analysis of Precedent Transactions

Ducera reviewed publicly available information relating to selected acquisition transactions in the agricultural chemical and biotechnology industry. The precedent transactions reviewed were:

Target	Acquirer
Syngenta AG	China National Agrochemical Corporation

E.I. du Pont de Nemours and Company	The Dow Chemical Company

AgroFresh, Inc. (Subsidiary of The Dow Chemical Company)	Boulevard Acquisition Corp.

Arysta Lifescience Plc	Platform Specialty Products Corporation

Cheminova A/S	FMC Corporation

Percival SA (doing business as “Agriphar”)	Platform Specialty Products Corporation

Chemtura Corporation (Agrochemicals Business)	Platform Specialty Products Corporation

Makhteshim Agan Industries Ltd.	China National Agrochemical Corporation

Ducera chose the precedent transactions for purposes of this analysis because Ducera believed they represented relevant transactions in the agricultural chemical and biotechnology industry announced since October 11, 2010 for which information was publicly available. Although none of the precedent transactions is directly comparable to the merger, the companies that participated in the selected precedent transactions are such that, for the purposes of analysis, the precedent transactions may be considered similar to the merger.

For each of the precedent transactions, Ducera calculated the multiples of the target’s enterprise value to last twelve months EBITDA. From the range of multiples for the precedent transactions, Ducera selected a range of 12.0x to 17.0x. Based on EBITDA for the twelve months ended May 31, 2016, this analysis implied a value per share of Monsanto common stock from $81.00 to $121.00.

Ducera noted that the merger consideration of $128.00 per share in cash pursuant to the merger agreement was above the range of values implied by its precedent transactions analysis.

Discounted Cash Flow Analysis

Ducera calculated a range of equity values per share for Monsanto common stock based on a discounted cash flow analysis to value Monsanto as a standalone entity. Ducera utilized the LRP Case and Contingency Case financial projections, in each case as provided by the management of Monsanto and as more fully described in the section entitled “The Merger (Proposal 1) — Certain Monsanto Unaudited Prospective Financial Information.”

For purposes of its discounted cash flow analysis, Ducera defined unlevered free cash flow as (i) non-GAAP earnings before interest, taxes, depreciation and amortization, less (ii) taxes, increases in working capital, capital expenditures, investments, and pension contribution, plus (iii) non-cash minority interest expense. Utilizing the LRP Case financial projections, Ducera calculated the net present value of projected unlevered free cash flows for Monsanto for the years 2017 through 2025 and calculated terminal values based on an exit trailing twelve month EBITDA multiple ranging from 10.0x – 12.0x. Ducera selected this range based on the application of its professional judgment. These values were then discounted, using a mid-year convention, to present values as of September 1, 2016 at discount rates ranging from 7.25% to 7.75%, which discount rates were selected based upon an analysis of Monsanto’s estimated weighted average cost of capital. This implied a value per share of Monsanto common stock ranging from $123.00 to $148.00.

Utilizing the Contingency Case financial projections, as more fully described in the section entitled “The Merger (Proposal 1) — Certain Monsanto Unaudited Prospective Financial Information,” Ducera also calculated the net present value of projected unlevered free cash flows for Monsanto for the years 2017 through 2025 and calculated terminal values based on an exit trailing twelve month EBITDA multiple ranging from 9.5x – 11.5x. Ducera selected a lower range of exit trailing twelve month EBITDA multiples for the Contingency Case than for the discounted cash flow analysis of the LRP Case due to lower growth rates implied by the Contingency Case among other things. These values were then discounted, using a mid-year convention, to present values as of September 1, 2016 at discount rates ranging from 7.25% to 7.75%. This implied a value per share of Monsanto common stock ranging from $116.00 to $140.00.

Ducera noted that the merger consideration of $128.00 per share in cash pursuant to the merger agreement was within the range of values implied by the discounted cash flow analysis for both the LRP Case and the Contingency Case.

Unaffected Market Value

Ducera performed an unaffected market value analysis with respect to the historical share prices of Monsanto common stock. Ducera noted that the low and high closing prices per share of Monsanto common stock during the 52-week period ending on May 11, 2016, the last trading day prior to the release of press reports regarding a potential offer by Bayer to acquire Monsanto, were $81.00 and $121.00, below the merger consideration of $128.00 per share in cash pursuant to the merger agreement.

Equity Research Analysts’ Target Share Price

Ducera reviewed and analyzed public market trading price targets for Monsanto common stock prepared and published by equity research analysts prior to September 12, 2016. These targets reflected each analyst’s estimate of the future public market trading price of Monsanto common stock. The range of analyst price targets for Monsanto common stock was $90.00 to $135.00 per share as of September 12, 2016. Ducera noted that this range reflected analysts’ estimates of the impact of a potential Bayer transaction on Monsanto’s trading price. Ducera also reviewed and analyzed unaffected public market trading price targets for Monsanto common stock prepared and published by equity research analysts prior to May 11, 2016, the last trading day prior to the release of press reports regarding a potential offer by Bayer to acquire Monsanto. The range of unaffected analyst price targets for Monsanto common stock was $80.00 to $120.00 per share, below the merger consideration of $128.00 per share in cash pursuant to the merger agreement.

The public market trading price targets published by equity research analyst do not necessarily reflect current market trading prices for Monsanto common stock and these estimates are subject to uncertainties, including Monsanto’s future financial performance and future financial market conditions.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Ducera. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Ducera believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and the opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Ducera with respect to Monsanto’s actual value. In arriving at its opinion, Ducera reviewed various financial and operational metrics and forecasts for Monsanto, which were made available to Ducera by or on behalf of Monsanto. In arriving at its opinion, Ducera did not attribute any particular weight to any analyses or factors, except as noted above, and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Ducera considered the totality of the factors and analyses performed. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Ducera are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Ducera’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold. None of the selected companies reviewed is identical to Monsanto and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to Monsanto’s based on business sector participation, financial and other metrics and operating characteristics and products. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Monsanto.

The terms of the transaction, including the merger consideration, were determined through arm’s length negotiations between Monsanto and Bayer and were approved by the Monsanto board of directors. Although Ducera provided advice to the Monsanto board of directors during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Monsanto board of directors. Ducera did not recommend any specific consideration to Monsanto or that any specific amount or type of consideration constituted the only appropriate consideration for the merger. As described in the section entitled “The Merger (Proposal 1) — Reasons for the Merger; Recommendation of the Monsanto Board of Directors,” the opinion of Ducera and its presentation to the Monsanto board of directors were among a number of factors taken into consideration by the Monsanto board of directors in making its determination to approve the merger agreement and the transactions contemplated thereby.

Financing

In connection with the execution of the merger agreement, Bayer entered into a syndicated term loan facility agreement with Bank of America, N.A., Credit Suisse AG, London Branch, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, HSBC Bank plc, The Hong Kong and Shanghai Banking Corporation Limited and JPMorgan Chase Bank, N.A., London Branch, pursuant to which the lenders under the agreement committed, upon certain terms and subject to certain conditions, to lend Bayer $56.9 billion. The merger, however, is not conditioned upon receipt of this or other financing by Bayer. See the section entitled “The Merger Agreement — Financing and Financing Cooperation.”

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Monsanto board of directors that Monsanto shareowners vote in favor of the adoption of the merger agreement, Monsanto shareowners should be aware that the directors and executive officers of Monsanto have potential interests in the proposed merger that may be different from or in addition to the interests of Monsanto shareowners generally. The Monsanto board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Monsanto’s shareowners vote in favor of the adoption of the merger agreement.

Treatment of Monsanto Equity Awards

Stock Options and SARs. At the effective time, each award of stock options or SARs in respect of Monsanto common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and be converted into the right to receive a cash payment as soon as reasonably practicable after the effective time equal to the product of (1) the number of shares of Monsanto common stock subject to such option or SAR award as of the effective time multiplied by (2) the excess, if any, of the merger consideration over the exercise price.

Restricted Shares. At the effective time, each Monsanto restricted common share that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and will be converted into the right to receive a cash payment as soon as reasonably practicable after the effective time equal to the merger consideration.

RSUs. At the effective time, each Monsanto RSU granted prior to September 14, 2016 that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and will be converted into the right to receive a cash payment equal to the merger consideration, to be paid, with interest to the extent that settlement does not occur at the effective time, at the time specified in the applicable Monsanto RSU award agreement.

At the effective time, each Monsanto RSU granted after September 14, 2016 will be converted into the right to receive a cash payment equal to the merger consideration, plus interest to the extent that settlement does not occur at the effective time. In the case of RSU awards granted during Monsanto’s 2017 fiscal year, the first 1/3rd of the award scheduled to vest, to the extent not vested, will vest and become payable at the effective time. The remaining portion of any RSU award granted during Monsanto’s 2017 fiscal year and the full amount of any RSU award granted during Monsanto’s 2018 fiscal year will remain subject to the original vesting schedule, and will be subject to full vesting upon a termination of employment without cause, for good reason or due to death, disability or retirement.

Any performance goals applicable to a Monsanto RSU (whether or not vesting at the effective time) will be fixed, in accordance with the award agreement, based on actual performance for each completed fiscal year of a performance period in progress as of the effective time and based on target performance for any fiscal year that has not been completed as of the effective time.

Other Share Awards. At the effective time of the merger, each compensatory right in respect of Monsanto common stock that is not a stock option, SAR, restricted share, RSU and that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and be converted into the right to receive a cash payment equal to the product of (1) the number of shares of Monsanto common stock subject to such right award as of the effective time multiplied by (2) the merger consideration (or, if applicable, the excess of the merger consideration over the reference or exercise price). To the extent that settlement does not occur at the effective time, holders will be permitted to notionally invest the consideration received in respect of such right consistent with the investment options (other than Monsanto shares) available under the Monsanto benefit plans.

For an estimate of the amounts that would become payable to each of Monsanto’s named executive officers in settlement of his or her unvested equity awards, see “— Quantification of Potential Payments to Monsanto’s Named Executive Officers in Connection with the Merger.” If the effective time of the merger were November 1, 2016, based on the number of equity awards outstanding as of such date and a price per share of Monsanto common stock of $128, Monsanto estimates the aggregate amount that would become payable to Monsanto’s seven executive officers other than its named executive officers in settlement of their unvested equity awards (including any related dividend equivalents) if each experienced a qualifying termination of employment at such time to be $25,650,329, and the aggregate amount that would become payable to Monsanto’s 12 non-employee directors in settlement of their unvested equity awards to be $3,402,523. The amount payable in respect of Monsanto’s executive officers excludes awards for which the executive officer is retirement-eligible under the terms of the applicable award agreement and does not reflect certain compensation actions that may occur before the effective time of the merger, including the grant of any additional equity awards as permitted by the merger agreement.

Change of Control Employment Security Agreements

Monsanto is party to change of control employment security agreements with each of its executive officers, which provide severance benefits upon a qualifying termination of employment. If the employment of an executive officer of Monsanto were terminated by Monsanto without cause or by the executive officer for good reason within two years following a change in control of Monsanto (such as the merger), the executive officer would be entitled to the following:

•	Prorated Annual Incentive. A cash payment equal to the executive officer’s average annual incentive for the three fiscal years preceding the change in control, prorated for the portion of the year elapsed as of the termination date, which payment is payable in a lump sum;

•	Severance Payment. A cash severance payment equal to the product of (a) three (or two for Duraiswami Narian), multiplied by (b) the sum of the executive officer’s annual base salary plus average annual incentive for the three fiscal years preceding the change in control (or such shorter period during which the executive officer was eligible to receive an annual incentive), which severance payment is payable in a lump sum;

•	Ancillary Benefits. Vesting of accrued benefits under Monsanto’s pension plan and qualified pension plan; continued medical, dental and other insurance benefits for a period of two years from the date of termination (or until the executive officer becomes eligible to receive such benefits from a future employer), after which the executive officer would be eligible for retiree welfare benefits if he or she has attained age 50 on the termination date, has provided at least 10 years of service, and has a combined age and years of service of at least 65; outplacement services in accordance with Monsanto’s practices for its other senior executives.

None of the executive officers are eligible for a gross-up in respect of excise taxes that might be incurred under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Instead, the change of control employment security agreements provide that if any payments thereunder are subject to an excise tax under Section 4999 of the Code, such payments will be reduced to the extent that the reduction would result in a greater after-tax benefit to the executive officer.

As a condition of receiving the severance benefits under the change of control employment security agreements, the applicable executive officer must execute a release of claims.

For an estimate of the amounts that would become payable to each of Monsanto’s named executive officers under his or her change of control employment security agreement if a severance-qualifying termination of employment were to occur immediately following consummation of the merger, see “— Quantification of Potential Payments to Monsanto’s Named Executive Officers in Connection with the Merger.” Monsanto estimates that the aggregate value of the prorated annual incentive, severance payment and ancillary benefits that would become payable to Monsanto’s seven other executive officers under their change of control employment security agreements if the effective time of the merger were November 1, 2016, and each incurred a severance-qualifying termination of employment on that date, to be $15,343,221.

Prorated Annual Incentive for Monsanto’s 2017 Fiscal Year

Pursuant to the merger agreement, if the merger is completed prior to the end of Monsanto’s 2017 fiscal year, on or prior to the merger, Monsanto may pay annual short-term incentive awards to eligible employees (including the executive officers) in an amount determined based on actual and forecasted performance as of the completion of the merger (subject to a floor of 50% of the applicable employee’s target incentive opportunity) and prorated based on the portion of the year elapsed as of that time. Because the values included in this section of the proxy statement assume each of the executive officers would experience a termination of employment during Monsanto’s 2017 fiscal year at the effective time of the merger and each would receive a prorated annual incentive under his or her change of control employment security agreement, no value is attributed to the prorated annual incentive payable under the merger agreement.

New Management Arrangements

As of the date of this proxy statement, there is no new employment, equity contribution or other agreements between any Monsanto executive officer or director, on the one hand, and Monsanto or Bayer, on the other hand. The merger is not conditioned upon any executive officer or director of Monsanto entering into any such agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, from and after the effective time, Bayer will indemnify certain persons, including Monsanto’s directors and executive officers. In addition, for a period of not less than six years from the effective time, Bayer will maintain an insurance and indemnification policy for the benefit of certain persons, including Monsanto’s directors and executive officers. For additional information, see “The Merger Agreement — Indemnification and Insurance.”

Quantification of Potential Payments to Monsanto’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Monsanto’s named executive officers that is based on or otherwise relates to the merger and assumes, among other things, that Monsanto’s named executive officers will incur a severance-qualifying termination of employment immediately following the effective time of the merger. For additional details regarding the terms of the payments described below, see the discussion under the caption “— Interests of the Company’s Directors and Executive Officers in the Merger.”

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger, including the grant of any additional equity awards as permitted by the merger agreement. For purposes of calculating such amounts, we have assumed:

•	November 1, 2016 as the closing date of the merger; and

•	a severance-qualifying termination of each named executive officer’s employment immediately following the effective time of the merger.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Named Executive Officers
Hugh Grant	11,700,416	7,123,139	36,364	18,859,920
Pierre C. Courduroux	3,201,525	7,670,170	145,141	11,016,836
Brett D. Begemann	5,246,588	7,839,108	13,056	13,098,751
Robert T. Fraley, Ph.D.	3,660,686	2,020,887	35,711	5,717,284
David F. Snively	3,201,525	2,703,982	13,712	5,919,219

(1)	The cash amounts payable to the named executive officers include the following components:

(a)	A cash payment equal to the named executive officer’s average annual incentive for the three fiscal years preceding the change in control, prorated for the portion of the year elapsed as of the termination date, which payment is payable in a lump sum; and

(b)	A cash severance payment equal to the product of (a) three multiplied by (b) the sum of the executive officer’s annual base salary plus average annual incentive for the three fiscal years preceding the change in control, which severance payment is payable in a lump sum.

All components of such cash amount are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment). As a condition of receiving the prorated annual incentive and severance payment, the named executive officers must execute a release of claims. The estimated amount of each component of the cash payment is set forth in the table below.

Name	Prorated Target Annual Short-Term Incentive ($)	Monsanto Severance Payment ($)
Named Executive Officers
Hugh Grant	359,626	11,340,790
Pierre C. Courduroux	71,206	3,130,318
Brett D. Begemann	120,388	5,126,200
Robert T. Fraley, Ph.D.	87,226	3,573,460
David F. Snively	71,206	3,130,318

If the effective time occurred during Monsanto’s 2017 fiscal year, on or prior to the closing of the merger, the named executive officers would be entitled to an annual short-term incentive award, determined based on actual and forecasted performance as of the completion of the merger (subject to a floor of 50% of the applicable employee’s target incentive opportunity) and prorated based on the portion of the year elapsed as of that time. Such amount would be payable “single-trigger” (i.e., automatically as a result of the consummation of the merger). Because the tables above assume each of the named executive officers would experience a termination of employment during Monsanto’s 2017 fiscal year at the effective time of the merger and each would receive a prorated annual incentive under his or her change of control employment security agreement, no value is attributed to the prorated annual incentive payable under the merger agreement.

(2)

As described in more detail in “The Merger Agreement — Treatment of Company Equity Awards,” any Monsanto stock options, restricted stock awards, restricted stock units and other stock-based awards (including those held by the directors and executive officers) that were outstanding at the time the merger agreement was entered into and that remain outstanding as of the effective time of the merger will vest “single-trigger” upon the effective time of the merger and ultimately be settled for the merger consideration (less, in the case of stock options, the applicable exercise price), plus interest to the extent that settlement does not occur at the effective time. In the case of RSU awards granted during Monsanto’s 2017 fiscal year, the first 1/3 of the award scheduled to vest, to the extent not vested, will vest “single-trigger” at the effective time. The remaining portion of any RSU award granted during Monsanto’s 2017 fiscal year and the full amount of any RSU award granted during Monsanto’s 2018 fiscal year will remain subject to the original vesting schedule, and will be subject to full vesting “double-trigger” upon a termination of employment without cause, for good reason or due to death, disability or retirement.

The amounts above and in the table below assume a price per share of Monsanto common stock of $128. Set forth below are the values of each type of unvested Monsanto equity award (including any related dividend equivalents) held by the named executive officers that would become vested upon the consummation of the merger or a qualifying termination of employment thereafter (excluding awards for which Mr. Grant, Mr. Begemann, Dr. Fraley and Mr. Snively are retirement-eligible under the terms of the applicable award agreements).

Name	Options (Single- Trigger) ($)	Pre-FY2017 RSUs (Single- Trigger) ($)	FY2017 RSUs (Double- Trigger) ($)	Pre-FY2017 Performance- RSUs (Single- Trigger) ($)	FY2017 Performance- RSUs (Double- Trigger) ($)
Named Executive Officers
Hugh Grant	—	—	7,078,400	44,739	—
Pierre C. Courduroux	2,049,229	—	1,566,080	2,488,781	1,566,080
Brett D. Begemann	—	—	3,132,160	1,740,420	2,966,528
Robert T. Fraley, Ph.D.	—	—	1,879,296	141,591	—
David F. Snively	—	—	1,064,960	630,382	1,008,640

(3)	The change of control employment security agreements with the named executive officers provide for (a) continued medical, dental and other insurance benefits for a period of two years from the date of termination (or until the executive officer becomes eligible to receive such benefits from a future employer), after which the executive officer would be eligible for retiree welfare benefits if he or she has attained age 50 on the termination date, has provided at least 10 years of service, and has a combined age and years of service of at least 65, and (b) outplacement services in accordance with Monsanto’s practices for its other senior executives. The estimated amount of each such benefit is set forth in the table below. In addition, the change of control employment security agreements provide for vesting of accrued but unvested benefits under Monsanto’s pension plan and supplemental pension plans, but the named executive officers were fully vested under such plans as of November 1, 2016. All such amounts are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment). As a condition of receiving the foregoing benefits, the named executive officers must execute a release of claims.

Name	Insurance Benefits ($)	Outplacement ($)
Named Executive Officers
Hugh Grant	34,489	1,875
Pierre C. Courduroux	143,266	1,875
Brett D. Begemann	11,181	1,875
Robert T. Fraley, Ph.D.	33,836	1,875
David F. Snively	11,837	1,875

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income

Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), S corporations, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of common stock who exercise appraisal rights in connection with the merger under the DGCL.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of common stock, you should consult your tax advisor.

Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. The Company and Bayer intend to promptly file their respective Notification and Report Forms with the Antitrust Division, which will review the merger.

Completion of the merger is further subject to notification or receipt of certain other regulatory approvals, including notification, clearance and/or approval in the European Union and certain other foreign jurisdictions and completion of the CFIUS review process.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Bayer is required to take all actions necessary to obtain antitrust approvals and completion of the CFIUS review process, including (1) agreeing to sell, divest or otherwise convey or hold separate any assets or businesses of Monsanto, Bayer or their respective subsidiaries, (2) permitting Monsanto and its subsidiaries to sell, divest or otherwise convey or hold separate any assets or businesses of Monsanto or any of its subsidiaries, (3) terminating or creating any relationship, contractual right or obligation of Monsanto, Bayer or their respective subsidiaries or (4) terminating any joint venture or other arrangement of Monsanto, Bayer or their respective subsidiaries (or, in each case, entering into any agreement with respect to or stipulating to any of the foregoing or consenting to any action by Monsanto or its subsidiaries with respect to the foregoing). However, Bayer will not be required to take (a) any divestiture action described in the foregoing clauses (1) or (2) that, taken together with all other divestiture actions described in such clauses, would reasonably be likely to result in a one-year loss of net sales to Monsanto, Bayer and their respective subsidiaries in excess of $1.6 billion in the aggregate (as measured by annual net sales in fiscal year 2016 for Monsanto and annual net sales in fiscal year 2015 for Bayer) or (b) any divestiture action that, taken together with all other divestiture actions, would reasonably be likely to have a material adverse effect on the business, financial condition or results of operations of the consolidated agricultural businesses of Monsanto, Bayer and their respective subsidiaries, taken as a whole. See the section entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters and Substantial Detriment.”

There can be no assurance that regulatory authorities will not impose conditions that will result in a substantial detriment, or impose conditions on the completion of the merger or require changes to the terms of the transaction.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about Monsanto or modify or supplement any factual disclosures about Monsanto in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Monsanto. The merger agreement contains representations and warranties by and covenants of Monsanto, Bayer and Merger Sub, and they were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Monsanto’s public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in Monsanto’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information.” Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about Monsanto may be found elsewhere in this proxy statement and Monsanto’s other public filings. See the section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time, Merger Sub will merge with and into Monsanto, and the separate corporate existence of Merger Sub will cease. Monsanto will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and a wholly owned subsidiary of Bayer. The certificate of incorporation of Monsanto that is in effect immediately before the effective time will be amended and restated as of the effective time to be in the form attached as Exhibit A to the merger agreement, and as so amended will become the certificate of incorporation of the surviving corporation. Except as to the name of the surviving company, which will be “Monsanto Company,” the bylaws of Merger Sub that are in effect immediately before the effective time will become the bylaws of the surviving corporation.

The individuals holding positions as directors of Merger Sub at the effective time will become the initial directors of the surviving corporation. The individuals holding positions as officers of Monsanto at the effective time will become the initial officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place at 9:00 a.m., New York time, on the fifth business day following the day on which the last of the conditions set forth in the merger agreement to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with the merger agreement, unless otherwise mutually agreed in writing between Monsanto and Bayer. For purposes of the merger agreement, “business day” refers to any day ending at 11:59 p.m. New York time, other than a Saturday or Sunday on which the Department of State of the State of Delaware and banks in the County of New York, New York, United States; London, England; and Leverkusen and Frankfurt am Main, Germany are open for general business and which is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (TARGET2) is open for the settlement of payments in euros.

On the closing date, Monsanto and Bayer will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger.

As of the date of this proxy statement, we expect to complete the merger by the end of 2017. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include various regulatory clearances and approvals, and it is possible that the merger will not be completed until a later time, or at all. There may be a substantial amount of time between the special meeting and the completion of the merger. After the requisite company vote is obtained, the Monsanto board of directors will not have the right to terminate the merger agreement in order to accept any alternative acquisition proposal. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on the Common Stock

At the effective time, each share of Company common stock outstanding immediately before the effective time (other than (1) shares owned by Bayer, Merger Sub or any other wholly owned subsidiary of Bayer and shares owned by the Company or any wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (2) shares owned by shareowners of the Company (whom we refer to as “dissenting shareowners”) who have properly demanded and not withdrawn a demand for, or lost their right to, appraisal rights pursuant to Section 262 of the DGCL (the shares referred to in clause (2), “dissenting shares,” and the shares referred to in clauses (1) and (2), “excluded shares”)) will be converted into the right to receive the merger consideration. The merger consideration will be $128.00 per share in cash, without interest. The merger consideration is subject to required withholding taxes.

At the effective time, each excluded share (other than shares owned by any wholly owned subsidiary of the Company) will be cancelled without payment of any consideration and will cease to exist, subject to any rights the holder may have pursuant to the merger agreement and the DGCL.

At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation.

Treatment of Company Equity Awards

Stock Options and SARs. At the effective time, each stock option and each SAR in respect of Monsanto common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and be converted into the right to receive a cash payment as soon as reasonably practicable after the effective time equal to the product of (1) the number of shares of Monsanto common stock subject to such option or SAR award as of the effective time multiplied by (2) the excess, if any, of the merger consideration over the exercise price.

Restricted Shares. At the effective time, each Monsanto restricted common share that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and will be converted into the right to receive a cash payment as soon as reasonably practicable after the effective time equal to the merger consideration.

RSUs. At the effective time, each RSU in respect of Monsanto common stock granted prior to September 14, 2016 that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and will be converted into the right to receive a cash payment equal to the merger consideration, to be paid, with interest to the extent that settlement does not occur at the effective time, at the time specified in the applicable Monsanto RSU award agreement.

At the effective time, each Monsanto RSU granted after September 14, 2016 will be converted into the right to receive a cash payment equal to the merger consideration, plus interest to the extent that settlement does not occur at the effective time. In the case of RSU awards granted during Monsanto’s 2017 fiscal year, the first 1/3rd of the award scheduled to vest, to the extent not vested, will vest and become payable at the effective time. The remaining portion of any RSU award granted during Monsanto’s 2017 fiscal year and the full amount of any RSU award granted during Monsanto’s 2018 fiscal year will remain subject to the original vesting schedule, and will be subject to full vesting upon a termination of employment without cause, for good reason or due to death, disability or retirement.

Any performance goals applicable to a Monsanto RSU will be fixed, in accordance with the award agreement, based on actual performance for each completed fiscal year of a performance period in progress as of the effective time and based on target performance for any fiscal year that has not been completed as of the effective time.

Other Share Awards. At the effective time of the merger, each compensatory right in respect of Monsanto common stock that is not a stock option, SAR, restricted share or RSU and that is outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and be converted into the right to receive a cash payment equal to the product of (1) the number of shares of Monsanto common stock subject to such right award as of the effective time multiplied by (2) the merger consideration (or, if applicable, the excess of the merger consideration over the reference or exercise price). To the extent that settlement does not occur at the effective time, holders will be permitted to notionally invest the consideration received in respect of such right consistent with the investment options (other than Monsanto shares) available under the Monsanto benefit plans.

Payment for Common Stock in the Merger

At or prior to the effective time of the merger (which we refer to as the “effective time”), Bayer or Merger Sub will deposit, or cause to be deposited, with a paying agent cash sufficient to pay the aggregate merger consideration (other than in respect of excluded shares). Promptly (and no later than the third business day) after the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of shares of Company common stock (other than excluded shares) (1) a notice of the effectiveness of the merger, (2) a letter of transmittal and (3) instructions for use in effecting the surrender of certificates or book-entry shares to the paying agent in exchange for payment of the merger consideration. Upon surrender to the paying agent of certificates or book-entry shares, as applicable, together with, in the case of share certificates, the letter of transmittal, duly completed and validly executed, or, in the case of book-entry shares, receipt of an “agent’s message” by the paying agent, and such other documents as may be reasonably required, the holder of such certificates or book-entry shares will be entitled to receive payment of the merger consideration which the holder is entitled to pursuant to the merger agreement (after giving effect to any required tax withholding).

Representations and Warranties

The merger agreement contains representations and warranties of Monsanto, subject to certain exceptions in the merger agreement, in the company disclosure schedule delivered in connection with the merger agreement and in Monsanto’s public filings, as to, among other things:

•	organization, good standing and qualification to do business;

•	capital structure;

•	corporate authority and approvals relating to the execution, delivery and performance of the merger agreement;

•	governmental filings and the absence of certain violations;

•	the reports, forms, documents and financial statements required to be filed with the SEC, and the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	the absence of certain changes, including that there has not been a material adverse effect with respect to Monsanto;

•	the absence of certain actions, including civil, criminal or administrative actions, claims, arbitrations, investigations or other proceedings and undisclosed liabilities;

•	employee benefit plans and other agreements, plans and policies with or concerning employees;

•	compliance with applicable laws and permits;

•	material contracts;

•	real property matters;

•	takeover statutes;

•	environmental matters;

•	tax returns, filings and other tax matters;

•	employee relations, labor matters and compliance with labor, employment and occupational safety and laws;

•	intellectual property, proprietary information and information technology assets;

•	insurance policies;

•	compliance with the provisions of anti-bribery, anti-corruption and anti-money laundering laws and export and sanctions regulations;

•	accuracy of the information supplied for the purposes of this proxy statement;

•	company products; and

•	broker’s and finder’s fees.

The merger agreement also contains representations and warranties of Bayer and Merger Sub, subject to certain exceptions in the merger agreement and the parent disclosure schedule delivered in connection with the merger agreement, as to, among other things:

•	organization, good standing and qualification to do business;

•	corporate authority and approvals relating to the execution, delivery and performance of the merger agreement;

•	governmental filings and the absence of certain violations;

•	the absence of certain actions, including civil, criminal or administrative actions, claims, arbitrations, investigations or other proceedings;

•	the executed syndicated term loan facility agreement providing for a commitment to lend to Bayer $56.9 billion, and the enforceability of that agreement, and the sufficiency of the proceeds to be disbursed under that agreement, together with other sources of financing available to Bayer, to pay the merger consideration and the other amounts payable under the merger agreement;

•	the ownership and operations of Merger Sub;

•	accuracy of the information supplied for the purposes of this proxy statement; and

•	broker’s and finder’s fees.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification, as discussed below.

For purposes of the merger agreement, a “material adverse effect” means any material adverse effect on the financial condition, business or results of operations of Monsanto and its subsidiaries, taken as a whole. However, none of the following, and no change, effect, event, occurrence or development resulting from or arising out of the following, will constitute or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:

•	changes in the economy or financial, debt, credit or securities markets generally, including changes in interest or exchange rates;

•	changes generally affecting the industries in which Monsanto or any of its subsidiaries operate;

•	changes or proposed changes in GAAP or other accounting standards or interpretations thereof or in any law of general applicability, or interpretations thereof;

•	changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

•	weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters);

•	any capital market conditions;

•	a decline in the price or trading volume of Monsanto’s common stock on the NYSE or any other securities market or in the trading price of any other securities of Monsanto or any of its subsidiaries or any change in the ratings or ratings outlook for Monsanto or any of its subsidiaries (provided that this exception will not prevent or otherwise affect a determination that any underlying change, effect, event, occurrence or development that is the cause of such decline has resulted in a material adverse effect);

•	any failure by Monsanto to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics for any period (provided that this exception will not prevent or otherwise affect a determination that any underlying change, effect, occurrence or development that is the cause of the failure has resulted in a material adverse effect);

•	the effect of seasonal changes on the results of operations or financial condition of Monsanto;

•	the announcement, pendency or completion of the merger agreement or the merger, including any impact on relationships with employees and labor unions and relationships with customers, suppliers and distributors or other persons;

•	any action or claim made or brought by any of the current or former shareowners of Monsanto (or on their behalf or on behalf of Monsanto) against Monsanto or any of its directors, officers or employees arising out of the merger agreement or the merger or the other transactions contemplated thereby; and

•	the failure on the part of Monsanto or any of its subsidiaries to take any action as a result of the restrictions on interim operations set forth in the merger agreement if Monsanto in good faith requested in writing that Bayer consent to such action and Bayer unreasonably withheld its consent to such requested action.

However, with respect to the matters described in the foregoing first, second, third, fourth, fifth, sixth and ninth bullet points above, such change, effect, occurrence or development may be taken into account to the extent that it has a disproportionate adverse effect on Monsanto and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which Monsanto and its subsidiaries operate.

Conduct of Business Pending the Merger

The merger agreement provides that, after September 14, 2016 and prior to the effective time, except as required by applicable law, with Bayer’s prior written approval (which may not be unreasonably withheld, delayed or conditioned), as required by the merger agreement or as set forth in the disclosure schedules to the merger agreement, Monsanto will, and will cause its subsidiaries to, use its and their reasonable best efforts to conduct their businesses in the ordinary course, use its and their commercially reasonable efforts to preserve their business organizations intact and maintain existing relations with key customers, suppliers and other persons with whom Monsanto and its subsidiaries have significant business relationships, and will not and will cause its subsidiaries not to, take any of the following actions:

•	(1) adopt any change in the certificate of incorporation or bylaws of the Company, or (2) adopt any change in the comparable organizational document of any subsidiary of the Company that, in the case of clause (2), would adversely affect the completion of the merger or the other transactions contemplated by the merger agreement;

•	merge or consolidate the Company or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate the Company or any of its subsidiaries, in each case other than any transactions among any wholly owned subsidiaries of the Company which would not reasonably be expected to result in a restriction or reduction in any participation exemption available under non-U.S. law with respect to any such subsidiaries;

•	acquire or license tangible or intangible assets outside of the ordinary course of business or make any capital contributions to or investments in any person, in each case other than any such transactions (1) among the Company and/or its wholly owned subsidiaries or (2) for amounts that do not exceed $200 million in the aggregate in any fiscal year of the Company;

•	issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of the Company or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case other than (1) any such transaction among the Company and/or its wholly owned subsidiaries or (2) any issuance, sale, grant or transfer of common stock pursuant to the settlement of options, SARs, RSUs or other awards outstanding as of September 14, 2016 or granted after September 14, 2016 in accordance with the terms of the merger agreement;

•	make any loans, advances or guarantees outside the ordinary course of business, other than any such transactions (1) among the Company and/or its wholly owned subsidiaries, (2) permitted under the covenant described in the eighth bullet point in this section or (3) not in excess of $25 million in the aggregate in any fiscal year of the Company;

•

declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock except for (1) dividends or other distributions paid by any wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company and except for any quarterly dividends to shareowners of the Company in an amount not to exceed $0.54 per share, in each case declared and paid at such times and in such amounts as is consistent with historical practice over the most recent fiscal year ended prior to September 14, 2016 and (2) dividend equivalents paid in respect of RSUs or other awards outstanding as of September 14, 2016 or granted after September 14, 2016 in accordance with the terms of the merger agreement;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock except for (1) any such transaction by a wholly owned subsidiary of the Company and (2) acquisitions of Company common stock in satisfaction of withholding obligations or payment of the exercise price in respect of options, SARs, RSUs or other awards outstanding as of September 14, 2016 or granted after September 14, 2016 in accordance with the terms of the merger agreement;

•	incur any indebtedness, except for (1) intercompany indebtedness, (2) indebtedness not to exceed $1.5 billion in aggregate principal amount incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company, subject to certain qualifications, (3) indebtedness under commercial paper arrangements, revolving credit facilities and other working capital or liquidity facilities not to exceed $3.5 billion in aggregate principal amount at any time outstanding, (4) guarantees of indebtedness outstanding on the date of the merger agreement or otherwise incurred in compliance with the interim operating covenants, (5) indebtedness of the subsidiaries of the Company organized under the laws of a country other than the United States not to exceed $500 million in aggregate principal amount at any time outstanding, (6) indebtedness pursuant to receivables financing or factoring arrangements for which the outstanding factoring balance does not exceed $2.4 billion, (7) indebtedness pursuant to capitalized leases entered into in the ordinary course of business or entered into in connection with the Company’s Arizona Greenhouse project, (8) indebtedness in respect of swaps, options, derivatives and other hedging contracts entered into in the ordinary course of business, (9) indebtedness under letters of credit, bank guarantee arrangements and any related reimbursement obligations entered into in the ordinary course of business or (10) other indebtedness not to exceed $250 million in aggregate principal amount;

•	(1) make or authorize any payment of, or accrual or commitment for, capital expenditures that, in the aggregate, exceed by more than 5%, or (2) fail to make payments of capital expenditures that, in the aggregate, are no less than 90%, in the case of each of clauses (1) and (2), of the aggregate amounts set forth in the company disclosure schedule delivered in connection with the merger agreement, except with respect to permitted acquisitions or licenses of tangible or intangible assets;

•	other than in the ordinary course of business or in connection with any matter to the extent such matter is expressly permitted under any other interim operating covenant, (1) enter into any contract that would have been a material contract (as that term is defined in the merger agreement) had it been entered into prior to the merger agreement or (2) terminate or waive, or materially amend, modify or supplement, any rights or interests pursuant to or in any material contract, other than expirations of any such material contracts in accordance with their terms;

•	enter into any contract that materially restricts the ability of the Company or any of its subsidiaries (or, following the completion of the merger, would materially restrict the ability of the surviving corporation or its affiliates) to compete in any business or geographic area, or grants “most favored nation” status that, following the completion of the merger, would be material to the Company or the crop science business of Bayer and would apply to Bayer, the Company or any of their respective subsidiaries;

•	make any material changes with respect to financial accounting policies or procedures, except as required by law, proposed law or GAAP or statutory or regulatory accounting rules or interpretations or by any governmental entity or quasi-governmental entity;

•

settle any action, suit, claim, hearing, arbitration, investigation or other proceeding (other than any audit or other proceeding in respect of taxes), in each case made or pending against the Company or any of its subsidiaries (and not including any settlement with respect to matters in which any of them is a plaintiff) for an amount in excess of $150 million in the aggregate in any fiscal year of the Company or on a basis that would result in the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any governmental entity that, in the aggregate, would materially restrict the future activity or conduct of Bayer, the Company or any of their respective subsidiaries, other than with respect to monetary settlements only, settlements or compromises of any action, suit, claim, hearing, arbitration, investigation or other proceeding to the extent reflected or reserved against in the balance sheet (or the notes thereto) of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2016 for an amount not in excess of the amount so reflected or reserved;

•	(1) file or amend any material tax return other than in the ordinary course of business, (2) settle or compromise any material tax liability for an amount materially in excess of the amount reserved or accrued on the Company’s most recent consolidated balance sheet, (3) make, change or revoke any material tax election (other than certain entity classification elections), (4) change any material method of tax accounting or (5) terminate, consent to the termination of or agree to any material modification of certain rulings or agreements if such action is reasonably expected to result in a material increase in the tax liability of the Company or any of its subsidiaries;

•	transfer, sell, lease, divest, cancel or otherwise dispose of any assets (other than intellectual property rights, germplasm, or biological materials) of the Company or any of its subsidiaries, except for transfers, sales, leases, divestments, cancellations or other dispositions (1) of products and services in the ordinary course of business, (2) of obsolete inventory and equipment in the ordinary course of business, (3) of tangible assets having a net present value not in excess of $35 million individually or $60 million in the aggregate in any fiscal year of the Company, (4) of receivables, invoices and related rights and assets pursuant to receivables financing or factoring arrangements for which the outstanding factoring balance does not exceed $2.4 billion and (5) among the Company and/or its wholly owned subsidiaries;

•	(1) transfer, sell, license, mortgage, pledge, encumber, divest or otherwise dispose of any intellectual property rights, germplasm or biological materials or (2) except in the ordinary course of business, grant, extend, amend, fail to diligently prosecute or cancel, abandon or allow to lapse, waive or modify any rights in or to material owned intellectual property, germplasm or biological materials, except, in the case of each of clauses (1) and (2), for (i) non-exclusive licenses of intellectual property rights, germplasm or biological materials in the ordinary course of business, (ii) exclusive licenses of intellectual property rights, germplasm or biological materials in the ordinary course of business, provided that the licenses are not exclusive in all fields of use and that such licenses retain the Company’s rights to offer or develop certain products or services, (iii) transfers, sales, licenses, mortgages, pledges, encumbrances, divestments and other dispositions among the Company and/or its wholly owned subsidiaries and (iv) transfers, sales, licenses, divestments or other dispositions of intellectual property rights, germplasm or biological materials having a net present value not in excess of $35 million individually or $60 million in the aggregate in any fiscal year of the Company;

•

except as required by contracts or benefit plans, (1) terminate, adopt, establish, enter into, materially amend or renew (or communicate any intention to take such action) any material benefit plan, (2) increase in any manner the compensation, benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants who are natural persons of the Company or its subsidiaries, other than routine annual salary or base pay increases (and corresponding increases in bonus or incentive payments to the extent determined by reference to salary or base pay) for non-executive officer employees, in the ordinary course of business consistent with past practice, (3) pay any bonus or incentive compensation under any benefit plan, other than payments based on actual performance for completed performance periods, (4) accelerate the vesting of or lapsing of restrictions, or amend the vesting requirements, with respect to any equity-based compensation or other long-term incentive compensation under any benefit plan, (5) grant any new severance, change in control, retention benefit or award (other than pursuant to arrangements entered into with newly hired and promoted employees in the ordinary course of business consistent with past practice and for separation agreements entered into with terminated employees who are not executive officers in the ordinary course of business consistent with past practice) or amend the terms of outstanding awards under any benefit plan, (6) take any action to accelerate the payment, or to fund or secure the payment, of any amounts under any benefit plan, (7) change any assumptions used to calculate funding or contribution obligations under any material benefit plan, other than as required by GAAP, (8) hire any executive officer or hire any employee or consultant who is a natural person with a target total annual cash compensation opportunity in excess of $500,000 (other than hiring to fill an open position, provided that compensation and benefits for such persons are consistent with past practice for new hires in similar positions in the Company), (9) promote any executive officer of the Company or promote any employee to an executive officer position, other than to fill an open position, (10) become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, other than, with respect to any such arrangement covering employees outside of the United States, in the ordinary course of business consistent with past practice, or (11) terminate without cause the employment of any executive officer of the Company;

•	except as reasonably required or appropriate in response to any change or event after September 14, 2016, fail to implement the Company’s restructuring plan without material deviation from the remaining amount budgeted, and otherwise in conformity in all material respects with the plan set forth in the company disclosure schedule delivered in connection with the merger agreement;

•	except as otherwise provided in the merger agreement, enter into agreements with respect to, or complete, any acquisition, merger, consolidation, dissolution, liquidation, tender offer, share exchange, business combination, license of intellectual property rights or similar transaction that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of the Company to complete the merger; or

•	agree, authorize or commit to take any of the foregoing actions.

In addition, Bayer has agreed that, after September 14, 2016 and prior to the effective time, Bayer and Merger Sub will not, and will cause their respective subsidiaries not to, enter into agreements with respect to, or complete, any acquisition, merger, consolidation, dissolution, liquidation, tender offer, share exchange, business combination, license of intellectual property rights or similar transaction that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Bayer and Merger Sub to complete the merger.

Access

Subject to certain exceptions and limitations and solely for purposes of furthering the merger and the other transactions contemplated by the merger agreement or integration planning relating thereto, Monsanto and Bayer are required to, and required to cause their respective subsidiaries to, furnish the other with reasonable information concerning itself, its subsidiaries, directors, officers and shareowners and other matters as may be reasonably necessary or advisable in connection with this proxy statement or any other statement, filing, notice or application made by or on behalf of Monsanto, Bayer or any of their respective subsidiaries to any third party and/or any governmental entity in connection with the merger and the transactions contemplated by the merger agreement. In addition, subject to certain exceptions and limitations, Monsanto is required to, and is required to cause its subsidiaries to, afford Bayer’s officers and other authorized representatives reasonable access to Monsanto’s and its subsidiaries’ officers, employees, agents, contracts, books and records, as well as properties, offices and other facilities, and other reasonable information concerning its business, properties and personnel as may reasonably be requested by Bayer. However, Monsanto and Bayer are not required to permit access, or to disclose or otherwise make available information, that would (1) unreasonably disrupt its or its subsidiaries’

operations, (2) result in the disclosure of trade secrets of third parties or violate the terms of confidentiality provisions in agreements with third parties or any applicable law or duty, (3) result in the disclosure of any information referencing the valuation of Monsanto and its subsidiaries conducted in connection with the approval and adoption of the merger agreement or (4) reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product or other relevant legal privilege.

Acquisition Proposals; No Solicitation

Except as permitted by the merger agreement, the Company must not, and must cause its subsidiaries and its and its subsidiaries’ directors or officers not to, and must instruct and use its reasonable best efforts to cause its and its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations relating to any acquisition proposal (other than to state that those discussions are prohibited); or

•	provide any non-public information to any person in connection with any acquisition proposal.

Pursuant to the merger agreement, an “acquisition proposal” means any proposal, offer, inquiry or indication of interest involving any person or group (other than Bayer, its subsidiaries or its affiliates) relating to:

•	a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Monsanto or any of its subsidiaries pursuant to which any person or group (other than Bayer, its subsidiaries or its affiliates) would acquire more than 15% of the consolidated assets of Monsanto and its subsidiaries (based on the fair market value thereof) or more than 15% of the aggregate voting power of Monsanto or of the surviving entity or the resulting direct or indirect parent of Monsanto or such surviving entity in a merger, consolidation, tender offer, share exchange or other business combination involving Monsanto;

•	any acquisition by any person or group (other than Bayer, its subsidiaries or its affiliates) of more than 15% of the aggregate voting power or of any class of equity securities of Monsanto or more than 15% of the consolidated assets of Monsanto and its subsidiaries; or

•	any acquisition, joint venture, partnership or collaboration by or with any person or group (other than Bayer, its subsidiaries or its affiliates) involving assets, rights, contracts, businesses or operations of Monsanto or any of its subsidiaries (i) having a value in excess of 15% of the consolidated assets of Monsanto and its subsidiaries or (ii) involving earnings before interest and taxes equal to or in excess of 15% of Monsanto’s and its subsidiaries’ earnings before interest and taxes in its most recent completed fiscal year.

Existing Discussions or Negotiations

Pursuant to the merger agreement, Monsanto has agreed to, and to cause its subsidiaries and the directors and officers of it and its subsidiaries to, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted before September 14, 2016 with respect to any acquisition proposal or proposal or transaction that would reasonably be expected to result in an acquisition proposal. Monsanto has agreed to promptly deliver a written notice requesting the prompt return or destruction of all confidential information concerning Monsanto and any of its subsidiaries that Monsanto provided to such person with respect to any acquisition proposal discussed on or prior to September 14, 2016. Monsanto has also agreed to promptly terminate all physical and electronic data access previously granted to such persons in connection with any such acquisition proposal, proposal or transaction discussed on or prior to September 14, 2016.

During the period beginning on September 14, 2016 and continuing until the effective time, Monsanto is not permitted to terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement entered into in connection with any acquisition proposal proposed, discussed or negotiated on or prior to September 14, 2016 to which Monsanto or any of its subsidiaries is a party, provided that Monsanto is permitted to do so if the Monsanto board of directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law.

Receipt of Company Takeover Proposals

Notwithstanding certain provisions of the merger agreement described above, prior to the time the requisite company vote is obtained, if Monsanto receives an unsolicited, bona fide written acquisition proposal, and if the Monsanto board of directors determines in good faith, after consultation with outside legal counsel and outside financial advisors, that (1) based on the information then available, the acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (as defined below) and (2) the failure to take the applicable action would be inconsistent with the directors’ fiduciary duties under applicable law, then Monsanto may:

•	provide information (including non-public information) to the person making the acquisition proposal; provided that, if the information has not previously been made available to Bayer, Monsanto must promptly (and in any event within 24 hours) provide the information to Bayer, and that, prior to furnishing the information, Monsanto must receive from the person making the acquisition proposal an executed confidentiality agreement with terms not less restrictive in the aggregate to the other party than the terms in the confidentiality agreement between Monsanto and Bayer are on Bayer; and

•	engage and participate in discussions and negotiations with that person regarding the acquisition proposal.

Pursuant to the merger agreement, a “superior proposal” means a bona fide written acquisition proposal that did not arise from a material breach of Monsanto’s non-solicitation obligations that the Monsanto board of directors has determined in good faith, after consultation with outside legal counsel and outside financial advisors, and taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the person(s) making the proposal, the likelihood of the proposal being completed in accordance with its terms and any revisions to the terms of the merger agreement proposed by Bayer, would, if completed, result in a transaction (1) more favorable to Monsanto’s shareowners from a financial point of view than the merger, (2) for which financing, if a cash transaction (in whole or in part), is reasonably capable of being fully committed, and (3) that is reasonably capable of being completed, taking into account any regulatory, financing or approval requirements; provided that, for purposes of the definition of “superior proposal,” the references to “15%” in the definition of acquisition proposal will be deemed to be references to “50%.”

Monsanto must promptly (and in any event within 24 hours) notify Bayer if Monsanto or any of its subsidiaries or representatives receives (1) any acquisition proposal, (2) any request by any person or group for information with respect to any acquisition proposal, or (3) any request by any person or group for discussions or negotiations with respect to an acquisition proposal, setting forth in the notice the name of the person or group and the material terms and conditions of the acquisition proposal, and thereafter must keep Bayer informed, on a current basis (and in any event within 24 hours), of the terms of the proposals and any material developments with respect to the acquisition proposal (including any material amendments and any material changes to the status of the discussions or negotiations).

Change in Board Recommendation; Alternative Acquisition Agreement

The Monsanto board of directors has unanimously recommended that Monsanto shareowners vote “FOR” the proposal to adopt the merger agreement. The merger agreement permits the Monsanto board of directors to effect a change of recommendation (as defined below) only in certain limited circumstances, as described below.

Except as expressly permitted by the merger agreement, neither the Monsanto board of directors nor any committee thereof may:

•	withdraw or fail to make when required by the merger agreement (or publicly propose or resolve to withdraw or fail to make when required by the merger agreement) the company recommendation with respect to the merger;

•	qualify or modify (or publicly propose or resolve to qualify or modify) the company recommendation with respect to the merger in a manner adverse to Bayer;

•	approve or recommend, or publicly declare advisable, any acquisition proposal;

•	fail to include the company recommendation in this proxy statement;

•	if any acquisition proposal that is structured as a tender offer or exchange offer for outstanding shares of common stock is commenced, fail to recommend against acceptance of the offer by the Company’s shareowners prior to 11 business days after commencement of the tender offer or exchange offer;

•	approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement (other than a confidentiality agreement as described in the section entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”) relating to any acquisition proposal (referred to in this proxy statement as an “alternative acquisition agreement”); or

•	except as expressly permitted by, and after compliance with, the applicable provisions of the merger agreement, cause or permit Monsanto to enter into an alternative acquisition agreement.

The actions described in the first, second, third, fourth, fifth and sixth bullet points above are referred to in this proxy statement as a “change of recommendation.”

However, before the requisite company vote is obtained, the Monsanto board of directors may effect a change of recommendation in response to an intervening event if the Monsanto board of directors has determined in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law. Before effecting a change of recommendation in response to an intervening event, (1) Monsanto must have given Bayer at least five business days’ prior written notice of its intention to do so, (2) Monsanto must have negotiated in good faith with Bayer to enable Bayer to propose in writing a binding offer to make revisions to the terms of the merger agreement, and (3) at the end of the notice period, the Monsanto board of directors must have considered in good faith the binding offer and any other information offered by Bayer in response to the notice, and has determined in good faith, after consultation with outside legal counsel and outside financial advisors, that the failure to effect a change of recommendation would be inconsistent with its fiduciary duties under applicable law if the changes proposed in the binding offer by Bayer were to be given effect. Under the merger agreement, an “intervening event” means any change, effect, event, occurrence or development that was not known by the Monsanto board of directors as of September 14, 2016 and that is unrelated to any acquisition proposal.

Further, before the requisite company vote is obtained, the Monsanto board of directors may effect a change of recommendation in response to an acquisition proposal and/or cause Monsanto to terminate the merger agreement to enter into an alternative acquisition agreement providing for an acquisition proposal, in each case if the Monsanto board of directors has determined in good faith, after consultation with outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal and the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law. Before effecting a change of recommendation or terminating the merger agreement to enter into an alternative acquisition agreement providing for an acquisition proposal, (1) Monsanto must have given Bayer at least five business days’ prior written notice of its intention to do so, (2) Monsanto must have negotiated in good faith with Bayer to enable

Bayer to propose in writing a binding offer to make revisions to the terms of the merger agreement, and (3) at the end of the notice period, the Monsanto board of directors must have considered in good faith the binding offer and any other information offered by Bayer in response to the notice, and have determined in good faith, after consultation with outside legal counsel and outside financial advisors, that the superior proposal continues to constitute a superior proposal if the changes proposed in the binding offer by Bayer were to be given effect.

In the event of any modification to the financial terms or any other material terms of any acquisition proposal, Monsanto must satisfy the notice requirement described above with a new written notice to Bayer, and comply with the negotiation requirements described above, provided that the subsequent notice period will only be three business days instead of five business days.

The merger agreement does not prohibit Monsanto or the Monsanto board of directors from taking and disclosing to the shareowners of Monsanto a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to the shareowners of Monsanto that is required by applicable law. However, if that disclosure has the substantive effect of withdrawing, adversely qualifying, modifying or failing to make when required by the merger agreement the company recommendation, it will be deemed to be a change of recommendation. Any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act will not be deemed to be a change of recommendation.

Monsanto Shareowners’ Meeting

Monsanto has agreed to take all action necessary to convene a meeting of the holders of Monsanto common stock (which meeting, together with any adjournment or postponement, is referred to in this proxy statement as the “Monsanto shareowners’ meeting”) as promptly as practicable after the SEC confirms that it has no further comments on this proxy statement, to consider and vote upon the adoption of the merger agreement and to cause such vote to be taken. Monsanto is not permitted to postpone or adjourn the Monsanto shareowners’ meeting, except to the extent required by law, and except that Monsanto may adjourn, recess or postpone, and at the request of Bayer, it will adjourn, recess or postpone, the Monsanto shareowners’ meeting for a reasonable period to solicit additional proxies, if Monsanto or Bayer, respectively, reasonably believes there will be insufficient shares of Monsanto common stock represented to constitute a quorum necessary to conduct the business of the Monsanto shareowners’ meeting or to obtain the requisite company vote. However, unless agreed by Monsanto and Bayer, any adjournments, recesses or postponements will be for periods of no more than ten business days each and 35 business days in the aggregate. In addition, Monsanto may adjourn, recess or postpone the Monsanto shareowners’ meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to Monsanto shareowners within a reasonable amount of time in advance of the Monsanto shareowners’ meeting. Subject to Monsanto’s right to effect a change of recommendation and/or terminate the merger agreement to enter into an alternative acquisition agreement providing for an acquisition proposal, as described in the section entitled “The Merger Agreement — Acquisition Proposals; No Solicitation — Change in Board Recommendation; Alternative Acquisition Agreement,” the Monsanto board of directors must include the company recommendation in this proxy statement and must use its reasonable best efforts to obtain the requisite company vote.

In the event that the Monsanto board of directors makes a change of recommendation, Monsanto will be required to submit the merger agreement to holders of Monsanto common stock to obtain the requisite company vote at the Monsanto shareowners’ meeting unless the merger agreement is terminated in accordance with its terms.

Financing and Financing Cooperation

Prior to the execution of the merger agreement, Bayer delivered to Monsanto (1) a copy of the fully executed Syndicated Term Loan Facility Agreement, dated as of September 14, 2016, between, among others, Bayer, Bayer US Finance II LLC, Bank of America, N.A., Credit Suisse AG, London Branch, Goldman Sachs

Bank USA, Goldman Sachs Lending Partners LLC, HSBC Bank plc, The Hong Kong and Shanghai Banking Corporation Limited and JPMorgan Chase Bank, N.A., London Branch (referred to in this proxy statement as the “facilities agreement”), pursuant to which the lenders (as defined in the facilities agreement) have committed, upon the terms and subject to the conditions set forth in the facilities agreement, to lend Bayer $56.9 billion (referred to in this proxy statement as the “debt financing”) and (2) copies of each related fee letter and agency letter.

Bayer has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the proceeds of, the debt financing and any replacement financing on the terms and conditions described in the facilities agreement and replacement financing documents to the extent necessary to fund the merger consideration and other amounts payable under the merger agreement. Monsanto will, and will cause its subsidiaries to, and will use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide all cooperation that is necessary, customary or advisable as reasonably requested by Bayer to assist Bayer in arranging, obtaining or syndicating the debt financing or any other financing undertaken to finance the merger consideration and the other amounts payable under the merger agreement, subject to certain limitations.

Employee Matters

The merger agreement provides that Bayer will provide or cause to be provided to each continuing Monsanto employee compensation and benefits following the effective time on the following terms:

•	Base Compensation. Until December 31, 2018, Bayer will maintain the base salary or wages in effect for the continuing Monsanto employees immediately prior to the merger.

•	Annual Incentives.

•	For Monsanto’s 2017 fiscal year, annual incentives will be determined and paid in the ordinary course of business, except that if the effective time occurs prior to the end of the fiscal year, a prorated award will be paid at the closing based on actual and forecasted performance (subject to a floor of 50% of the target award opportunity).

•	For the transition period between the end of Monsanto’s 2017 fiscal year (or the closing of the merger, if earlier) and January 1, 2018, continuing Monsanto employees will be eligible for an award equal to their target opportunity for Monsanto’s 2017 fiscal year, prorated based on the length of the transition period.

•	For calendar year 2018, continuing Monsanto employees will be eligible to participate in Bayer’s annual incentive plan, and will be provided a target award opportunity not less than their target award opportunity for Monsanto’s 2017 fiscal year.

•	Long-Term Incentives. If the effective time occurs prior to the grant of long-term incentive awards for Monsanto’s 2018 fiscal year, Bayer will grant long-term incentive awards for September 1, 2017 through August 31, 2018 with a value generally based on the award that the continuing Monsanto employees would have been provided by Monsanto immediately prior to the effective time.

•	Other Compensation and Benefits. Until December 31 of the year in which the effective time occurs, Bayer will provide other compensation and benefits that are no less favorable than those provided to the continuing Monsanto employees prior to the effective time. Effective January 1 of the year following the year in which the effective time occurs, Bayer will transition the continuing Monsanto employees onto the Bayer compensation and benefit plans.

•	Severance. If a continuing Monsanto employee experiences qualifying termination of employment between the closing of the merger and December 31, 2018, the employee will be eligible for benefits under the terms of the severance plan that applied prior to closing. Bayer’s commitment under the merger agreement does not limit any longer protection period contemplated by a Monsanto severance plan.

Bayer will cause (or, with respect to employees outside of the United States, use commercially reasonable efforts to cause) (i) any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the continuing Monsanto employees and their eligible dependents, (ii) the amount of eligible expenses incurred by each continuing Monsanto employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Monsanto benefit plans to be credited for purposes of satisfying the deductible, and maximum out-of-pocket co-insurance requirements under the corresponding Bayer benefit plans, and (iii) any of the employee benefit plans of Bayer and its subsidiaries in which the continuing Monsanto employees are eligible to participate, to take into account for all purposes (including purposes of eligibility, vesting and benefits accrual) thereunder, each continuing Monsanto employee’s years of service with Monsanto and its subsidiaries before the effective time, to the same extent as such employee was entitled, before the effective time, to credit for such service under any comparable Monsanto benefit plan, except with respect to benefit accrual under any defined benefit pension plan, for purposes of qualifying for subsidized early retirement or retirement medical benefits or to the extent that its application would result in a duplication of benefits.

Continuing Monsanto employees who are covered by a collective bargaining agreement will remain subject to the terms of such agreement, rather than the terms of the merger agreement described above.

Efforts to Complete the Merger

Monsanto and Bayer have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to (1) take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable and advisable following September 14, 2016, all notifications, filings, registrations, submissions and other materials required under the HSR Act, EUMR and any other applicable antitrust, competition or merger control laws promulgated by any non-U.S. governmental entity (referred to in this proxy statement as “foreign antitrust laws”)), (2) obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to complete the merger or any of the other transactions contemplated by the merger agreement and (3) defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the completion of the merger or any of the other transactions contemplated by the merger agreement.

Subject to applicable laws relating to the exchange of information, Bayer will have the right to direct and control all matters with any governmental entity consistent with its obligations with respect to efforts to complete the merger, provided that Bayer and Monsanto have the right to participate in all such matters and to review in advance and are required, to the extent reasonably practicable, to consult with each other on and consider in good faith the views of the other in connection with, all of the information relating to Bayer, Monsanto or any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.

Neither Bayer nor Monsanto will permit any of its officers or other representatives or agents to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by the governmental entity, gives the other party the opportunity to attend and participate. In addition, Bayer has agreed to keep Monsanto reasonably informed regarding the status of any contemplated divestiture actions to any third parties and its material meetings or material teleconferences with those third parties. Monsanto and its subsidiaries will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the merger and the other transactions contemplated by the merger agreement without the prior written consent of Bayer.

Subject to applicable law and as required by any governmental entity, Monsanto and Bayer must promptly notify the other of (1) any written notice or other written communication from any governmental entity in connection with the merger or from any person alleging that its consent is or may be required in connection with the merger, if the subject matter of the communication or the failure to obtain its consent could be material to Monsanto, the surviving corporation or Bayer, and (2) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries that relate to the merger.

Antitrust Matters and Substantial Detriment

Subject to the terms and conditions set forth in the merger agreement, Bayer is required, as promptly as reasonably practicable, to take all actions necessary to obtain approvals or secure the expiration or termination of any applicable waiting period under the HSR Act, EUMR or any foreign antitrust laws and resolve any objections asserted with respect to the merger or the other transactions contemplated by the merger agreement under any applicable law raised by any federal, state, local or foreign court or other governmental entity with jurisdiction over enforcement of any applicable antitrust laws (each of which we refer to in this proxy statement as a “governmental antitrust entity”) in order to prevent the entry of any order that would prevent or materially delay the completion of the merger and with a view toward accomplishing the goal of having the merger completed by the end of 2017, and to enable the merger to be completed no later than June 14, 2018, including (1) agreeing to sell, divest or otherwise convey or hold separate any assets or businesses of Monsanto, Bayer or their respective subsidiaries, (2) permitting Monsanto and its subsidiaries to sell, divest or otherwise convey or hold separate any assets or businesses of Monsanto or any of its subsidiaries, (3) terminating or creating any relationship, contractual right or obligation of Monsanto, Bayer or their respective subsidiaries or (4) terminating any joint venture or other arrangement of Monsanto, Bayer or their respective subsidiaries (or, in each case, entering into any agreement with respect to or stipulating to any of the foregoing or consenting to any action by Monsanto or its subsidiaries with respect to the foregoing) (such actions referred to in this proxy statement as “divestiture actions”). However, Bayer and its affiliates are not required to take any divestiture action (other than divestiture actions necessary to obtain the completion of CFIUS process) if such divestiture action, taken together with all other divestiture actions undertaken with respect to matters contemplated by the provisions of the merger agreement governing efforts to complete the merger and any terms, conditions and consequences imposed in the making or obtaining of authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods related to CFIUS and/or imposed by any governmental antitrust entity or required by any antitrust law in connection with the merger and the completion of the other transactions contemplated by the merger agreement, would reasonably be likely to result in a substantial detriment. Under the merger agreement, either of the results described in the following two bullet points is a “substantial detriment”:

•	if any divestiture action described in the foregoing clauses (1) or (2), taken together with all other divestiture actions described in those clauses, would reasonably be likely to result in a one-year loss of net sales to Monsanto, Bayer and their respective subsidiaries in excess of $1.6 billion in the aggregate (as measured by annual net sales in fiscal year 2016 for Monsanto and annual net sales in fiscal year 2015 for Bayer); or

•	if any divestiture action described in the foregoing clauses (1) through (4), taken together with all other divestiture actions described in those clauses, would reasonably be likely to have a material adverse effect on the business, financial condition or results of operations of the consolidated agricultural businesses of Monsanto, Bayer and their respective subsidiaries (after giving effect to the merger), taken as a whole.

CFIUS

Monsanto and Bayer have agreed to (1) as promptly as reasonably practicable after September 14, 2016, provide all necessary information within their respective control, and use reasonable best efforts to provide, as promptly as reasonably practicable, all necessary information which is not within their respective control, needed for a joint voluntary notice with regard to the merger (which we refer to as a “joint notice”) to CFIUS, (2) as promptly as reasonably practicable after September 14, 2016, submit a draft joint notice to CFIUS, and promptly address and resolve any questions and comments received on the draft joint notice from CFIUS staff, (3) immediately after the prompt resolution of all questions and comments received from CFIUS staff on the draft joint notice, prepare and submit the final joint notice, and (4) provide any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the merger and the other transactions contemplated by the merger agreement, within the required time periods.

In connection with the efforts to obtain the completion of CFIUS process (as defined below), Monsanto and Bayer have agreed to (1) cooperate in all respects and consult with each other in connection with the joint notice, (2) promptly inform the other party of any communication received from or given to CFIUS and (3) permit the other party to review in advance any communication given to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any meetings, substantive telephone calls or conferences with CFIUS, in each case subject to certain confidentiality considerations.

Monsanto and Bayer must use their respective reasonable best efforts to obtain the completion of CFIUS process as promptly as reasonably practicable. Bayer must promptly take or agree to take all divestiture actions necessary to secure the completion of CFIUS process and resolve any objections asserted with respect to the merger or the other transactions contemplated by the merger agreement under applicable law in order to obtain the completion of CFIUS process. However, Bayer and its affiliates are not required to take, or agree to take, any divestiture actions in connection with Bayer’s obligations with respect to efforts to obtain the completion of CFIUS process that, individually or in the aggregate, would reasonably be likely to result in a substantial detriment (without giving effect to any divestiture actions related to antitrust matters as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters and Substantial Detriment”). Notwithstanding the foregoing, Bayer may, in its sole discretion, compel Monsanto to take any such divestiture action or agree to take any such divestiture action if such divestiture action is conditioned on the occurrence of the closing or is only effective after the effective time.

As used in the merger agreement and in this proxy statement, the “completion of CFIUS process” means that any of the following have occurred:

•	CFIUS has determined that there are no unresolved national security concerns with respect to the merger, and Monsanto and Bayer have received written notice from CFIUS that action under Section 721 of the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007, and the regulations promulgated by CFIUS thereunder (which we refer to as “Section 721”) has been concluded;

•	Monsanto and Bayer have received written notice from CFIUS that the merger is not a “covered transaction” pursuant to Section 721; or

•

CFIUS has sent a report to the President of the United States requesting the decision of the President of the United States on the joint notice and (1) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger has expired without any such action being threatened, announced or taken, (2) the President of the United States has announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the merger, or (3) the President of the United States has determined to take actions that, individually and in the aggregate with any divestiture actions undertaken with respect to CFIUS matters, would not reasonably be expected to result in a substantial detriment (without giving effect to any divestiture actions related to antitrust matters as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters and Substantial Detriment”).

Potential Company Divestitures

Subject to certain exceptions and limitations, if reasonably requested by Buyer so as to permit (or as identified by Bayer as reasonably likely to be necessary to permit) the expiration or termination of any applicable waiting period (or the receipt of any consent) under the HSR Act, EUMR, any foreign antitrust laws and/or the completion of CFIUS process and resolve any objections asserted with respect to the merger or the transactions contemplated by the merger agreement under any applicable law or by any governmental entity, Monsanto is required to, and to cause its subsidiaries to, agree to any divestiture action with respect to assets or businesses of Monsanto or its subsidiaries (which we refer to as a “potential company divestiture action”), provided that such divestiture action is conditioned on the occurrence of, or becomes effective after, the effective time. In furtherance of the foregoing, to the extent reasonably requested by Bayer, Monsanto is required to, and required to cause its subsidiaries to, cooperate with Bayer to facilitate any potential company divestiture action, including by taking certain actions specified in the merger agreement. Monsanto has agreed to keep Bayer apprised of the status of potential company divestiture actions and, to the extent reasonably requested by Bayer and subject to certain exceptions and limitations, provide Bayer with information and access to data and personnel reasonably necessary to permit Bayer to expeditiously market the assets or businesses that are the subject of a potential company divestiture action, prepare, negotiate and finalize documentation effecting a potential company divestiture action, and conduct and complete discussions with governmental antitrust entities related to a potential company divestiture action, provided that in each case the action does not unreasonably disrupt the operations of Monsanto and its subsidiaries. In addition, Monsanto must not permit any of its officers or other representatives or agents to participate in any material meeting or material teleconference with any actual or proposed purchaser of the assets that are the subject of any potential company divestiture action unless it consults with Bayer in advance and, to the extent practicable, gives Bayer the opportunity to attend and participate.

Indemnification and Insurance

The surviving corporation will be required to (1) indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director or officer of Monsanto or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if the service was at the request of Monsanto or its subsidiaries (collectively referred to, when acting in such capacity and together with such person’s heirs, executors or administrators, as the “indemnified parties”), against any costs or expenses (including attorneys’ fees and expenses) (including the advancement thereof), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any claim, action, suit, proceeding or investigation arising out of or related to the indemnified parties’ service as a director or officer of Monsanto or its subsidiaries or services performed by such persons at the request of Monsanto or its subsidiaries at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, and (2) assume all obligations of Monsanto or its subsidiaries to the indemnified parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the certificate of incorporation and bylaws of Monsanto and the organizational documents of its subsidiaries as in effect on September 14, 2016 or in any agreement in existence as of September 14, 2016 providing for indemnification between Monsanto or any of its subsidiaries, on the one hand, and any indemnified party, on the other hand. For a period of six years from and after the effective time, Bayer is required to cause, unless otherwise required by applicable law, the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the indemnified parties with respect to limitation of liabilities of directors and officers and indemnification than those set forth as of September 14, 2016 in the certificate of incorporation and bylaws of Monsanto, and not to amend, repeal or otherwise modify those provisions in a manner that would adversely affect the rights of the indemnified parties. In addition, from the effective time, the surviving corporation must, and Bayer must cause the surviving corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any reasonable attorneys’ fees and expenses of any indemnified party as incurred to the fullest extent permitted under applicable law, provided that any person to whom expenses are advanced provides an undertaking to repay the advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

In addition, Monsanto will obtain, or Bayer will cause the surviving corporation to obtain, for a period of six years from and after the effective time, “tail” insurance policies for the extension of (1) the directors’ and officers’ liability coverage of Monsanto’s existing directors’ and officers’ insurance policies and (2) Monsanto’s existing fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable to the insured parties as Monsanto’s existing policies with respect to matters existing or occurring at or prior to the effective time, subject to certain qualifications and provided that in no event will the annual cost of such insurance coverage exceed during such period 300% of the current aggregate annual premium paid by Monsanto for such purpose and, if the cost of the insurance coverage exceeds such amount, the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Coordination on Litigation

Monsanto has agreed, subject to the preservation of attorney-client or other applicable privilege and the provisions of the merger agreement governing the use and disclosure of confidential information, to give Bayer the opportunity to participate in (but not control) the defense or settlement of any shareowner litigation against Monsanto and/or the members of the Monsanto board of directors relating to the merger, the merger agreement or any of the transactions contemplated by the merger agreement. Monsanto has agreed not to settle any such litigation without the consent of Bayer (which cannot be unreasonably withheld, conditioned or delayed).

Certain Headquarters; Charitable and Community Commitments

The merger agreement provides that Monsanto and Bayer intend that, following the effective time, the headquarters of the global seeds and traits business of Bayer and its subsidiaries (including the surviving corporation) will be located at Monsanto’s headquarters in St. Louis, Missouri, and Bayer’s North American commercial headquarters for its crop science business will be located at Monsanto’s headquarters in St. Louis, Missouri.

In addition, the merger agreement provides that during each of the three years following the closing, Bayer intends to cause Monsanto to make annual contributions to the Monsanto Fund and other community and global initiatives and education programs in amounts and to recipients that, in the aggregate, are reasonably consistent with Monsanto’s past practices.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including covenants relating to (1) the filing of this proxy statement, (2) the delisting and deregistration of the Monsanto common stock, (3) public announcements with respect to the transactions contemplated by the merger agreement, (4) other actions related to takeover statutes and reporting requirements under Section 16 of the Exchange Act and (5) ownership by Bayer and Merger Sub of shares of Monsanto common stock.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver at or prior to the closing of the following conditions:

•	the adoption of the merger agreement by holders of a majority of the outstanding shares of Monsanto common stock;

•	the expiration or earlier termination of the waiting period applicable to the completion of the merger under the HSR Act;

•	the adoption of all decisions and approvals necessary for the completion of the merger by the European Commission under Council Regulation (EC) No. 139/2004;

•	the completion of CFIUS process; and

•	no law, order or injunction having been enacted, issued, promulgated, enforced or entered after September 14, 2016 by a court or other governmental entity of competent jurisdiction is in effect that enjoins or otherwise prohibits the completion of the merger.

The respective obligations of Bayer and Merger Sub to complete the merger are subject to the satisfaction or waiver by Bayer at or prior to the closing of the following additional conditions:

•	the accuracy of the representations and warranties of the Company as of the closing date (except for any representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), generally subject to a “material adverse effect” or other qualification provided in the merger agreement;

•	the performance by the Company in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	the absence of any authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods related to CFIUS and/or imposed by any governmental antitrust entity or required by any antitrust law in connection with the merger and the completion of the other transactions contemplated by the merger agreement having been made or obtained with the imposition of any terms, conditions or consequences that, taken together with any divestiture actions undertaken with respect to antitrust or CFIUS matters as described in the section entitled “— Efforts to Complete the Merger,” would, individually or in the aggregate, reasonably be expected to have a substantial detriment;

•	the receipt of the applicable approvals under the foreign antitrust laws set forth on the parent disclosure schedule delivered in connection with the merger agreement; and

•	the receipt by Bayer and Merger Sub at closing of a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in the first two bullet points above have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver by the Company at or prior to the closing of the following additional conditions:

•	the accuracy of the representations and warranties of Bayer and Merger Sub as of the closing date (except for any representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period) in all material respects;

•	the performance by each of Bayer and Merger Sub in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•	the receipt by the Company at closing of a certificate signed on behalf of Bayer and Merger Sub by the Chief Executive Officer and Chief Financial Officer of Bayer certifying that the conditions set forth in the two preceding bullet points have been satisfied.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time in the following circumstances:

•	by the mutual written consent of Monsanto and Bayer;

•	by either Monsanto or Bayer, if:

•	the merger has not been completed by 5:00 p.m., New York time, on September 14, 2017 (referred to in this proxy statement as the “outside date,” as may be extended as described below), provided that if one or more of the conditions to closing relating to antitrust approvals, completion of CFIUS review and the absence of certain laws, orders and injunctions have not been satisfied or waived on or prior to such date but all other conditions to closing have been satisfied or waived or are capable of being satisfied if the closing were to take place on such date, then the outside date will automatically be extended to June 14, 2018 (and that date, as so extended, will be the “outside date”); or

•	the requisite company vote has not been obtained at the Monsanto shareowners’ meeting (as it may have been adjourned or postponed in accordance with the merger agreement); or

•	a law, order or injunction by a court or other governmental entity of competent jurisdiction has been enacted, issued, promulgated, enforced or entered permanently enjoining or otherwise prohibiting the completion of the merger, and has become final and nonappealable; or

•	a CFIUS turndown (as defined below) has occurred as a result of a decision by the President of the United States to suspend or prohibit the merger; provided that a party will not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if a principal cause of the CFIUS turndown is that party’s failure to perform any of its covenants or agreements; or

•	by Monsanto, if:

•	Bayer or Merger Sub has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, which (1) would result in a failure of a condition to the obligations of Monsanto to complete the merger and (2) is either not curable before the outside date or is not cured within 60 days following written notice from Monsanto to Bayer stating Monsanto’s intention to terminate the merger agreement; provided that Monsanto does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if Monsanto has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, that would result in the failure of a condition to the obligations of Bayer and Merger Sub to complete the merger related to Monsanto’s representations, warranties, covenants and agreements; or

•	prior to the time the requisite company vote is obtained, Monsanto terminates the merger agreement in connection with entering into an alternative acquisition agreement providing for a superior proposal (which, if a full or partial cash transaction with financing, has fully committed cash financing) and pays to Bayer the company termination fee (as defined below); or

•	by Bayer, if:

•	Monsanto has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, which (1) would result in a failure of a condition to the obligations of Bayer and Merger Sub to complete the merger and (2) is either not curable before the outside date or is not cured within 60 days following written notice from Bayer to Monsanto stating Bayer’s intention to terminate the merger agreement; provided that Bayer does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it or Merger Sub has breached any of its or Merger Sub’s representations, warranties, covenants or agreements, or there is any inaccuracy in any of its or Merger Sub’s representations or warranties, that would result in the failure of a condition to the obligations of Monsanto to complete the merger related to Bayer’s or Merger Sub’s representations, warranties, covenants and agreements; or

•	prior to the time the requisite company vote is obtained, the Monsanto board of directors has made a change of recommendation; or

•	a CFIUS turndown (as defined below) has occurred as a result of a determination by the President of the United States to take actions that, individually or in the aggregate with all other divestiture actions undertaken with respect to CFIUS matters, would reasonably be expected to result in a substantial detriment (without giving effect to any divestiture actions undertaken with respect to antitrust matters); provided that Bayer will not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point (1) after the tenth business day following the announcement of that determination by the President of the United States or (2) if a principal cause of the CFIUS turndown is Bayer’s failure to perform any of its covenants or agreements.

As used in the merger agreement and in this proxy statement, “CFIUS turndown” means that any of the following has occurred:

•	the President of the United States has announced a decision to suspend or prohibit the merger; or

•	the President of the United States has determined to take actions that, individually or in the aggregate with all other divestiture actions undertaken with respect to CFIUS matters, would reasonably be expected to result in a substantial detriment (without giving effect to any divestiture actions related to antitrust matters) (as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters and Substantial Detriment”).

Company Termination Fee; Expense Reimbursement

Monsanto will pay Bayer a termination fee in an amount equal to $1.85 billion (which we refer to as the “company termination fee”) in the following circumstances:

•	if all three of the following conditions are each satisfied:

(1) the merger agreement is terminated by (i) either Monsanto or Bayer because the requisite company vote has not been obtained or (ii) Bayer as a result of a material breach by Monsanto of certain obligations related to acquisition proposals or to hold the Monsanto shareowners’ meeting, and at the time of the termination, the requisite company vote has not been obtained, and

(2) a bona fide acquisition proposal has been made to Monsanto or any of its subsidiaries or made publicly to Monsanto’s shareowners and not withdrawn (in the case of clause (1)(i), at least five business days prior to the Monsanto shareowners’ meeting, or in the case of clause (1)(ii), prior to the termination), and

(3) within 12 months after the termination, Monsanto or any of its subsidiaries enters into an alternative acquisition agreement with respect to, or completes or approves or recommends to Monsanto’s shareowners, an acquisition proposal, which acquisition proposal is subsequently completed (even if after such 12-month period),

(provided that, for purposes of the provision referred to in this bullet point, the references to “15%” in the definition of “acquisition proposal” are deemed to be references to “50%”);

•	if the merger agreement is terminated by Bayer because the Monsanto board of directors has made a change of recommendation; or

•	if the merger agreement is terminated by Monsanto in order to enter into an alternative acquisition agreement providing for a superior proposal.

If the merger agreement is terminated by either Monsanto or Bayer because the requisite company vote has not been obtained, Monsanto will be required to pay to Bayer all of the reasonable and documented out-of-pocket expenses incurred by Bayer and Merger Sub in connection with the merger agreement, the financing and the other transactions contemplated by the merger agreement in an amount not to exceed $150 million (which we refer to as the “expense reimbursement”). To the extent any portion of the expense reimbursement is paid, that amount paid will be deducted from the amount of any company termination fee owed or payable. In no event will Monsanto be required to pay the company termination fee or the expense reimbursement on more than one occasion, and in no event will Monsanto be required to pay Bayer an amount in excess of $1.85 billion in the aggregate for all payments pursuant to the provisions of the merger agreement described in the three preceding bullet points and in this paragraph.

Parent Termination Fee

Bayer will pay Monsanto a termination fee in an amount equal to $2 billion (which we refer to as the “parent termination fee”) in the following circumstances:

•	if the merger agreement is terminated by Monsanto or Bayer as a result of a final, nonappealable order imposed by a governmental antitrust entity enjoining or otherwise prohibiting the completion of the merger, and no willful and material breach by Monsanto of certain of its obligations under the merger agreement has contributed materially and substantially to the entry or occurrence of such order; or

•	if the merger agreement is terminated by Monsanto or Bayer because the merger has not been completed by the outside date and, at the time of the termination, (1) one or more of the conditions to closing relating to antitrust or CFIUS approvals, consents or expirations of waiting periods and the absence of certain laws, orders and injunctions are not satisfied, (2) all other conditions to closing have been satisfied or waived or were capable of being satisfied if the closing had taken place and (3) no willful and material breach by Monsanto of certain of its obligations under the merger agreement has contributed materially and substantially to the failure to be satisfied of all or any of the conditions listed in clause (1).

In no event will Bayer be obligated to pay the parent termination fee on more than one occasion.

Limitation on Remedies

In the event of the termination of the merger agreement and the abandonment of the merger in accordance with the provisions described in the section entitled “The Merger Agreement — Limitation on Remedies,” the merger agreement will become void and of no effect with no liability to any person on the part of Monsanto, Bayer or Merger Sub, except that the confidentiality agreement between Monsanto and Bayer and certain sections of the merger agreement, including sections relating to termination, termination fees and expenses, will survive termination. However, termination of the merger agreement will not relieve any party of any liability or damages to the other party resulting from any willful and material breach of the merger agreement. If the company termination fee, the expense reimbursement or the parent termination fee is required to be paid pursuant to the merger agreement, the right of the party entitled to receive the applicable fee and any additional amounts due if the fee is not timely received will be the sole and exclusive remedies of that party for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger or the other transactions contemplated by the merger agreement to be completed.

Expenses

Except as otherwise provided in the merger agreement, including as described in the section entitled “The Merger Agreement — Termination — Company Termination Fee; Expense Reimbursement,” whether or not the merger is completed, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the merger agreement and the merger and the other transactions contemplated by the merger agreement, including all fees and expenses of representatives, will be paid by the party incurring such expense.

Amendment and Modification

Subject to the provisions of applicable law, at any time prior to the effective time, the merger agreement may be amended, modified or waived if the amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Bayer, Merger Sub and Monsanto, or in the case of a waiver, by the party against whom the waiver is to be effective, except that (1) after the receipt of the requisite company vote, no amendment may be made which by applicable law requires further approval by the holders of Monsanto common stock without obtaining that further approval and (2) to the extent any amendment, modification or waiver of certain provisions in the merger agreement relating to financing is sought that would be materially adverse to the rights of any lender under the facilities agreement, the prior written consent of the applicable lender will be required.

Jurisdiction; Specific Enforcement

Under the merger agreement, each of the parties has agreed that it will bring any action or proceeding in respect of any claim arising under or relating to the merger agreement or the transactions contemplated by the merger agreement exclusively in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, another federal or state court located in the State of Delaware. However, each of the parties has agreed that it will not bring or support any action or claim against or involving any financing party or certain related parties to the financing parties relating to the merger agreement or any of the transactions contemplated by the merger agreement in any forum other than (1) the United States District Court for the Southern District of New York or, if that court does not have jurisdiction, any New York state court sitting in the Borough of Manhattan of The City of New York or (2) the District Court (Landgericht) in Frankfurt am Main, Germany.

Each of the parties has agreed that if for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, until the outside date, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the merger agreement and to an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement in the Court of Chancery of the State of Delaware. Pursuant to the merger agreement, in the event that any action or proceeding is brought in equity to enforce the provisions of the merger agreement, no party will allege or assert, and each party has waived the defense, that there is an adequate remedy at law. If the merger has not occurred, then from and after the outside date, the parties will not be entitled to and agree not to assert any specific performance or other injunctive remedies, except as necessary to cause the company termination fee, the expense reimbursement or the parent termination fee to be made.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Monsanto is providing its shareowners with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to its named executive officers in connection with the merger, as described in the table entitled “Quantification of Potential Payments and Benefits to Monsanto’s Named Executive Officers in Connection with the Merger” under “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to the table and related narrative discussion beginning on page 60 of this proxy statement.

The Monsanto board of directors unanimously recommends that the shareowners of Monsanto approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Monsanto’s named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Monsanto’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Monsanto or Bayer. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of Monsanto’s shareowners.

The above resolution approving the merger-related compensation of Monsanto’s named executive officers on an advisory basis requires the affirmative vote of a majority of the votes cast with respect to this proposal.

The Monsanto board of directors unanimously recommends that the shareowners of Monsanto vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s shareowners are being asked to approve a proposal that will give the Monsanto board of directors authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by the Monsanto board of directors to any date. In addition, the Monsanto board of directors could postpone the special meeting before it commences. Pursuant to the merger agreement, Monsanto is not permitted to postpone or adjourn the Monsanto shareowners’ meeting, except to the extent required by law, and except that Monsanto may adjourn, recess or postpone, and at the request of Bayer, it will adjourn, recess or postpone, the Monsanto shareowners’ meeting for a reasonable period to solicit additional proxies, if Monsanto or Bayer, respectively, reasonably believes there will be insufficient shares of Monsanto common stock represented to constitute a quorum necessary to conduct the business of the Monsanto shareowners’ meeting or to obtain the requisite company vote. However, unless agreed by Monsanto and Bayer, any adjournments, recesses or postponements will be for periods of no more than ten business days each and 35 business days in the aggregate. Monsanto may also adjourn, recess or postpone the Monsanto shareowners’ meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to Monsanto shareowners within a reasonable amount of time in advance of the Monsanto shareowners’ meeting. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareowners who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal.

The Company does not anticipate calling a vote on this proposal if Proposal 1 is approved by the requisite number of shares of Monsanto common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the votes cast with respect to this proposal.

The Monsanto board of directors unanimously recommends that the shareowners of the Company vote “FOR” the adjournment proposal, if a vote on the adjournment proposal is called.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Monsanto’s common stock is traded on the NYSE under the symbol “MON.”

The following table sets forth during the periods indicated the high and low sales prices of common stock as reported on the NYSE, and the cash dividends declared per share for the periods indicated:

	Market Price		Dividend Declared
	High	Low
Fiscal 2015
First Quarter	$121.15	$105.76	$0.49
Second Quarter	$126.00	$115.16	$0.49
Third Quarter	$123.82	$111.16	$0.49
Fourth Quarter	$117.47	$89.34	$0.49

Fiscal 2016
First Quarter	$97.62	$81.22	$0.54
Second Quarter	$100.56	$84.71	$0.54
Third Quarter	$113.22	$83.73	$0.54
Fourth Quarter	$114.26	$98.92	$0.54

Fiscal 2017
First Quarter (through October 18, 2016)	$109.50	$101.09	$—

The closing sale price of our common stock on May 11, 2016, which was the last trading day prior to the release of press reports regarding a potential offer by Bayer to acquire Monsanto, was $90.34 per share. On October 18, 2016, the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was $102.67 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information is listed below regarding beneficial ownership of Monsanto common stock, to the extent known to us, by:

•	each person who is a director;

•	each named executive officer;

•	all current directors and executive officers as a group; and

•	each person known to us to be the beneficial owner of 5% or more of Monsanto common stock.

Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is provided as of October 17, 2016 based on the outstanding share count of 437,892,206 as of October 14, 2016, except as otherwise noted.

Name	Shares of Common Stock Owned Directly or Indirectly (#)[1,2,3]	Shares Underlying Options Exercisable Within 60 Days (#)[4]	Total (#)	% of Class Held[5]
Hugh Grant	394,622	1,286,296	1,680,918	*
Dwight M. “Mitch” Barns	4,680	—	4,680	*
Gregory H. Boyce	11,148	—	11,148	*
David L. Chicoine, Ph.D.	13,337	—	13,337	*
Janice L. Fields	26,198	—	26,198	*
Arthur H. Harper	44,733	—	44,733	*
Laura K. Ipsen	16,036	—	16,036	*
Marcos M. Lutz	8,875	—	8,875	*
C. Steven McMillan	63,213	—	63,213	*
Jon R. Moeller	10,677	—	10,677	*
George H. Poste, Ph.D., D.V.M.	36,650	—	36,650	*
Robert J. Stevens	74,808	—	74,808	*
Patricia Verduin, Ph.D.	4,614	—	4,614	*
Pierre C. Courduroux	35,345	173,429	208,774	*
Brett D. Begemann	132,696	297,886	430,582	*
Robert T. Fraley, Ph.D.	117,860	167,813	285,673	*
David F. Snively	51,256	57,273	108,529	*
CURRENT DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (24 PERSONS)	1,195,532	2,356,095	3,551,627	*
Capital Research Global Investors[6]	30,009,458	0	30,009,458	6.9%
The Vanguard Group[7]	29,253,433	0	29,253,433	6.7%
BlackRock, Inc.[8]	24,787,296	0	24,787,296	5.7%

*	less than 1%

Shares of Common Stock Owned Column

1	Includes the following shares of deferred stock deliverable within 60 days after October 17, 2016 to each non-employee director as compensation under the Company’s non-employee director compensation program, including the estimated number of additional shares of deferred stock deliverable to each non-employee director for dividends payable in October 2016: Mr. Barns, 1,016; Mr. Boyce, 4,452; Dr. Chicoine, 10,946; Ms. Fields, 24,944; Mr. Harper, 15,503; Ms. Ipsen, 10,610; Mr. Lutz, 3,067; Mr. McMillan, 56,213; Mr. Moeller, 7,932; Dr. Poste, 35,514; Mr. Stevens, 64,808; Dr. Verduin, 1,782; and directors as a group, 236,787.
2	Includes 68,640 shares underlying financial goal-based RSUs (34,320 pre-split shares) awarded to Mr. Grant as part of his fiscal 2004 long-term incentive compensation. Mr. Grant elected to defer receipt of the shares until his retirement.

3	Includes the indicated number of shares of our common stock beneficially owned by the following individuals under our SIP: Mr. Grant, 7,199; Mr. Courduroux, 1,187; Mr. Begemann, 6,931; Dr. Fraley, 3,985; and current executive officers as a group, 50,158. Also, includes the indicated number of shares of our common stock underlying fiscal 2014 Financial Goal RSU performance awards, vesting within 60 days of October 17, 2016: Mr. Grant, 27,882; Mr. Courduroux, 6,971; Mr. Begemann, 9,506; Dr. Fraley, 7,922; Mr. Snively, 5,387; and current executive officers as a group, 72,881. Excludes the indicated number of hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under our Savings and Investment Parity Plan: Mr. Grant, 44,614; Mr. Begemann, 12,372; Dr. Fraley, 7,014; and Mr. Snively, 94; and current executive officers as a group, 96,884; and hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under our Deferred Payment Plan: Mr. Begemann, 9,972; and current executive officers as a group, 11,898.
4	Shares Underlying Options Column The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. For purposes of this table, we have used December 16, 2016 as the cut-off date, which is 60 days after October 17, 2016. The shares indicated represent shares underlying stock options granted under our equity incentive plans. The shares underlying options cannot be voted.
5	Total % Of Beneficial Ownership Column The percentage of shares of our outstanding common stock, including Financial Goal RSUs, restricted stock units and options deliverable or exercisable within 60 days after October 17, 2016, beneficially owned by any director or executive officer individually does not exceed 1%, and by all current directors and executive officers as a group is approximately 0.8%.
6	Capital Research Global Investors Information is based on a Schedule 13G filed with the SEC on Feb. 16, 2016, filed by Capital Research Global Investors (“CRGI”), a division of Capital Research and Management Company. CRGI reported beneficial ownership of 30,009,458 shares. CRGI has sole power to vote 30,009,458 shares and sole dispositive power for 30,009,458 shares. CRGI has no shared voting or dispositive power for any of the shares. CRGI’s business address is 33 South Hope Street, Los Angeles, CA 90071.
7	Vanguard Information is based on a Schedule 13G/A filed with the SEC on Feb. 10, 2016, filed by The Vanguard Group (“Vanguard”). Vanguard reported beneficial ownership of 29,253,433 shares. Vanguard had sole power to vote 825,158 shares and sole dispositive power for 28,384,537 shares. Vanguard had shared dispositive power over 868,896 shares, and shared voting power over 47,900 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355.
8	BlackRock Information is based on a Schedule 13G/A filed with the SEC on Jan. 26, 2016, filed by BlackRock, Inc. (“BlackRock”). BlackRock reported beneficial ownership of 24,787,296 shares of common stock. BlackRock had sole power to vote 21,017,265 shares and sole dispositive power over 24,787,296 shares. Blackrock has no shared voting or dispositive power over any of the shares. BlackRock’s business address is 55 East 52nd Street, New York, NY 10055.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Shareowners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a shareowner in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “shareowner” are to the record holder of shares of common stock of the Company unless otherwise indicated.

Beneficial owners of shares of common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a shareowner of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that shareowners for whom appraisal rights are available be notified not less than 20 days before the shareowners’ meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s shareowners of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the shareowner and the intention of the shareowner to demand appraisal of his, her or its shares. A shareowner’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a shareowner who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of common stock from the date of making the demand through the effective date of the merger. Therefore, a shareowner who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company in care of the Corporate Secretary at Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Within 10 days after the effective date of the merger, the surviving corporation (i.e., Monsanto Company) must give written notice that the merger has become effective to each shareowner who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any shareowner who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such shareowner’s demand for appraisal and to accept the merger consideration specified by the merger agreement for his or her shares of common stock; after this period, the shareowner may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any shareowner who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting shareowner within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any shareowner who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all shareowners entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a shareowner, service of a copy of such petition shall be made upon the Company, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting shareowners. Accordingly, the failure of a shareowner to file such a petition within the period specified could nullify the shareowner’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and shareowners seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, shareowners who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a shareowner and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareowners who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the shareowners shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the shareowners who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the shareowners who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any shareowner fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that shareowner. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the shareowners entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each shareowner entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any shareowner entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the shareowners entitled to an appraisal. Any shareowner whose name appears on the list filed by the surviving corporation and who has submitted such shareowner’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such shareowner is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the shareowners entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the fair value of the shares of common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any shareowner exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the shareowners participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a shareowner, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareowner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareowner who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the shareowner delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that shareowner to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareowner without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any shareowner who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, shareowners who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE SHAREOWNERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareowners who share an address, unless the Company has received contrary instructions from one or more of the shareowners. Each shareowner will receive a separate proxy card. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareowner at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to the Company in care of the Corporate Secretary at Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-1000. In addition, shareowners who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREOWNER PROPOSALS

The Company intends to hold an annual meeting of shareowners in 2017. As described in the Company’s annual meeting proxy statement for the 2016 shareowner meeting filed on December 10, 2015, any shareowner proposals submitted in accordance with SEC Rule 14a-8 must have been received by our Secretary no later than 5:00 p.m., Central Time, on August 12, 2016. Any notice of director nominees submitted under our proxy access bylaw provisions must have been received by our Secretary no earlier than 5:00 p.m., Central Time, on July 13, 2016, and no later than 5:00 p.m., Central Time, on August 12, 2016

The Company intends to hold the annual meeting of shareowners in 2018 only if the merger has not already been completed by, or shortly after, the time at which the Company’s 2018 annual meeting would normally take place. Additional information regarding the procedures to submit a shareowner proposal at the 2018 annual meeting, if one will be held, will be included in the Company’s proxy statement for its 2017 annual meeting of shareowners.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at its address above, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website at www.monsanto.com/investors/ as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company in care of the Corporate Secretary at Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-1000. Each request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company common stock entitled to vote at the special meeting. In order to ensure timely delivery of the documents before the special meeting, any request should be made promptly to the Company.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016;

•	Monsanto’s Definitive Proxy Statement for the 2016 Annual Meeting; and

•	Monsanto’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on September 14, 2016 and September 20, 2016.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED [            ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREOWNERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BAYER AKTIENGESELLSCHAFT,

KWA INVESTMENT CO.

and

MONSANTO COMPANY

Dated as of September 14, 2016

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 14, 2016, is by and among Bayer Aktiengesellschaft, a German stock corporation (“Parent”), KWA Investment Co., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and Monsanto Company, a Delaware corporation (the “Company,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of management and the supervisory board of Parent have each unanimously approved this Agreement, and the board of directors of Merger Sub has unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of shares (other than Parent and its Subsidiaries) of the Company’s common stock, par value $0.01 per share (the “Shares”), and (iii) resolved to recommend that the holders of Shares approve the Merger and adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, shall be a wholly-owned Subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement. The Merger shall have the effects specified in this Agreement and in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York time) on the fifth (5th) Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII

(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “Business Day” means any day ending at 11:59 p.m. (New York time) (other than a Saturday or Sunday) on which the Department of State of the State of Delaware and banks in the County of New York, New York, United States; London, England; and Leverkusen and Frankfurt am Main, Germany are open for general business and which is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (which utilizes a single shared platform and which was launched on November 19, 2007) is open for the settlement of payments in euro.

1.3. Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form set forth in Exhibit A to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law.

2.2. Bylaws of the Surviving Corporation. Except as to the name of the Surviving Corporation, which shall be “Monsanto Company,” the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or as provided by applicable Law.

ARTICLE III

Governance Matters

3.1. Directors of the Surviving Corporation. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.3. Certain Headquarters. The parties intend that, following the Effective Time, (i) the headquarters of the global seeds and traits business of Parent and its Subsidiaries (including the Surviving Corporation) shall be located at the headquarters of the Company in St. Louis, Missouri, and (ii) Parent’s North American commercial headquarters for its crop science business shall be located at the headquarters of the Company in St. Louis, Missouri.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Share Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders of the Company (“Dissenting Stockholders”) who have properly demanded and not withdrawn a demand for, or lost their right to, appraisal rights pursuant to Section 262 of the DGCL (the Shares referred to in clause (ii), “Dissenting Shares”, and the Shares referred to in clauses (i) and (ii), “Excluded Shares”)) shall be converted into the right to receive $128.00 (one hundred twenty eight dollars and zero cents) per Share in cash, without interest (the “Merger Consideration”). At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Shares (other than Excluded Shares) (each, a “Share Certificate”) and each book-entry account formerly representing any non-certificated Shares (other than Excluded Shares) (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share (other than any such Shares owned by any direct or indirect wholly-owned Subsidiary of the Company) shall, as a result of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have pursuant to Section 4.2(g) and the DGCL.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Share Certificates and Book-Entry Shares.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b) Deposit of Merger Consideration. Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent, at or prior to the Effective Time, cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent, if so directed by Parent or Merger Sub. Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger

Consideration as provided herein. Payments to holders in respect of Company Options, Company SARs, Company Restricted Shares, Company RSUs, Company PSUs and Company Awards shall be paid through the Company’s or the Surviving Corporation’s applicable payroll procedures following the Effective Time at such time as such awards are payable.

(c) Procedures for Exchange and Surrender.

(i) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such materials to be in such form and have such other provisions as Parent and the Company shall reasonably agree (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or the Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii) Upon surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, together with, in the case of Share Certificates, the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares held through The Depositary Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be reasonably required, the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iii) No interest will be paid or accrued on any amount payable upon surrender of Share Certificates or Book-Entry Shares.

(iv) In the event of a transfer of ownership of certificated Shares (other than Excluded Shares) that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Paying Agent. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates and Book-Entry Shares by the one-year anniversary of the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(f) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.

(g) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent and Merger Sub (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Prior to the Closing, Parent and Merger Sub shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be timely remitted by Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made to the extent such withheld amounts are remitted to the appropriate Governmental Entity.

4.3. Treatment of Stock-Based Awards.

(a) Treatment of Company Options. At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be deemed to be vested, be cancelled and shall only entitle the holder of such Company Option to receive (without interest), as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (i) the number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Option.

(b) Treatment of Company SARs. At the Effective Time, each outstanding stock appreciation right in respect of Shares (a “Company SAR”) under the Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be deemed to be vested, be cancelled and shall only entitle the holder of such Company SAR to receive (without interest, and subject to any applicable cap in the applicable award agreement), as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (i) the number of Shares subject to the Company SAR immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company SAR.

(c) Treatment of Company Restricted Shares. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award (a “Company Restricted Share”) under the Stock Plans, shall, automatically and without any required action on the part of the holder thereof, lapse and such Company Restricted Share shall be cancelled and shall only entitle the holder of such Company Restricted Share to receive (without interest), as soon as reasonably practicable after the Effective Time, an amount in cash equal to (i) the number of Company Restricted Shares multiplied by (ii) the Merger Consideration.

(d) Treatment of Company RSUs. At the Effective Time, each outstanding restricted stock unit (a “Company RSU”) under the Stock Plans, shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive a fully vested amount in cash equal to the product of (i) the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (plus any accrued dividend equivalents, to the extent provided under the applicable award agreement), to be paid at the time, with interest, in each case as specified in the applicable Company RSU award agreement.

(e) Treatment of Company PSUs. At the Effective Time, each outstanding performance stock unit or restricted stock unit subject to any performance vesting conditions (in each case, a “Company PSU”) under the Stock Plans, shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company PSU to receive a fully vested amount in cash equal to the product of (i) the number of Shares subject to such Company PSU immediately prior to the Effective Time (with applicable performance determined in accordance with the applicable award agreement) multiplied by (ii) the Merger Consideration (plus any accrued dividend equivalents, to the extent provided under the applicable award agreement), to be paid at the time, with interest, in each case as specified in the applicable Company PSU award agreement.

(f) Treatment of Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company Options, Company SARs, Company Restricted Shares, Company RSUs or Company PSUs (the “Company Awards”), shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest), at the time specified in the applicable Company Award agreement, a fully vested amount in cash equal to the product of (i) the number of Shares subject to such Company Award immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Merger Consideration exceeds such reference price (plus any accrued dividend equivalents, to the extent provided under the applicable award agreement) (such amount, the “Company Award Consideration”). Notwithstanding the foregoing, from and following the Effective Time, and until the settlement of the underlying Company Awards, each holder of a right to Company Award Consideration shall be permitted to notionally invest the Company Award Consideration consistent with the investment options (other than Shares) made available under the Benefit Plans as in effect as of the date of this Agreement or as modified consistent with this Agreement.

(g) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (the “Company Compensation Committee”), as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Company Options, Company SARs, Company Restricted Shares, Company RSUs, Company PSUs and Company Awards pursuant to Section 4.3(a) through Section 4.3(f) and (ii) cause the Stock Plans to terminate at or prior to the Effective Time, subject to Parent’s obligations under this Section 4.3 and provided that, in the case of the Deferred Payment Plan, as amended and restated as of May 1, 2015, such termination shall be limited to the Stock Unit Account portion thereof. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company SARs, Company Restricted Shares, Company RSUs, Company PSUs or Company Awards.

(h) Notwithstanding Section 4.3(a) through Section 4.3(f) to the contrary, to the extent the terms of any Company Option, Company SAR, Company Restricted Share, Company RSU, Company PSU or Company Award granted on or after the date of this Agreement expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by Section 4.3(a) through Section 4.3(f), the terms of such Company Option, Company SAR, Company Restricted Share, Company RSU, Company PSU or Company Award shall control (and Section 4.3(a) through Section 4.3(f) shall not apply).

4.4. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Options, Company SARs, Company Restricted Shares, Company RSUs, Company PSUs and Company Awards the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the SEC since August 31, 2015 and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section to the extent they are cautionary, predictive or forward-looking in nature) or in the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected, individually or in the aggregate, to prevent the Company from consummating the Merger by the Outside Date. The Company is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected, individually or in the aggregate, to prevent the Company from consummating the Merger by the Outside Date. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement, and each as so disclosed is in full force and effect.

As used in this Agreement: (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and (iii) the term “Material Adverse Effect” means any material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, except as expressly set forth below, none of the following, and no change, effect, event, occurrence or development resulting from or arising out of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) changes in the economy or financial, debt, credit or securities markets generally in the United States or elsewhere, including changes in interest or exchange rates;

(B) changes generally affecting the industries in the United States or elsewhere in which the Company or any of its Subsidiaries operate;

(C) changes or proposed changes in United States generally accepted accounting principles (“U.S. GAAP”) or other accounting standards or interpretations thereof or in any Law of general applicability, or interpretations thereof;

(D) changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

(E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters);

(F) any capital market conditions, in each case in the United States or elsewhere;

(G) a decline in the price or trading volume of the Shares on the New York Stock Exchange (the “NYSE”) or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any underlying change, effect, event, occurrence or development that is the cause of such decline has resulted in a Material Adverse Effect;

(H) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any underlying change, effect, occurrence or development that is the cause of such failure has resulted in a Material Adverse Effect;

(I) the effect of seasonal changes on the results of operations or financial condition of the Company;

(J) the announcement, pendency or consummation of this Agreement or the Merger, including the impact thereof on relationships with employees and labor unions and relationships with customers, suppliers and distributors or other Persons; provided, that the exception in this clause (J) shall not apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.1(d);

(K) any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger or the other transactions contemplated hereby; and

(L) the failure on the part of the Company or any of its Subsidiaries to take any action as a result of the restrictions set forth in Section 6.1(b) if the Company in good faith requested in writing that Parent consent to such action and Parent unreasonably withheld its consent to such requested action;

provided, further, that, with respect to clauses (A) through (F) and clause (I), such change, effect, occurrence or development may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such change, effect, occurrence or development has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 1,500,000,000 Shares and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of the close of business on September 12, 2016, 437,808,177 Shares were outstanding and no Preferred Shares were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than Shares reserved for issuance under the Company’s Amended and Restated 2005 Long-Term Incentive Plan, Long-Term Incentive Plan, as amended and restated as of April 24, 2003 and further amended, Amended Climate Corporation 2006 Stock Plan and the Deferred Payment Plan, as amended and restated as of May 1, 2015 (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are referred to herein as, each, a “Stock Plan” and, collectively, the “Stock Plans”), the Company has no Shares or Preferred Shares reserved for issuance. As of the close of business on September 12, 2016, 15,157,021 Shares were underlying outstanding Company Options, Company SARs, Company Restricted Shares, Company RSUs, Company PSUs (at target performance) and Company Awards granted under the Stock Plans. All of the outstanding shares of capital stock or other voting securities of each of the Company’s Subsidiaries are owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, or any other similar encumbrance of any kind or nature (an “Encumbrance”), other than transfer restrictions imposed by applicable Law. Except as set forth in the second and fourth sentences of this Section 5.1(b)(i) and except for securities issued after the date of this Agreement in compliance with Section 6.1, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, securities, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell to any Person other than the Company or one or more of its wholly-owned Subsidiaries any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (other than the Company or one or more of its wholly-owned Subsidiaries) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance, other than transfer restrictions imposed by applicable securities Laws. Since the close of business on September 12, 2016, no Shares have been issued, except pursuant to grants of Company Options, Company SARs, Company Restricted Shares, Company RSUs, Company PSUs and Company Awards outstanding prior to the close of business on September 12, 2016 in accordance with the terms of the applicable Stock Plan. The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Schedule contains a correct and complete list, as of the close of business on September 12, 2016, of all outstanding Company Options, Company SARs, Company

Restricted Shares, Company RSUs, Company PSUs (at target performance) and Company Awards granted under the Stock Plans by holder (on an anonymous basis), including the date of grant, term, number of Shares and exercise price, in each case, where applicable. Since September 12, 2016 and through the date of this Agreement, no Company Options, Company SARs, Company Restricted Shares, Company RSUs, Company PSUs or Company Awards have been granted or awarded. Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Affiliates, each Company Option, Company SAR, Company Restricted Share, Company RSU, Company PSU and Company Award (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) if applicable, has an exercise price per share of Company common stock equal to or greater than the fair market value of a share of Company common stock on the date of such grant, and (C) qualifies for the Tax and accounting treatment afforded to such Company Option or Company Award, as applicable in the Company’s Tax returns and the Company Reports, respectively.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and resolved to recommend adoption of this Agreement to the holders of Shares (other than Parent and its Subsidiaries) (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinions of its outside financial advisors, Morgan Stanley & Co. LLC and Ducera Securities LLC, to the effect that based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, as of the date of such opinions, to such holders.

(d) Governmental Filings; No Violations.

(i) Other than any filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be made (A) pursuant to the DGCL, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the European Commission under Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the “EUMR”), (D) under other applicable antitrust, competition or merger control laws promulgated by any non-U.S. Governmental Entity (“Foreign Antitrust Laws” and, together with the HSR Act and the EUMR, “Antitrust Laws”), (E) in connection with the filing of a Joint Notice with CFIUS, (F) pursuant to the Exchange Act or (G) in accordance with the rules and policies of the NYSE, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company or any of its Subsidiaries with, nor are any required to be obtained by the Company or any of its Subsidiaries from, any domestic, foreign or transnational governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company, except as (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected, individually or in the aggregate, to prevent the Company from consummating the Merger by the Outside Date.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance (other than any Permitted Encumbrance) on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”), binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of the Company or any of its Subsidiaries under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clauses (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected, individually or in the aggregate, to prevent the Company from consummating the Merger by the Outside Date.

(e) Company Reports; Financial Statements; Internal Controls.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since August 31, 2014 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment) complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in writing prior to the date of this Agreement. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(iv) The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of the Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(f) Absence of Certain Changes.

(i) Since August 31, 2015 and through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business.

(ii) Since August 31, 2015, there has not been any change, effect, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) Since May 31, 2016 and through the date of this Agreement, there has not been (A) any action taken by the Company or its Subsidiaries that would have required the consent of Parent pursuant to Section 6.1(b)(iii), Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(xii), Section 6.1(b)(xv) or Section 6.1(b)(xviii) if such action had been taken after the date of this Agreement or (B) any agreement by the Company or its Subsidiaries to take such action.

(g) Litigation and Liabilities.

(i) There are no pending or, to the Knowledge of the Company, threatened, civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings (each, an “Action”) before any Governmental Entity to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Entity against or involving the Company or its Subsidiaries, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Entity, except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than:

(A) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the quarterly period ended May 31, 2016 (or any notes thereto);

(B) obligations or liabilities arising in connection with the transactions contemplated by this Agreement;

(C) obligations or liabilities incurred in the ordinary course of business since May 31, 2016; or

(D) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

As used in this Agreement, the term “Knowledge” means, (i) when used with respect to the Company or any of its Subsidiaries, the actual knowledge of the persons set forth on Section 5.1(g) of the Company Disclosure Schedule, and (ii) when used with respect to Parent or any of its Subsidiaries, the actual knowledge of any member of the board of management of Parent.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material Benefit Plans (other than the Non-U.S. Benefit Plans). For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company or pursuant to which the Company or its Subsidiaries may have any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Stock Plans, and all other employment, consulting (to the extent related to a natural person), retirement, termination or change in control agreements, supplemental retirement, profit sharing, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, insurance, medical, welfare, fringe or other plans, contracts policies or arrangements providing for benefits or remuneration of any kind, whether or not written and whether or not material. Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States are hereinafter being referred to as “Non-U.S. Benefit Plans”. Each Benefit Plan which has received a favorable determination or opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has also been separately identified. True and complete copies of all material Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Schedule and all material amendments thereto have been provided or made available to Parent prior to the date of this Agreement.

(ii) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”) are, and have been operated, in substantial compliance with ERISA, the Code and other applicable Laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iii) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has (A) engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, would reasonably be expected to subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, or (B) incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(iv) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all contributions or other amounts payable by the Company or any Subsidiary with respect to each U.S. Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with U.S. GAAP on the Company Reports, and (B) there are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any U.S. Benefit Plan or any trust related thereto.

(v) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), (B) the Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a

Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), (C) no notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement, and (D) no notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 of ERISA or Section 412 of the Code.

(vi) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, other than (A) coverage mandated by applicable Law or (B) benefits not in excess of three years under severance arrangements.

(vii) Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby would, whether alone or in combination with another event, except as required by Law, (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent and its Subsidiaries to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code.

(viii) Each U.S. Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(ix) Neither the Company nor any Subsidiary has any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(x) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Non-U.S. Benefit Plans comply in all respects with applicable Law, (B) all liabilities of the Company and its Subsidiaries with respect to any such Non-U.S. Benefit Plan are funded to the extent required by applicable Law or the plan terms or have been accrued to the extent required by U.S. GAAP or other applicable accounting rules, and (C) there is no pending or, to the Knowledge of the Company, threatened litigation relating to Non-U.S. Benefit Plans.

(xi) The Company has provided Parent, prior to the date of this Agreement, with an anonymized employee census covering each employee of the Company and its Subsidiaries, which sets forth to the extent permissible under applicable Law: each employee’s employee identification number, annual base salary, target annual cash bonus and target long term incentive, in each case as of the date of this Agreement (the “Employee Census”). The Company shall use commercially reasonable efforts to cooperate with Parent in good faith for the purpose of preparing for the on-boarding of the employees, including providing updated Employee Census data prior to the Closing Date.

(i) Compliance with Laws; Permits.

(i) Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since August 31, 2013, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local, territorial, provincial, municipal, regional, foreign or supranational laws, statutes, codes, treaties or ordinances, common law, or any rules, regulations, judgments, orders, writs, injunctions, decrees and arbitration awards of any Governmental Entity (collectively, “Laws”), (B) no Action by any Governmental Entity against the Company or any of its Subsidiaries is pending or threatened in writing, and (C) as of the date of this Agreement, the Company has not received any written notice or written communication of any noncompliance with any Laws that has not been cured as of the date of this Agreement.

(ii) Permits. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries hold all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by any Governmental Entity (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties or other assets and to conduct their businesses, (B) all such Company Permits are in full force and effect, (C) all documents submitted by the Company or any of its Subsidiaries to Governmental Entities in order to obtain, maintain or defend any Company Permit were compiled, prepared and submitted in accordance with all applicable Laws, (D) the Company and its Subsidiaries are in compliance with such Company Permits and (E) there is not pending or, to the Company’s Knowledge, threatened any administrative or judicial proceeding that would reasonably be expected to result in any suspension, modification, revocation or cancellation of any of the Company Permits.

(j) Material Contracts.

(i) Section 5.1(j) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each of the following types of Contracts (excluding (x) Benefit Plans and (y) Contracts among the Company and any wholly-owned Subsidiaries of the Company or among wholly-owned Subsidiaries of the Company) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (such type of Contracts, regardless when entered into, being herein referred to as the “Material Contracts”) (it being understood that such Section 5.1(j) of the Company Disclosure Schedule may exclude Contracts filed as exhibits to any forms, statements, reports or documents filed or furnished to the SEC, but that such Contracts shall constitute Material Contracts to the extent that they would fall within any of clauses (A) through (I) below):

(A) each Contract or series of related Contracts requiring or reasonably likely to result in payment by the Company and any of its Subsidiaries of consideration in excess of $100,000,000 in any fiscal year;

(B) each Contract requiring or reasonably likely to result in payments to the Company and its Subsidiaries in excess of $100,000,000 in any fiscal year;

(C) each Contract or series of related Contracts evidencing Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness owed by the Company or any wholly-owned Subsidiary) having an outstanding principal amount in excess of $100,000,000 individually and each Contract creating or resulting in the creation of any Encumbrance on any assets of the Company or any of its Subsidiaries securing Indebtedness in an amount in excess of $100,000,000 individually;

(D) each Contract with any Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract) involving or reasonably likely to involve payments in excess of $150,000,000 per fiscal year;

(E) each Contract containing covenants binding upon the Company or its Subsidiaries that (I) expressly restricts the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would expressly restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area in a manner material to the Company (or the Surviving Corporation) and its Subsidiaries, taken as a whole or (II) grants “most favored nation” status in a manner material to the Company and its Subsidiaries, taken as a whole, and that, following the Merger, would apply to Parent and its Subsidiaries;

(F) each Contract: (I) pursuant to which a third party has granted to the Company or any of its Subsidiaries a commercial right to use, practice under or sublicense, or a covenant not to sue under, any Intellectual Property Rights that are material to the conduct of business of the Company and its Subsidiaries, taken as a whole, other than any non-exclusive license entered into the ordinary course of business for commercially available Intellectual Property Rights; (II) pursuant to which a third party has granted to the Company or any of its Subsidiaries a commercial right to use any Germplasm or any other biological material used in the development of, or incorporated in, seed varieties, including microorganisms and plasmids (“Biological Materials”) that is material to the conduct of business of the Company and its Subsidiaries, taken as a whole; (III) pursuant to which the Company or any of its Subsidiaries has granted a third party a commercial right to use, practice under or sublicense, or a covenant not to sue under, any material Owned Intellectual Property (excluding, however, any licenses to growers, seed companies or distributors under Contracts for which the material terms are substantially consistent with the terms provided in a standard contract template of the Company or a Subsidiary of the Company for the applicable crop and geographic area); (IV) pursuant to which the Company or any of its Subsidiaries has granted a third party a right to develop any Germplasm or Biological Materials for commercial use that is material to the conduct of business of the Company and its Subsidiaries, taken as a whole; or (V) pursuant to which the Company or any of its Subsidiaries has granted a third party a current or contingent right (including options or rights of first refusal) to acquire ownership of, or an exclusive license to, any material Owned Intellectual Property;

(G) each Contract between or among the Company or any of its Subsidiaries, on the one hand, and any director, officer, stockholder holding five (5) percent or more of any class of outstanding equity securities of the Company or, to the Company’s Knowledge, any Affiliate of such Person, on the other hand;

(H) each Contract to which the Company or any of its Subsidiaries is a party providing for any material joint venture or material joint arrangement; and

(I) each Contract that would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, whether or not previously filed as an exhibit to any Company Report.

As used in this Agreement, (I) the term “Indebtedness” means, with respect to any Person, without duplication, all obligations of such Person (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases (as such would be accounted for on a balance sheet of such Person calculated in accordance with U.S. GAAP as U.S. GAAP is in effect on the date of this Agreement); (iv) pursuant to receivables securitization or factoring programs; (v) pursuant to guarantees of any Indebtedness described in clauses (i)-(iv), (vi) and (vii) of this definition of any other Person (other than between or among the Company and its wholly-owned Subsidiaries); (vi) in respect of net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts that would be payable upon termination thereof (calculated assuming termination on the date of determination); and (vii) under letters of credit and bank guarantees of such Person and any related reimbursement obligations; and (II) the term “Affiliate” when used with respect to any Person means any other Person who is an “affiliate” of the first Person within the meaning of Rule 405 promulgated under the Securities Act.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and are in full force and effect, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party, is in violation of or in default under any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default in respect of any Indebtedness incurred pursuant to any Material Contract of the Company or any of its Subsidiaries. As of the date of this Agreement, no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights or the pricing or the other material terms under, or fail to renew, any Material Contract.

(iii) A true, correct, complete and unredacted copy of each Material Contract as in effect as of the date of this Agreement, together with all material amendments thereto entered into on or prior to the date of this Agreement, has been made available to Parent prior to the date of this Agreement.

(k) Real Property.

(i) With respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, has good and valid title to the Owned Real Property, free and clear of any Encumbrance, except for Permitted Encumbrances.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the lease or sublease for such Leased Real Property is valid, legally binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease.

(iii) As used in this Agreement, the term “Permitted Encumbrance” means (A) specified Encumbrances described in Section 5.1(k)(iii) of the Company Disclosure Schedule; (B) Encumbrances for Taxes or other governmental charges, assessments or claims of payment not yet due and payable or being contested in good faith or for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (C) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other like Encumbrances arising or incurred in the ordinary course of business; (D) Encumbrances securing payment, or any obligation, with respect to outstanding Indebtedness incurred in connection with the purchase of Owned Real Property so long as there is no event of default under such Indebtedness; (E) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (F) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business; (G) zoning or other restrictions as to the use of the affected real property that do not in the aggregate materially affect the value of the property or materially impair its use, or (H) Encumbrances to the extent disclosed or reflected on the consolidated balance sheet of the Company for the quarterly period ended May 31, 2016 (or any notes thereto).

(l) Takeover Statutes. Assuming the accuracy of the representations and warranties in Section 5.2(g), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, the Merger or the other transactions contemplated by this Agreement. Prior to the date of this Agreement, the Company Board has taken all action necessary, assuming the accuracy of the representations and warranties in Section 5.2(g), so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transactions contemplated by this Agreement.

(m) Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since August 31, 2011, (i) each of the Company and its Subsidiaries has been in compliance with all applicable Environmental Laws, (ii) no real property currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substances that would reasonably be expected to require remediation or other action pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to liability relating to any off-site disposal of Hazardous Substances or contamination of non-owned properties or natural resources by Hazardous Substances; (iv) neither the Company nor any of its Subsidiaries has received any written claims alleging potential liability under any Environmental Law or relating to any off-site disposal of Hazardous Substances or contamination of non-owned properties or natural resources by Hazardous Substances; and (v) neither the Company nor any Subsidiary is subject to any order, decree, injunction or other binding arrangement with any Governmental Entity or any indemnity or written other contractual agreement with any third party providing for or requiring it to assume or incur any liability or obligations under any Environmental Law.

As used in this Agreement, (i) the term “Environmental Law” means any Law relating to the protection of the environment or human health and safety as its relates to any Hazardous Substance and (ii) the term “Hazardous Substance” means any material that is listed, regulated, classified or defined under any Environmental Law due to a potential for harm or contamination, including any petroleum compounds, asbestos, or polychlorinated biphenyls.

(n) Taxes. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (B) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, for Taxes that are being contested in good faith in appropriate proceedings or for which adequate reserves have been established in accordance with U.S. GAAP in the financial statements included in the Company Reports filed prior to the date of this Agreement; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension will be in effect after the Effective Time, and there has been no request by a Governmental Entity to execute such a waiver or extension.

(ii) There are no Tax Encumbrances upon any property or assets of the Company or any of its Subsidiaries other than Permitted Encumbrances. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of the Company, any deficiencies for Taxes that have been assessed in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn. To the Knowledge of the Company, there have been no state aid investigations of the European Commission initiated against a Member State of the European Union which directly affects the taxation of the Company or any of its Subsidiaries by such country.

(iii) As of the date of this Agreement, none of the Company or any of its Subsidiaries is (A) a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any (1) agreement or arrangement exclusively between or among the Company and/or any of its Subsidiaries or (2) customary Tax indemnification provisions in commercial agreements not primarily related to Taxes) or (B) is under an obligation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor, such that, in each of clauses (A) and (B) of this sentence, the Company or any of its Subsidiaries is, after the date of this Agreement or after the Closing (as the case may be), liable for any amount of Taxes of another Person (other than the Company or any of its Subsidiaries). Since January 1, 2012, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code. To the Knowledge of the Company, there are no material closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Tax authority with respect to the Company or any of its Subsidiaries which are still in effect as of the date of this Agreement.

(iv) Neither the Company nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes or assessments imposed by any Governmental Entity of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” means all Tax returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax authority.

(o) Labor Matters.

(i) Section 5.1(o)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of each collective bargaining agreement or other material agreement with a labor union, works council or similar organization that the Company or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”, it being understood that Section 5.1(o)(i) of the Company Disclosure Schedule contains a list of only material Company Labor Agreements). To the Company’s Knowledge, as of the date of this Agreement, there are no material activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of each Company Labor Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements. To the Knowledge of the Company, as of the date of this Agreement, no work stoppage or labor strike against the Company or any of its Subsidiaries by employees is pending or threatened, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, and wages and hours, and (B) none of the Company or any of its Subsidiaries is liable for any payment that is past due to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Company or any of its Subsidiaries (other than payments to be made in the ordinary course of business).

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, (A) none of the Company or any of its Subsidiaries is subject to, is a party to, or has been threatened with any action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit relating to labor or employment matters involving any current or former employees or consultants of the Company or any of its Subsidiaries, including matters involving labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours and (B) there are no controversies pending or threatened between the Company or any of its Subsidiaries and any of their respective current or former employees or consultants which controversies have or would reasonably be likely to result in an action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened Action that has been asserted or instituted against the Company or any of its Subsidiaries by any Governmental Entity or any individual relating to the legal status or classification of an individual classified by the Company or any of its Subsidiaries as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

(p) Intellectual Property.

(i) All assignments to the Company or any of its Subsidiaries of material Owned Intellectual Property that is Registered (collectively the “Registered Intellectual Property”) that is owned by the Company or such Subsidiary have been properly executed and recorded or are otherwise enforceable, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no inventorship challenges, opposition or nullity proceedings, post-grant reviews or similar proceedings commenced or threatened in writing with respect to any Patents, Trademarks or plant variety protection rights or applications and any seed deposits associated with any of the foregoing included in the Registered Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own all Intellectual Property Rights that the Company and its Subsidiaries own or purport to own, free and clear of all Encumbrances, except Permitted Encumbrances.

(iii) To the Knowledge of the Company, the Owned Intellectual Property is subsisting and the issued or granted Registered Intellectual Property is valid and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no Action pending or threatened in writing against the Company or any of its Subsidiaries concerning the ownership, validity, registrability or enforceability of any material Owned Intellectual Property that is owned by the Company.

(iv) To the Knowledge of the Company, the conduct of the respective businesses of the Company or any of its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, the Germplasm and Biological Materials used by the Company or any of its Subsidiaries has been acquired in compliance with all applicable Laws and without violating any third-party rights, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since August 31, 2013, there has been no Action pending or threatened in writing (including “cease and desist” letters and written invitations to take a patent license) against the Company or any of its Subsidiaries alleging that the conduct of the respective businesses of the Company or its Subsidiaries, or any product or service of the Company or its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no third party is infringing, misappropriating or violating any Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries owns or has the right to use all Intellectual Property Rights and Germplasm and Biological Materials used in or necessary for their respective businesses as currently conducted.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all Proprietary Information that is owned, used or held by the Company or any of its Subsidiaries, and (B) to the Knowledge of the Company, the Proprietary Information that is owned by the Company or any of its Subsidiaries has not been subject to unauthorized use or disclosure.

(vii) The IT Assets operate and perform as required by the Company and its Subsidiaries in connection with the conduct of their businesses as currently conducted, except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect. Since August 31, 2013, to the Knowledge of the Company, no person has gained unauthorized access to the IT Assets, except as would not, individually or in the aggregate, except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has implemented and maintains reasonable backup recovery technologies consistent with industry practices.

(viii) Except as would not reasonably be expected have a Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable steps to protect all Personally Identifiable Information against loss and against unauthorized access and use and (B) to the Knowledge of the Company, there has been no unauthorized access to or misuse of such Personally Identifiable Information.

(ix) For purposes of this Agreement, the following terms have the following meanings:

“Germplasm” means any and all biological materials and information used for the breeding and development of seed varieties, including breeding pools, collections of segregating lines, stabilized lines, breeding populations, plants, plant parts, parental seeds, commercial, pre-commercial and experimental hybrids and varieties, DNA, RNA and/or any markers.

“Intellectual Property Rights” means all (A) trademarks, service marks, brand names, certification marks, collective marks, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other forms of trade identity and other indicia of origin, all applications and registrations for the foregoing and all renewals of same, and all goodwill associated with the foregoing and symbolized thereby; (B) patents, registrations therefor, invention disclosures and applications therefor (including utility and design patents, industrial designs and utility models), including divisions, continuations, continuations-in-part, renewals, substitutions, reexaminations, extensions, supplementary protection certificates and reissues and any seed deposits associated with any of the foregoing (collectively, “Patents”); (C) confidential proprietary information, trade secrets and know-how (whether patentable or not), including inventions, discoveries, processes, methods, business methods, compositions of matter, schematics, models, designs, compositions, formulae, drawings, prototypes, and including all confidential proprietary information, trade secrets and know-how related to Germplasm or Biological Materials (collectively, “Proprietary Information”); (D) rights in published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions; and (E) all other intellectual property, industrial or similar proprietary rights, including, for the avoidance of doubt, any plant variety protection rights or applications therefor and any seed deposits associated with any of the foregoing, and in each case excluding, for the avoidance of doubt, any tangible embodiments of regulatory studies, data or registrations.

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment.

“Owned Intellectual Property” means all Intellectual Property Rights (i) owned by or (ii) exclusively or solely licensed to and, in the case of such licenses, material to the business of the Company or any of its Subsidiaries.

“Personally Identifiable Information” means any information held by the Company or any of its Subsidiaries can be used to specifically identify an individual person and any individually identifiable health information.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

(q) Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each current insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (“Insurance Policies”) is in full force and effect, (ii) all premiums due under any Insurance Policy have been paid and (iii) as of the date of this Agreement, to the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any notice of termination or cancellation or denial of coverage with respect to any Insurance Policy.

(r) Certain Business Practices.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company, its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees, consultants, sales representatives, distributors and agents have complied at all times since August 31, 2013, and are in compliance, with (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.) (“FCPA”), and (B) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. To the Knowledge of the Company and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries and/or any of their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any Laws described in clause (B) of the immediately preceding sentence. As used in this Agreement, the term “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries (x) have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of its Subsidiaries operate and (y) have maintained such policies and procedures in force.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have at all times since August 31, 2013 been, and are, in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, and U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Export and Sanctions Regulations”). Neither the Company nor any of its Subsidiaries manufactures or exports any technology, product, technical data or any other material that is (A) subject to U.S. Export and Sanctions Regulations (other than, with respect to the Export Administration Regulations, items designated as EAR99 on the Commodity Classification List) or (B) otherwise prohibited from export to Germany under the applicable Laws of the United States. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries (x) have instituted policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (y) have maintained such policies and procedures in force.

(iii) Except as would not reasonably be expected, individually or in the aggregate, to prevent the Company from consummating the Merger by the Outside Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries (A) has received, directly or indirectly, material grants or similar funding from any Governmental Entity since August 31, 2013, (B) is, or since August 31, 2013 has been, a party to any customer or supply Contract (whether classified or unclassified) with any Governmental Entity as a prime contractor or as a subcontractor, (C) has received or placed, since August 31, 2013, any priority contracts or orders under the Defense Priorities and Allocation System, (D) stores or accesses information that is classified for national security purposes under Executive Order 13526 (or any similar Law) or (E) has been granted a facility security clearance. Except as would not reasonably be expected, individually or in the aggregate, to prevent the Company from consummating the Merger by the Outside Date, to the Knowledge of the Company, no director or senior executive of the Company holds a personnel security clearance in relation to such director or senior executive’s job at the Company.

(s) Information Supplied. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(t) Company Products.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since August 31, 2012, there has not been, and there is no pending, or to the Knowledge of the Company, threatened, recall or investigation of, or with respect to, any Company Product required by any Governmental Entity and (B) since August 31, 2012, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity of any actual or alleged violation of any applicable Law in connection with any actual or alleged product recall, product safety, product defect or the content of product materials or packaging and labeling of products. As used in this Agreement, the term “Company Products” means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company or any of its Subsidiaries and all products with respect to which the Company or any of its Subsidiaries has royalty rights.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance, and since August 31, 2013 has complied, with all applicable Laws regulating the access, development, production, handling, commercialization and benefit sharing of seeds and any other biological materials or knowledge regarding Biological Material whether or not containing transformation events, (B) the Company and its Subsidiaries have in place policies and procedures that are reasonably designed to ensure that (I) there is no presence of regulated transformation events in seeds or any other Biological Materials produced, transferred to third parties for trialing or multiplication purposes, exported and/or commercialized by the Company and its Subsidiaries that is not in accordance with applicable Law and (II) the Company and its Subsidiaries have obtained all Company Permits required by applicable Law for the handling and delivery to third parties of seeds and other Biological Material, and (C) since August 31, 2013, each of the Company and its Subsidiaries has complied with, and has reasonably monitored the compliance of their counterparties and partners with, applicable industry standards, including the Excellence Through Stewardship industry stewardship initiative, herbicide resistance management practices and insect resistance management practices.

(u) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Morgan Stanley & Co. LLC and Ducera Securities LLC as its outside financial advisors.

(v) No Other Representations or Warranties. Except for the representations and warranties in this Section 5.1, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any its Subsidiaries or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise). Neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of the Company in this

Section 5.1, any other information provided or made available to Parent or Merger Sub or their respective Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent or Merger Sub or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement), and each of Parent and Merger Sub acknowledge the foregoing.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule” and, together with the Company Disclosure Schedule, each a “Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. (i) Parent is a stock corporation duly incorporated and validly existing under the Laws of the Federal Republic of Germany, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business, except in each case where the failure to be so qualified or in such good standing, or to have such power or authority, does not and would not reasonably be expected to, individually or in the aggregate, prevent Parent or Merger Sub, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement by the Outside Date.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated by this Agreement, including the Financing. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing, subject only to the adoption of this Agreement by Bayer US Holding II LP as the sole stockholder of Merger Sub, which such adoption shall occur immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations.

(i) Other than any filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be made (A) pursuant to the DGCL, (B) under the HSR Act, (C) under the EUMR, (D) under applicable Foreign Antitrust Laws and (E) in connection with the filing of a Joint Notice with CFIUS, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or Merger Sub with, nor are any required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement by Parent or Merger Sub, except as does not and would not reasonably be expected to, individually or in the aggregate, prevent Parent or Merger Sub from consummating the Merger by the Outside Date.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, including the Financing, will not, constitute or result in (A) a breach or violation of, or default under, the certificate of incorporation or bylaws of Merger Sub or the comparable governing documents of Parent or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of an Encumbrance (other than any Permitted Encumbrance) on any of the assets of Parent or any of its Subsidiaries pursuant to, any

Contracts binding upon Parent or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 5.2(c)(i), under any Law to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of Parent or any of its Subsidiaries under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clauses (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that does not and would not reasonably be expected to, individually or in the aggregate, prevent Parent or Merger Sub, as applicable from consummating the Merger by the Outside Date.

(d) Litigation. There are no pending or, to the Knowledge of Parent, threatened Actions before any Governmental Entity to which Parent or any of its Subsidiaries is a party or any Action by any Governmental Entity against Parent or involving Parent or any of its Subsidiaries, in each case that would reasonably be expected to, individually or in the aggregate, prevent Parent or Merger Sub from consummating the Merger and the other transactions contemplated by this Agreement by the Outside Date.

(e) Financial Capacity.

(i) Prior to the execution of this Agreement, Parent or Bayer US Finance II LLC has delivered to the Company (A) a true, correct and complete copy, including all exhibits, schedules or amendments (if any) thereto (with only pricing terms redacted), of the fully executed Syndicated Term Loan Facility Agreement, dated as of September 14, 2016, between, among others, Parent, Bayer US Finance II LLC, Bank of America, N.A., Credit Suisse AG, London Branch, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, HSBC Bank plc, The Hong Kong and Shanghai Banking Corporation Limited and JPMorgan Chase Bank, N.A., London Branch (collectively, the “Facilities Agreement”), pursuant to which the Lenders (as defined in the Facilities Agreement) (including any of their respective successors under such Facilities Agreement, the “Financing Sources”) have committed, upon the terms and subject to the conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) and (B) true, correct and complete copies of each related fee letter and agency letter (redacted only for provisions related to fees and other economic terms (including “flex” terms), none of which would reasonably be expected to materially and adversely affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing).

(ii) As of the date of this Agreement, the Facilities Agreement has not been terminated, amended or modified in any manner and the commitments contained in the Facilities Agreement have not been withdrawn, terminated or rescinded in any respect, and to the Knowledge of Parent, as of the date of this Agreement, no such termination, amendment, modification, withdrawal or rescission is contemplated, other than reductions expressly contemplated by the Facilities Agreement and permitted by Section 6.12. Except for the Facilities Agreement (and the fee letters and agency letter referred to in Section 5.2(e)(i)), there are no other agreements, side letters or arrangements to which Parent or any of its Affiliates is a party that could adversely affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing contemplated by the Facilities Agreement. As of the date of this Agreement, the Facilities Agreement is in full force and effect and constitutes a legally valid and binding obligation of Parent, subject in each case to the reservations and qualifications as to matters of law set forth in Schedule 5 (Reservations) of the Facilities Agreement, and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the Debt Financing, other than those expressly set forth in Section 4 and Schedule 2 of the Facilities Agreement. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Section 5.1 in all material respects, and assuming the performance by the Company of its obligations under this Agreement in all material respects, the proceeds disbursed under the Facilities Agreement, when taken together with cash and other debt or equity financing otherwise available to Parent and Merger Sub or deposited with the Paying Agent, will be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration at the Effective Time and to pay any other amounts payable pursuant to Article IV or otherwise payable by Parent or any of its Subsidiaries (including the Company and its Subsidiaries) in connection with the consummation of the Merger, including amounts expected to be necessary for any repayment or refinancing of debt of Parent or any of its Subsidiaries (including the Company and its Subsidiaries) contemplated by this Agreement or required in connection with the Merger, and all related fees and expenses of Parent and Merger Sub (collectively, the

“Merger Amounts”). As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a breach or default) under the Facilities Agreement, in each case, on the part of Parent or any of its Affiliates or, to the Knowledge of Parent, any other party to the Facilities Agreement. Assuming the accuracy of the representations and warranties set forth in Section 5.1 in all material respects and assuming the performance by the Company of its obligations under this Agreement in all material respects, Parent has no reason to believe that any of the conditions precedent to the funding of a utilization under the Facilities Agreement will not be satisfied or that the Debt Financing contemplated by the Facilities Agreement will not be available to Parent or Merger Sub on the Closing Date. Parent and/or its Subsidiaries have fully paid all commitment fees and other fees required and due to be paid on or prior to the date of this Agreement pursuant to or in connection with the Facilities Agreement (if any).

(iii) There are no agreements, side letters or arrangements to which Parent or any of its Affiliates is a party that limit or otherwise adversely affect the ability of the Financing Sources or any other Person to arrange or provide financing or financial advisory services to any other Person in connection with an Acquisition Proposal.

(f) Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 100,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Ownership of Shares; Interested Stockholder. None of Parent, Merger Sub or any of their respective Subsidiaries (i) beneficially owns, directly or indirectly, any Shares, any rights or options to acquire any Shares or any securities or instruments convertible into, exchangeable into or exercisable for Shares or (ii) is, or has been at any time during the period commencing three (3) years prior to the date of this Agreement, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

(h) Information Supplied. None of the information supplied by Parent, Merger Sub or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) Brokers and Finders. Neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or the other transactions contemplated in this Agreement.

(j) No Other Representations or Warranties. Except for the representations and warranties in this Section 5.2, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any its Subsidiaries or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise). Without limiting the generality of the foregoing, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent and its Subsidiaries notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of Parent and Merger Sub in this Section 5.2, with respect to any other information provided or made available to the Company or its Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company or its Representatives in “data rooms,” management presentations or due diligence sessions in expectation the Merger or the other transactions contemplated by this Agreement), and the Company acknowledges the foregoing.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except as otherwise (w) required by this Agreement, (x) required by applicable Law, (y) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (z) set forth on Section 6.1(a) of the Company Disclosure Schedule, after the date of this Agreement and prior to the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their reasonable best efforts to conduct their businesses in the ordinary course and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve their business organizations intact (including the service of key employees) and maintain existing relations with key customers, suppliers and other Persons with whom the Company and its Subsidiaries have significant business relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b) Except as otherwise (w) required by this Agreement, (x) required by applicable Law, (y) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (z) set forth on Section 6.1(b) of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will not, and will cause its Subsidiaries not to:

(i) (x) adopt any change in the certificate of incorporation or bylaws of the Company, or (y) adopt any change in the comparable organizational document of any Subsidiary of the Company that, in the case of this clause (y), would adversely affect the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries, in each case other than any such transactions among any wholly-owned Subsidiaries of the Company which would not reasonably be expected to result in a restriction or reduction in any participation exemption available under non-U.S. Law with respect to any such Subsidiaries;

(iii) (A) acquire or license tangible or intangible assets outside of the ordinary course of business or (B) make any capital contributions to or investments in any Person, in the case of clauses (A) and (B), other than any such transactions (I) among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (II) for amounts that do not exceed $200,000,000 in the aggregate in any fiscal year of the Company (in the case of clause (A), determined based upon the greater of the fair market value of the assets so acquired by the Company and its Subsidiaries or the fair market value of the consideration paid by the Company and its Subsidiaries);

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (B) any issuance, sale, grant or transfer of Shares pursuant to the settlement of Company Options, Company SARs,

Company RSUs, Company PSUs or Company Awards outstanding as of the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement;

(v) make any loans, advances or guarantees outside the ordinary course of business, other than any such transactions (I) among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (II) permitted under Section 6.1(b)(viii) or (III) not in excess of $25,000,000 in the aggregate in any fiscal year of the Company;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends or other distributions paid by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company and except for any quarterly dividends to stockholders of the Company by the Company in an amount not to exceed $0.54 per Share, in each case declared and paid at such times and in such amounts as is consistent with historical practice over the most recent fiscal year ended prior to the date of this Agreement and (B) dividend equivalents paid in respect of Company RSUs, Company PSUs or Company Awards outstanding as of the date of this Agreement or granted thereafter in accordance with the terms of this Agreement, in each case, in accordance with their terms);

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly-owned Subsidiary of the Company and (B) acquisitions of Shares in satisfaction of withholding obligations or payment of the exercise price in respect of Company Options, Company SARs, Company RSUs, Company PSUs or Company Awards outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement);

(viii) incur any Indebtedness, except for (A) intercompany Indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (B) Indebtedness not to exceed $1,500,000,000 in aggregate principal amount incurred to replace, renew, extend, refinance or refund any existing Indebtedness of the Company, which Indebtedness is (I) prepayable without premium or penalty (other than customary LIBOR breakage amounts) or (II) on terms that (x) taken as a whole, are substantially consistent with or not more restrictive than those contained in the Indebtedness being replaced, renewed, extended, refinanced or refunded and (y) permit parent guarantees and parent company reporting to be substituted for Company reporting, (C) Indebtedness under commercial paper arrangements, revolving credit facilities and other working capital or liquidity facilities not to exceed $3,500,000,000 in aggregate principal amount at any time outstanding pursuant to this subclause (C), (D) guarantees of Indebtedness of the Company or its wholly-owned Subsidiaries outstanding on the date hereof or otherwise incurred in compliance with this Section 6.1(b), (E) Indebtedness of the Subsidiaries of the Company organized under the laws of a country other than the United States in an aggregate principal amount (for all such Subsidiaries, taken together) not to exceed $500,000,000 at any time outstanding pursuant to this subclause (E), (F) Indebtedness pursuant to receivables financing or factoring arrangements (but in any event for which the factoring balance does not exceed $2,400,000,000 at any time outstanding (it being understood that this clause (viii)(F) and clause (xv)(D), taken together, permit a factoring balance that does not exceed $2,400,000,000)), (G) Indebtedness pursuant to capitalized leases (1) entered into in the ordinary course of business or (2) entered into in connection with the Arizona Greenhouse project, (H) Indebtedness in respect of swaps, options, derivatives and other hedging Contracts entered into in the ordinary course of business, (I) Indebtedness under letters of credit, bank guarantee arrangements and any related reimbursement obligations entered into in the ordinary course of business or (J) Indebtedness not to exceed $250,000,000 in aggregate principal amount that may be incurred other than in accordance with subclauses (A) through (I) inclusive;

(ix) (A) make or authorize any payment of, or accrual or commitment for, capital expenditures that, in the aggregate, exceed by more than 5%, or (B) fail to make payments of capital expenditures that, in the aggregate, are no less than 90%, in the case of each of clauses (A) and (B), of the aggregate amounts set forth in Section 6.1(b)(ix) of the Company Disclosure Schedule (the “Capex Budget”) for the respective periods set forth therein, except with respect to acquisitions or licenses of tangible or intangible assets permitted by clause (II) of Section 6.1(b)(iii);

(x) other than in the ordinary course of business or in connection with any matter to the extent such matter is expressly permitted by any other clause of this Section 6.1(b), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement or (B) terminate or waive, or materially amend, modify or supplement, any rights or interests pursuant to or in any Material Contract, other than expirations of any such Contract in accordance with the terms of such Contract;

(xi) enter into any Contract that (x) materially restricts the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area, or (y) grants “most favored nation” status that, following the consummation of the Merger, would be material to the Company or the crop science business of Parent and would apply to Parent, the Company or any of their respective Subsidiaries;

(xii) make any material changes with respect to financial accounting policies or procedures, except as required by Law, proposed Law or by U.S. GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xiii) settle any action, suit, claim, hearing, arbitration, investigation or other proceedings (other than any audit or other proceeding in respect of Taxes), in each case made or pending against the Company or any of its Subsidiaries (and not including any settlement with respect to matters in which any of them is a plaintiff) for an amount in excess of $150,000,000 in the aggregate in any fiscal year of the Company or on a basis that would result in the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any Governmental Entity that, in the aggregate, would materially restrict the future activity or conduct of Parent, the Company or any of their respective Subsidiaries, other than with respect to monetary settlements only, settlements or compromises of any action, suit, claim, hearing, arbitration, investigation or other proceedings to the extent reflected or reserved against in the balance sheet (or the notes thereto) of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2016 for an amount not in excess of the amount so reflected or reserved;

(xiv) (A) file or amend any material Tax Return (other than in the ordinary course of business), (B) settle or compromise any material Tax liability for an amount materially in excess of the amount reserved or accrued on the Company’s most recent consolidated balance sheet included in the Company Reports, (C) make, change or revoke any material Tax election (other than an entity classification election under Treasury Regulation Section 301.7701-3 in respect of any Subsidiary that is not material), (D) change any material method of Tax accounting or (E) terminate, consent to the termination of or agree to any material modification of any ruling or agreement listed in Section 5.1(n)(iii) of the Company Disclosure Schedule (or that would be necessary to be listed therein in order to prevent a breach of Section 5.1(n)(iii)) if such action is reasonably expected to result in a material increase in the Tax liability of the Company or any of its Subsidiaries;

(xv) transfer, sell, lease, divest, cancel or otherwise dispose of any assets (other than Intellectual Property Rights, Germplasm, or Biological Materials) of the Company or any of its Subsidiaries, except for transfers, sales, leases, divestments, cancellations or other dispositions (A) of products and services in the ordinary course of business, (B) of obsolete inventory and equipment in the ordinary course of business, (C) of tangible assets having a net present value not in excess of $35,000,000 individually or $60,000,000 in the aggregate in any fiscal year of the Company (it being understood that the net present value of such assets shall count against the thresholds set forth in Section 6.1(b)(xvi)(IV)), (D) of receivables, invoices and related rights and assets pursuant to receivables financing or factoring arrangements (but in any event for which the factoring balance does not exceed $2,400,000,000 at any time outstanding (it being understood that this clause (xv)(D) and clause (viii)(F), taken together, permit a factoring balance that does not exceed $2,400,000,000)) and (E) among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(xvi) (A) transfer, sell, license, mortgage, pledge, encumber, divest or otherwise dispose of any Intellectual Property Rights, Germplasm or Biological Materials or (B) except in the ordinary course of business, grant, extend, amend, fail to diligently prosecute or cancel, abandon or allow to lapse (in each case, except as required in the diligent prosecution of Registered Intellectual Property), waive or modify, as applicable, any rights in or to material Owned Intellectual Property, Germplasm or Biological Materials, except, in the case of each of clauses (A) and (B), for (I) non-exclusive licenses of Intellectual Property Rights, Germplasm or Biological Materials in the ordinary course of business, (II) exclusive licenses of Intellectual Property Rights, Germplasm or Biological Materials in the ordinary course of business, provided such licenses are not exclusive in all fields of use, and provided, further, that such licenses retain the Company’s rights to offer or develop products or services that the Company is offering or developing or planning to offer or develop, as the case may be, at any time from the date hereof and through the Effective Time, (III) transfers, sales, licenses, mortgages, pledges, encumbrances, divestments and other dispositions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries and (IV) transfers, sales, licenses, divestments or other dispositions of Intellectual Property Rights, Germplasm or Biological Materials having a net present value not in excess of $35,000,000 individually or $60,000,000 in the aggregate in any fiscal year of the Company (it being understood that the net present value of such Intellectual Property Rights, Germplasm or Biological Materials shall count against the thresholds set forth in Section 6.1(b)(xv)(C));

(xvii) except as required by Contracts or Benefit Plans, (A) terminate, adopt, establish, enter into, materially amend or renew (or communicate any intention to take such action) any material Benefit Plan, (B) increase in any manner the compensation, benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants who are natural persons of the Company or its Subsidiaries, other than routine annual salary or base pay increases (and corresponding increases in bonus or incentive payments to the extent determined by reference to salary or base pay) for non-executive officer employees, in the ordinary course of business consistent with past practice, (C) pay any bonus or incentive compensation under any Benefit Plan, other than payments based on actual performance for completed performance periods, (D) accelerate the vesting of or lapsing of restrictions, or amend the vesting requirements, with respect to any equity-based compensation or other long-term incentive compensation under any Benefit Plan, (E) grant any new severance, change in control, retention benefit or award (other than pursuant to arrangements entered into with newly hired and promoted employees in the ordinary course of business consistent with past practice and for separation agreements entered into with terminated employees who are not executive officers in the ordinary course of business consistent with past practice) or amend the terms of outstanding awards under any Benefit Plan, (F) take any action to accelerate the payment, or to fund or secure the payment, of any amounts under any Benefit Plan, (G) change any assumptions used to calculate funding or contribution obligations under any material Benefit Plan, other than as required by U.S. GAAP, (H) hire any executive officer or hire any employee or consultant who is a natural person with a target total annual cash compensation (e.g., base pay or base rate and short-term cash incentive target amounts) opportunity in excess of $500,000 (other than hiring to fill an open position, provided that compensation and benefits for such persons are consistent with past practice for new hires in similar positions in the Company), (I) promote any executive officer of the Company or promote any employee to an executive officer position, other than to fill an open position, (J) become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, other than, with respect to any such arrangement covering employees outside of the United States, in the ordinary course of business consistent with past practice, or (K) terminate without cause the employment of any executive officer of the Company;

(xviii) except as reasonably required or appropriate in response to any change or event after the date of this Agreement, fail to implement the Company’s 2015 Restructuring Plan without material deviation from the remaining amount budgeted as of the date of this Agreement in, and otherwise in conformity in all material respects with, the plan set forth in Section 6.1(b)(xviii) of the Company Disclosure Schedule;

(xix) subject to Section 6.2, enter into agreements with respect to, or consummate, any acquisition, merger, consolidation, dissolution, liquidation, tender offer, share exchange, business combination, license of Intellectual Property Rights or similar transaction that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Merger; and in furtherance of the foregoing, prior to entering into any agreement with respect to a license of Intellectual Property Rights for which there is a risk that such license will be subject to this Section 6.1(b)(xix), the Company will cooperate and consult with the Parent and consider in good faith the views of Parent in connection therewith; or

(xx) agree, authorize or commit to do any of the foregoing.

(c) After the date of this Agreement and prior to the Effective Time, Parent and Merger Sub will not, and will cause their respective Subsidiaries not to enter into agreements with respect to, or consummate, any acquisition, merger, consolidation, dissolution, liquidation, tender offer, share exchange, business combination, license of Intellectual Property Rights or similar transaction that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger; and in furtherance of the foregoing, prior to entering into any agreement with respect to a license of Intellectual Property Rights for which there is a risk that such license will be subject to this Section 6.1(c), Parent will cooperate and consult with the Company and consider in good faith the views of the Company in connection therewith.

(d) The Company shall keep Parent reasonably informed regarding developments relating to the projects set forth on Section 6.1(d) of the Company Disclosure Schedule.

(e) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals; Change in Recommendation.

(a) No Solicitation or Negotiation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Effective Time, except as expressly permitted by this Section 6.2, the Company shall not, and shall cause its Subsidiaries and any of the directors or officers of it or its Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions); or

(iii) provide any non-public information to any Person in connection with any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Requisite Company Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal, the Company may:

(i) provide information in response to a request therefor (including non-public information regarding the Company or any of its Subsidiaries) to the Person who made such Acquisition Proposal, provided that, in the event that such information has not previously been made available to Parent, the Company shall promptly (and in any event within 24 hours) provide such information to Parent, and that, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms not less restrictive in the aggregate to the other party than the terms in the Confidentiality Agreement are on Parent at such time; and

(ii) engage and participate in discussions and negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Company Board determines in good faith, after consultation with outside legal counsel and outside financial advisors that

(A) based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) The Company shall promptly (and, in any event, within 24 hours) give notice to Parent if the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal, (ii) any request by any Person or group for information with respect to any Acquisition Proposal, or (iii) any request by any Person or group for discussions or negotiations with respect to an Acquisition Proposal, setting forth in such notice the name of such Person or group and the material terms and conditions of any such Acquisition Proposal and thereafter shall keep Parent informed, on a current basis (and, in any event, within 24 hours), of the terms of any such proposals and any material developments with respect to any such Acquisition Proposal (including any material amendments thereto and any material changes to the status of any such discussions or negotiations).

(d) For purposes of this Agreement:

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest involving any Person or group (other than Parent, its Subsidiaries or its Affiliates) relating to (i) a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group (other than Parent, its Subsidiaries or its Affiliates) would acquire, directly or indirectly, in one or a series of related transactions, more than 15% of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof) or more than 15% of the aggregate voting power of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity in a merger, consolidation, tender offer, share exchange or other business combination involving the Company, (ii) any acquisition by any Person or group (other than Parent, its Subsidiaries or its Affiliates) of more than 15% of the aggregate voting power or of any class of equity securities of the Company or more than 15% of the consolidated assets (including equity securities of any of the Company’s Subsidiaries and equity securities of any other entity) of the Company and its Subsidiaries or (iii) any acquisition, joint venture, partnership or collaboration by or with any Person or group (other than Parent, its Subsidiaries or its Affiliates) involving assets, rights, Contracts, businesses or operations of the Company or any of its Subsidiaries (A) having a value in excess of 15% of the consolidated assets (including equity securities of any of the Company’s Subsidiaries and equity securities of any other entity) of the Company and its Subsidiaries or (B) involving earnings before interest and taxes equal to or in excess of 15% of the Company’s and its Subsidiaries’ earnings before interest and taxes in its most recent completed fiscal year, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not arise from a material breach of the Company’s obligations set forth in this Section 6.2 that the Company Board has determined in good faith, after consultation with outside legal counsel and its outside financial advisors, and taking into account (i) all legal, financial, financing and regulatory aspects of the proposal, (ii) the identity of the Person(s) making the proposal, (iii) the likelihood of the proposal being consummated in accordance with its terms and (iv) any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.2(f), would, if consummated, result in a transaction (A) more favorable to the Company’s stockholders from a financial point of view than the Merger, (B) for which financing, if a cash transaction (in whole or in part), is reasonably capable of being fully committed, and (C) that is reasonably capable of being consummated, taking into account any regulatory, financing or approval requirements; provided, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2(f) and Section 6.2(g), the Company Board, including any committee thereof, shall not:

(i) withdraw or fail to make when required by this Agreement (or publicly propose or resolve to withdraw or fail to make when required by this Agreement) the Company Recommendation with respect to the Merger;

(ii) qualify or modify (or publicly propose or resolve to qualify or modify) the Company Recommendation with respect to the Merger in a manner adverse to Parent;

(iii) approve or recommend, or publicly declare advisable, any Acquisition Proposal;

(iv) fail to include the Company Recommendation in the Proxy Statement;

(v) if any Acquisition Proposal that is structured as a tender offer or exchange offer for outstanding Shares is commenced pursuant to Rule 14d-2 of the Exchange Act, fail to recommend against acceptance of such offer by the Company’s stockholders prior to eleven (11) Business Days after commencement of such tender offer or exchange offer pursuant to Rule 14d-2 of the Exchange Act;

(vi) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement (other than a confidentiality agreement pursuant to Section 6.2(b)(i)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) (any of the actions set forth in the foregoing clauses (i) through (vi), a “Change of Recommendation”); or

(vii) except as expressly permitted by, and after compliance with, Section 6.2(f), cause or permit the Company to enter into an Alternative Acquisition Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board may (I) effect a Change of Recommendation and/or (II) cause the Company to both enter into an Alternative Acquisition Agreement providing for an Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(h), in either case if the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (x) in the case of clause (I) where the Change of Recommendation is not made in response to an Acquisition Proposal, that an Intervening Event has occurred and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in the case of clause (I) where such Change of Recommendation is made in response to an Acquisition Proposal or in the case of clause (II), such Acquisition Proposal constitutes a Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company Board shall not take any action set forth in clauses (I) or (II) above unless and until (1) the Company has given Parent written notice of its intention to take such action five (5) Business Days in advance, which notice shall comply with the provisions of Section 6.2(c) (if applicable), setting forth in writing that management of the Company intends to recommend to the Company Board that it take such action; (2) after giving such notice and prior to taking such action, the Company has negotiated in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to propose in writing a binding offer to make such revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal (or, in the case of clause (I), such that the failure to make a Change of Recommendation would not be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law); and (3) at the end of the five (5) Business Day period and prior to taking any such action, the Company Board has considered in good faith any such binding offer to make revisions to the terms of this Agreement proposed by Parent and any other information offered by Parent in response to the notice, and has determined in good faith, after consultation with outside legal counsel and its outside financial advisors, that in the case of a Superior Proposal, the Superior Proposal continues to constitute a Superior Proposal (or, in the case of clause (I), that the failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law) if such changes proposed in such binding offer by Parent were to be given effect. In the event of any modification to the financial terms or any other material terms of any Acquisition Proposal, the proviso in the immediately preceding sentence shall apply again (but the five (5) Business Day period shall instead be three (3) Business Days).

“Intervening Event” means a change, effect, event, occurrence or development that was not known by the Company Board as of the date of this Agreement and which is unrelated to any Acquisition Proposal.

(g) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company, the Company Board or any committee of the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided, however, that if such disclosure has the substantive effect of withdrawing, adversely qualifying, modifying or failing to make when required by this Agreement the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(g); it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation. To the extent permissible under applicable Law, the Company shall take such actions as it is required to take pursuant to Section 6.2(f) in connection with a Change of Recommendation prior to making any disclosure contemplated by this Section 6.2(g) that would be or would be deemed to be a Change of Recommendation.

(h) Existing Discussions. The Company shall, and shall cause its Subsidiaries and the directors and officers of it and its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or proposal or transaction that would reasonably be expected to result in an Acquisition Proposal. The Company shall promptly deliver a written notice to each such Person requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries that the Company provided to such Person with respect to any Acquisition Proposal discussed on or prior to the date hereof. The Company will promptly terminate all physical and electronic data access previously granted to such Persons in connection with any such Acquisition Proposal, proposal or transaction discussed on or prior to the date hereof.

(i) Limits on Release of Standstill and Confidentiality. During the period commencing with the execution and delivery of this Agreement and continuing until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement entered into in connection with any Acquisition Proposal proposed, discussed or negotiated on or prior to the date of this Agreement to which the Company or any of its Subsidiaries is a party. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar obligation of any Person if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

6.3. Proxy Statement Filing.

(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC.

(b) The Company shall provide legal counsel to Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s stockholders. The Company shall consider in good faith all comments reasonably proposed by Parent or its legal counsel and agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content reasonably satisfactory to Parent.

6.4. Company Stockholders Meeting.

(a) The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the holders of Shares (the “Company Stockholders Meeting”) as promptly as practicable after the SEC confirms that it has no further comments on the Proxy Statement, to consider and vote upon the adoption of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent required by Law. Notwithstanding anything to the contrary in this Agreement, (i) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess or postpone, the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Requisite Company Vote (provided that, unless agreed by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than ten (10) Business Days each and thirty-five (35) Business Days in the aggregate), and (ii) the Company may adjourn, recess, or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting. Subject to Section 6.2(f), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use its reasonable best efforts to obtain the Requisite Company Vote. Notwithstanding anything in this Agreement to the contrary, if the Company Stockholders Meeting cannot reasonably be held earlier than December 14, 2016, the Company may amend the preliminary Proxy Statement to include all of the information required for its 2017 Annual Meeting of Shareowners to be held on January 27, 2017 (the “Annual Meeting”), in which case the Company Stockholders Meeting shall be the Annual Meeting.

(b) The Company agrees to provide Parent with periodic voting reports concerning the proxy solicitation results promptly following any reasonable request by Parent. In the event that after the date of this Agreement, the Company Board makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares to obtain the Requisite Company Vote at the Company Stockholders Meeting or at any adjournment or postponement thereof, unless this Agreement is terminated in accordance with Section 8.1.

6.5. Cooperation; Antitrust Matters; CFIUS; Status.

(a) Cooperation.

(i) Subject to the terms and conditions set forth in Section 6.2, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (A) take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable and advisable following the date of this Agreement, all notifications, filings, registrations, submissions and other materials required under (x) the HSR Act, (y) EUMR and (z) any Foreign Antitrust Laws), (B) obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (C) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(ii) Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct and control all matters with any Governmental Entity consistent with its obligations under this Section 6.5; provided that Parent and the Company shall have the right to participate in all such matters and to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Neither Parent nor the Company shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. In addition, Parent shall keep the Company reasonably informed regarding the status of any contemplated Divestiture Actions to any third Persons and its material meetings or material teleconferences with such third Persons relating thereto. In exercising the rights contemplated by this Section 6.5(a)(ii), each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Merger and the other transactions contemplated by this Agreement without the prior written consent of Parent.

(b) Antitrust Matters. Without limiting the generality of the undertakings pursuant to this Section 6.5, but subject to the terms and conditions set forth in this Agreement, including this Section 6.5(b), Parent shall, as promptly as reasonably practicable, take all actions necessary to obtain approvals or secure the expiration or termination of any applicable waiting period under the HSR Act, EUMR or any Foreign Antitrust Laws and resolve any objections asserted with respect to the Merger or the other transactions contemplated by this Agreement under any applicable Law raised by any federal, state, local or foreign court or other Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Laws (each, a “Governmental Antitrust Entity”) in order to prevent the entry of any Order that would prevent or materially delay the consummation of the Merger and with a view toward accomplishing the parties’ goal of having the Merger consummated by the end of 2017, and to enable the Merger to be consummated no later than the 18-month anniversary of the date of this Agreement (it being understood that the foregoing shall not affect the determination of the Outside Date), including (A) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company, Parent or their respective Subsidiaries contemporaneously with or subsequent to the Effective Time, (B) permitting the Company and its Subsidiaries to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time, (C) terminating existing relationships, contractual rights or obligations of the Company, Parent or their respective Subsidiaries, (D) terminating any joint venture or other arrangement of the Company, Parent or their respective Subsidiaries or (E) creating any relationship, contractual right or obligation of the Company, Parent or their respective Subsidiaries (or, in each case, entering into agreements or stipulating to the entry of any Order by, or filing appropriate applications with, any Governmental Entity in connection with any of the foregoing and, in the case of actions by or with respect to the Company or its Subsidiaries, by consenting to such action by the Company or its Subsidiaries (including any consents required under this Agreement with respect to such action) (the actions described in clauses (A) through (E), collectively, “Divestiture Actions”); provided, however, that in no event shall Parent or any of its Affiliates be required to take any Divestiture Action other than pursuant to Section 6.5(c)(iii) if such Divestiture Action, taken together with all other Divestiture Actions undertaken with respect to the matters contemplated by this Section 6.5 and such terms, conditions and consequences described in Section 7.2(c), would reasonably be likely to result in (x) in the case of Divestiture Actions contemplated by clauses (A) and (B), the one-year loss of net sales to Parent, the Company and their Subsidiaries (as measured by annual net sales in fiscal year 2016 for the Company and annual net sales in fiscal year 2015 (converted to U.S. Dollars based on the exchange rate of $1.11 per euro) for Parent) in excess of $1,600,000,000 (one billion six hundred million dollars) in the aggregate, or (y) in the case of Divestiture Actions contemplated by clauses (A) through (E), a material adverse effect on the business, financial condition or results of operations of the consolidated agricultural businesses of Parent, the Company and their respective Subsidiaries (after giving effect to the Merger), taken as a whole, taking into account all effects described in clause (x) above (any of the results described in clause (x) or (y), a “Substantial Detriment”). The Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, take any action described in the previous sentence, or propose, proffer or agree to undertake any such action, without the prior written consent of Parent; provided, however, that Parent shall be entitled, in its sole discretion, to compel the Company and its Subsidiaries to take any such action (or propose, proffer or agree to undertake any such action) if such action is conditioned on the occurrence of the Closing or is only effective after the Effective Time.

(c) CFIUS. In addition to, and without limiting the generality of, the obligations in Section 6.5(a), each of the Company and Parent agree to take or cause to be taken the following actions:

(i) (A) as promptly as reasonably practicable after the date of this Agreement, provide all necessary information within their respective control, and use reasonable best efforts to provide, as promptly as reasonably practicable, all necessary information which is not within such party’s control, needed for a joint voluntary notice with regard to the Merger (“Joint Notice”) to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. § 4565), and the regulations promulgated by CFIUS thereunder, codified at 31 C.F.R. Part 800, et seq. (collectively, “Section 721”), (B) as promptly as reasonably practicable after the date of this Agreement, submit a draft Joint Notice to CFIUS, and promptly address and resolve any questions and comments received on the draft Joint Notice from CFIUS staff, (C) immediately after the prompt resolution of all questions and comments received from CFIUS staff on the draft Joint Notice, prepare and submit the final Joint Notice, which shall in any event be made within five (5) calendar days of the receipt of comments from CFIUS unless the parties agree otherwise in writing, and (D) provide any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Merger and the other transactions contemplated by this Agreement, within the time periods specified by 31 C.F.R. § 800.403(a)(3), or otherwise provided by CFIUS, without the need to request an extension of time;

(ii) in connection with the efforts to obtain the Completion of CFIUS Process, (A) cooperate in all respects and consult with each other in connection with the Joint Notice, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (B) promptly inform the other party of any communication received by such party from, or given by such party to, CFIUS, by promptly providing copies to the other party of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. § 800.402(c)(6)(vi); and (C) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any meetings, substantive telephone calls or conferences with CFIUS, in each of clauses (A), (B) and (C), subject to confidentiality considerations contemplated by Section 721 or as may be required by CFIUS. In addition, with regard to any meeting or substantive conversation, a party need not be represented or notified by the other party if any Governmental Entity objects to the party’s being represented at, or notified of, as applicable, any such meeting or any such conversation; and

(iii) use their respective reasonable best efforts to obtain the Completion of CFIUS Process as promptly as reasonably practicable. Without limiting the generality of the undertakings pursuant to this Section 6.5, but subject to the terms and conditions set forth in this Agreement, including this Section 6.5(c), Parent shall promptly take or agree to take all Divestiture Actions necessary to secure the Completion of CFIUS Process and resolve any objections asserted with respect to the Merger or the other transactions contemplated by this Agreement under Section 721 or other applicable Law raised by any federal, state, local or foreign court or other Governmental Entity in order to obtain the Completion of CFIUS Process; provided, however, that in no event shall Parent or any of its Affiliates be required to take, or agree to take, any Divestiture Actions under this Section 6.5(c)(iii) that, individually or in the aggregate, would reasonably be likely to result in a Substantial Detriment (without giving effect to any Divestiture Actions under Section 6.5(b)); provided, further, that Parent shall be entitled, in its sole discretion, to compel the Company to take any such Divestiture Action or agree to take any such Divestiture Action if such Divestiture Action is conditioned on the occurrence of the Closing or is only effective after the Effective Time.

As used in this Agreement, the “Completion of CFIUS Process” means that any of the following shall have occurred:

(A) CFIUS shall have determined that there are no unresolved national security concerns with respect to the Merger, and the Company and Parent shall have received written notice from CFIUS that action under Section 721 has been concluded;

(B) the Company and Parent shall have received written notice from CFIUS that the Merger is not a “covered transaction” pursuant to Section 721; or

(C) CFIUS shall have sent a report to the President of the United States requesting the decision of the President of the United States on the Joint Notice and (I) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Merger shall have expired without any such action being threatened, announced or taken, (II) the President of the United States shall have announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the Merger, or (III) the President of the United States shall have determined to take such action or actions that, individually and in the aggregate with any Divestiture Actions undertaken with respect to the matters contemplated by this Section 6.5(c), would not reasonably be expected to result in a Substantial Detriment (without giving effect to any Divestiture Actions under Section 6.5(b)).

As used in this Agreement, “CFIUS Turndown” means that any of the following shall have occurred: (A) the President of the United States shall have announced a decision to suspend or prohibit the Merger or (B) the President of the United States shall have determined to take such action or actions that, individually or in the aggregate with all other Divestiture Actions undertaken with respect to the matters contemplated by this Section 6.5(c), would reasonably be expected to result in a Substantial Detriment (without giving effect to any Divestiture Actions under Section 6.5(b)).

(d) Status; Notifications. Subject to applicable Law and as required by any Governmental Entity, the Company and Parent shall promptly notify the other of any of the following, if such party has knowledge thereof: (i) any written notice or other written communication received by such party from any Governmental Entity in connection with the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger.

(e) Potential Divestitures. If reasonably requested by Parent so as to permit (or as identified by Parent as reasonably likely to be necessary to permit) the expiration or termination of any applicable waiting period (or the receipt of any consent) under the HSR Act, EUMR, any Foreign Antitrust Laws and/or the Completion of CFIUS Process and resolve any objections asserted with respect to the Merger or the transactions contemplated by this Agreement under any applicable Law or by any Governmental Entity, the Company shall, and shall cause its Subsidiaries to, as promptly as reasonably practicable after receipt of such request, agree to any Divestiture Action with respect to assets or businesses of the Company or its Subsidiaries; provided, however, that any such Divestiture Action (each, a “Potential Company Divestiture Action”) is conditioned on the occurrence of, or shall become effective only from and after, the Effective Time. In furtherance of the foregoing, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent to facilitate any Potential Company Divestiture Action, including by, to the extent reasonably requested by Parent, (w) entering into confidentiality agreements containing customary terms with any Persons whom Parent identifies to the Company as potential purchasers in a Potential Company Divestiture Action (such potential purchasers to be referred to as “Potential Purchasers”), (x) permitting Potential Purchasers to conduct (and cooperate with such Potential Purchasers’) reasonable documentary and other investigations with respect to such Potential Company Divestiture Action (provided that any such Potential Purchaser executes and delivers to the Company a confidentiality agreement containing customary terms), (y) complying with any applicable right of first refusal, right of first offer, right of approval and similar provisions that may be applicable to a proposed transfer of a Potential Company Divestiture Action and (z) delivering such notices and executing such contracts relating to the Potential Company Divestiture Action as reasonably requested by Parent; provided, however, that in the event that the Company reasonably asserts that anything in this Section 6.5(e) would require the Company or any of its Subsidiaries to take any action or provide any cooperation that would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party or any applicable Law or duty, (iii) result in the disclosure of any information referencing the valuation of the Company or any of its Subsidiaries or (iv) cause a risk of loss or waiver of the protection of any attorney-client privilege, attorney work product or other legal privilege, the Company may withhold such cooperation; provided, that if the Company withholds such cooperation on the basis of the foregoing clauses (ii) through (iv), the Company shall promptly inform Parent as to the general nature of what is being withheld and the Company and Parent shall use their respective commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure as promptly as reasonably practicable that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts (without payment of any consideration, fees or expenses) to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without such impediments. The Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided pursuant to the preceding sentence as “Outside Counsel Only Material” or with similar restrictions. The Company shall keep Parent apprised of the status of Potential Company Divestiture Actions and, to the extent reasonably requested by Parent and subject to Section 6.6, shall provide Parent with information and access to data and personnel reasonably necessary to permit Parent to (i) expeditiously market the assets or businesses that are the subject of such Potential Company Divestiture Action, (ii) prepare, negotiate and finalize documentation effecting such Potential Company Divestiture, and (iii) conduct and complete discussions with Governmental Antitrust Entities related to such Potential Company Divestiture Action; provided that in each case such action does not unreasonably disrupt the operations of the Company and its Subsidiaries. The Company shall not permit any of its officers or any other representatives or agents to participate in any material meeting or material teleconference with any actual or proposed purchaser of the assets that are the subject of any Potential Company Divestiture Action unless it consults with Parent in advance and, to the extent practicable, gives Parent the opportunity to attend and participate thereat.

6.6. Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 6.6 and solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, (i) the Company and Parent each shall (and shall cause its Subsidiaries to), upon reasonable request by the other, furnish the other with reasonable information in its possession concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, (ii) the Company shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by Parent, afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, agents, contracts, books and records, as well as properties, offices and other facilities, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish to Parent reasonable information in its possession concerning its business, properties and personnel as may reasonably be requested by Parent, and (iii) the Company shall continue to provide access to Parent and its Representatives to the electronic data room maintained by or on behalf of the Company to which Parent and its Representatives were provided access prior to the date of this Agreement, including the Clean Team Only Information (as defined in the Confidentiality Agreement and subject to the terms and conditions thereof). Prior to the Effective Time, the Company and Parent shall reasonably cooperate in identifying any actions or practices that could require remediation under applicable Law and, to the extent identified, shall cooperate in taking commercially reasonable actions or practices and other customary actions to reduce the risks related to such actions where the failure to remediate would reasonably be likely to result in substantial fines or penalties.

(b) The foregoing provisions of this Section 6.6 shall not require either the Company or Parent to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that, in the reasonable judgment of the Company or Parent, would (i) unreasonably disrupt the operations of such party or any of its Subsidiaries, (ii) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement or any applicable Law or duty, (iii) result in the disclosure of any information referencing the valuation of the Company and its Subsidiaries conducted in connection with the approval and adoption of this Agreement or (iv) reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product or other relevant legal privilege. Notwithstanding the foregoing, none of the Company, Parent or any of their respective Representatives shall be permitted to perform any on-site procedures (including an on-site study) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent, which consent shall not unreasonably be withheld or delayed. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 6.6 and withholds information on the basis of the foregoing clauses (ii) through (iv), the Company or Parent, as applicable, shall promptly inform the other party as to the general nature of what is being withheld and the Company and Parent shall use their respective commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure as promptly as reasonably practicable that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts (without payment of any consideration, fees or expenses) to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without such impediments. Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company or Parent, as the case may be. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement, dated as of July 19, 2016, by and between Parent and the Company, as amended by that certain First Amendment to the Confidentiality Agreement, dated as of August 8, 2016, that certain Second Amendment to the Confidentiality Agreement, dated as of September 14, 2016, and that certain Addendum thereto, entered into on August 24, 2016 (as it may be further amended from time to time, the “Confidentiality Agreement”).

(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) No exchange of information or investigation by Parent or its Representatives pursuant to this Section 6.6 shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its Representatives pursuant to this Section 6.6 shall affect or be deemed to affect, modify or waive the representations and warranties of Parent or Merger Sub set forth in this Agreement.

(e) The Company shall use its reasonable best efforts to provide to Parent, within sixty (60) days after the date of this Agreement, a list that is true and correct in all material respects and that contains all Registered Intellectual Property as of the date of this Agreement, indicating for each Registered item the registration or application number, registration or application date and the applicable filing jurisdiction (or, in the case of an Internet domain name, the applicable domain name registrar).

6.7. Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release of Parent and the Company. Thereafter, the Company and Parent each shall consult with each other prior to (i) issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, except as may be required by Law or applicable stock exchange rules or regulations and except for any public announcement contemplated by Section 6.2(f), and (ii) making any filings with any third party and/or any Governmental Entity (including any stock exchange) with respect to the Merger and the other transactions contemplated by this Agreement. Notwithstanding the preceding sentence, each of Parent and the Company may make any such press release, public statement or filing, so long as the statements contained therein with respect to the Merger and the other transactions contemplated by this Agreement are substantially similar to previous press releases, public statements or filings made by Parent or the Company with respect to which such party has complied with the provisions of the preceding sentence.

6.9. Employee Benefits.

(a) Parent agrees to the following:

(i) During the period commencing at the Effective Time and ending on December 31, 2018, the employees of the Company and its Subsidiaries who continue to be employed after the Effective Time (other than those employees covered by a collective bargaining agreement, the “Continuing Employees”) will continue to be provided with base salary or base wages that are no less favorable than those provided by the Company and its Subsidiaries to such employees as of immediately prior to the Effective Time;

(ii) (A) During the period commencing at the Effective Time and ending on August 31, 2017, the Continuing Employees will continue to be provided with target opportunities for short-term cash incentive payments with a performance period of one year or less that are no less favorable than those provided by the Company and its Subsidiaries to such employees as of immediately prior to the Effective Time, (B) for the period from the earlier of the Effective Time and September 1, 2017 (such earlier date, the “Stub Year Commencement Date”) through December 31, 2017, each such Continuing Employee will receive a cash payment equal to the amount of such Continuing Employee’s fiscal year 2017 short-term cash incentive target under the applicable annual bonus plan of the Company (the “2017 Incentive Target”), prorated for the period from the Stub Year Commencement Date through December 31, 2017 and subject to the same continued employment requirements and payable at the same time as Parent’s annual cash bonuses for 2017 (or, if the Effective Time occurs following the time Parent pays annual cash bonuses for 2017, such payment will be made by the Company immediately prior to the Effective Time), and (C) commencing January 1, 2018, such Continuing Employees will be eligible to participate in Parent’s short-term cash incentive program on the same terms as Parent’s similarly situated employees, provided that to the extent an eligible Continuing Employee’s short-term cash incentive target amount for 2018 under Parent’s incentive plan (the “2018 Incentive Target”) is less than such Continuing Employee’s 2017 Incentive Target, such Continuing Employee will receive a cash payment equal to the amount by which the 2017 Incentive Target exceeds the 2018 Incentive Target, subject to the same continued employment requirements and payable at the same time as Parent’s annual cash bonuses for 2018; provided that a Continuing Employee’s entitlements under this clause (C) shall not be prorated if the Effective Time occurs in 2018;

(iii) If the Effective Time occurs prior to the grant by the Company of its annual equity compensation awards for the Company’s 2018 fiscal year, in October or November 2017, the Continuing Employees will be provided with long-term incentive awards for the period from September 1, 2017 to August 31, 2018 with a target amount in each case equal to the applicable Continuing Employee’s LTI Target (as defined in and subject to the terms of Section 6.9(a)(iii) of the Company Disclosure Schedule), which awards shall have vesting and other terms as determined by Parent (but that in no event are less favorable than those applicable to similarly situated Parent employees under Parent’s regular long-term incentive awards generally); and

(iv) (A) during the period commencing at the Effective Time and ending no earlier than December 31 of the year in which the Effective Time occurs (or if applicable, the later of the dates set forth in clause (B) below), the Continuing Employees will otherwise be provided with other compensation and benefits that are no less favorable than those provided by the Company and its Subsidiaries to such employees as of immediately prior to the Effective Time, provided that for any Continuing Employee based outside of the United States, Parent may make cash payments to such Continuing Employee equal to the value by which the compensation and benefits provided by Parent are determined by Parent to be less favorable than those provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, and (B) from and following January 1 of the year following the year in which the Effective Time occurs (or if later, the date upon which it is administratively practicable for Parent to do so), the Continuing Employees will otherwise be provided with other compensation and benefits that are provided by Parent and its Subsidiaries to similarly situated employees.

(v) With respect to any Continuing Employee who is hired or promoted by the Company and its Subsidiaries subsequent to September 1, 2016, 2017 Incentive Target shall, notwithstanding the definition set forth above in this Section 6.9(a), be determined on an annualized basis based upon the target level in effect for such Continuing Employee under the applicable Benefit Plan as of immediately prior to the Effective Time (or, if such Continuing Employee does not have a target level, such amount shall be generally consistent with those applicable to similarly situated Company Employees).

(b) During the period commencing at the Effective Time and ending on December 31, 2018, any Continuing Employee whose employment terminates under circumstances that would have entitled such Continuing Employee to severance benefits under the severance plan or arrangement in which such Continuing Employee participated or was eligible to participate as of immediately prior to the Effective Time (a “Company Severance Plan”) shall be provided severance benefits equal to the severance benefits that would have been provided to such Continuing Employee under such Company Severance Plan, without taking into account any reduction after the Effective Time in compensation paid to such Continuing Employee (it being understood that this sentence does not limit any requirement under a Company Severance Plan to maintain severance benefit protection for a period beyond December 31, 2018).

(c) Parent shall cause (or, with respect to employees outside of the United States, use commercially reasonable efforts to cause) (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans to be credited for purposes of satisfying the deductible, and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates and (iii) any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for all purposes (including eligibility, vesting and benefit accrual) thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits or to the extent it would result in a duplication of benefits), service by such Continuing Employees as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company.

(d) If requested by Parent in writing no later than ten (10) Business Days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the Company’s Savings and Investment Plan, The Climate Corporation 401(k) Plan or the Monsanto Caribe Retirement Savings Plan (collectively, the “Company 401(k) Plans”) as applicable, the Company shall cause the Company 401(k) Plans to be terminated effective the Business Day immediately preceding the Effective Time; provided, however, that the effectiveness of such termination may be conditioned on the occurrence of the Effective Time. In connection with the termination of the Company 401(k) Plans, the Company may cause any unvested account balances thereunder to fully vest. Each Continuing Employee who was a participant in the Company 401(k) Plans as of immediately prior to the Effective Time shall be (i) given the opportunity to receive a distribution of his or her account balance under the Company 401(k) Plans, (ii) immediately eligible as of the Effective Time to commence participation in a tax-qualified defined contribution plan of Parent or one of its Affiliates (such plan, the “Parent 401(k) Plan”) and (iii) given the opportunity to elect to “roll over” such account balance (including any outstanding loan) to the Parent 401(k) Plan.

(e) Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control” (or term or concept of similar import) of the Company and its Subsidiaries under the terms of the Benefit Plans. From and after the Effective Time, Parent shall, and shall cause its Affiliates to, honor all obligations and rights under the Benefit Plans in accordance with their terms.

(f) Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case in accordance their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third party beneficiary rights for the benefit of any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

(g) To the extent reasonably practicable, prior to making any material broad-based written communications to the employees of the Company or any of its Subsidiaries pertaining to material compensation or benefits to be provided to the Continuing Employees after the Effective Time, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

6.10. Expenses. Except as otherwise provided in Section 6.5(e), Section 6.11 and Section 6.12(m), whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the party incurring such expense.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of the Company or any of its Subsidiaries (collectively, in each case, when acting in such capacity and together with such person’s heirs, executors or administrators, the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and expenses) (including the advancement thereof), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnified Parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the certificate of incorporation and bylaws of the Company and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnified Party. Without limiting the foregoing, Parent, for a period of six (6) years from and after the Effective Time, shall cause, unless otherwise required by applicable Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than those set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties. In addition, from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any reasonable attorneys’ fees and expenses of any Indemnified Party under this Section 6.11 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.11) as incurred to the fullest extent permitted under applicable Law; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

(b) None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.11 (each, a “Claim”) for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case providing only for Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O

Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the annual cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Surviving Corporation. In the event any claim or claims are asserted or made within the Tail Period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(e) If the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to, or in substitution for, any such claims under any such policies.

(f) The provisions of this Section 6.11 are intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.11. The rights of the Indemnified Parties under this Section 6.11 are in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the proceeds of, the Debt Financing and any Replacement Financing on the terms and conditions described in the Facilities Agreement and Replacement Financing Documents to the extent necessary to fund the Merger Amounts (taking into account Parent’s rights contained in Section 6.12(b) and Section 6.12(c)), including using its reasonable best efforts to (i) comply with its obligations and satisfy the conditions precedent to funding under the Facilities Agreement and, if applicable, any Replacement Financing Documents, that are within its control; (ii) upon satisfaction of the conditions precedent thereto set forth in Section 4 and Schedule 2 of the Facilities Agreement or the applicable Replacement Financing Documents consummate the Debt Financing and, if applicable, the Replacement Financing at or prior to Closing to the extent necessary to fund the Merger Amounts; and (iii) cause the Financing Sources and, if applicable, Replacement Financing Sources to fund on the Closing Date the Debt Financing and, if applicable, the Replacement Financing to the extent required to consummate the Merger in accordance with the terms hereof (including, to the extent commercially reasonable, by promptly taking enforcement action under the Facilities Agreement and, if applicable, the Replacement Financing Documents in the event of a material breach by any Financing Sources or Replacement Financing Sources (it being understood that a breach consisting of a refusal to fund in accordance with the terms of the Facilities Agreement or the applicable Replacement Financing Documents, as applicable, will be considered a material breach for purposes hereof)).

(b) Parent (including through its Subsidiaries) shall have the right to (i) substitute the proceeds of consummated debt or equity financings or asset sales for all or any portion of the Debt Financing or, if applicable, Replacement Financing by reducing commitments under the Facilities Agreement and, if applicable, any Replacement Financing; provided, that, to the extent that any such consummated financing has a scheduled special or mandatory redemption right relating to the non-occurrence of the Merger, such right is not exercisable prior to the earlier of (I) the termination of this Agreement in accordance with its terms (without the consummation of the Merger) and (II) the Outside Date (as such date may be extended pursuant to Section 8.1(b) and Section 9.5(c)), and (ii) substitute commitments in respect of other debt or equity financing for all or any portion of the Debt Financing (or any previous replacement thereof in accordance with this clause (ii)) from the same and/or alternative bona fide third party debt or equity financing sources (“Replacement Financing Sources”) so long as the conditions precedent to funding by such Replacement Financing Sources are, in respect of certainty of funding, not materially less favorable , taken as a whole, to Parent than the conditions set forth in Section 4 and Schedule 2 of the Facilities Agreement and so long as such replacement would not reasonably be expected to materially and adversely affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing (any such debt or equity financing which satisfies the foregoing clauses (i) and (ii), the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”). Parent shall keep the Company reasonably informed in all material respects in connection with arranging and obtaining the Debt Financing and Replacement Financing (if any). In no event shall the receipt or availability of any funds or financing (including the Debt Financing contemplated by the Facilities Agreement) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

(c) Parent shall have the right from time to time to amend, restate, amend and restate, supplement or otherwise modify, or waive any provision or remedy under, the Facilities Agreement or any Replacement Financing Document; provided, that Parent shall not, without the prior written consent of the Company, at any time prior to the Closing: permit any amendment, supplement or modification to, restatement or amendment and restatement of, or any waiver of any material provision or remedy under, the Facilities Agreement or any Replacement Financing Document if such amendment, restatement, amendment and restatement, supplement, modification or waiver (A) reduces the aggregate amount of the Debt Financing and the Replacement Financing other than to the extent that Parent has available to it Replacement Financing or cash and cash equivalents in an amount sufficient to pay the Merger Amounts on the Closing Date, (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or (C) otherwise materially and adversely affects the conditionality or enforceability of the Debt Financing or Replacement Financing; provided that no prior written consent of the Company shall be required for any amendment, supplement or modification to, or any restatement, amendment and restatement or any waiver of, any provision or remedy under the Facilities Agreement (i) to the extent related to the exercise by Parent of any of its rights under Section 6.12(b) or (ii) to add lenders, lead arrangers, syndication agents, bookrunners, documentation agents or similar entities and implement or exercise any “flex” provisions.

(d) Subject to Section 6.12(m), upon the written request of Parent, the Company and its Subsidiaries shall use their respective reasonable best efforts to cooperate with Parent to permit Parent or its Subsidiaries to deliver, at the Closing, one or more supplemental indentures, legal opinions, officer’s certificates or other documents or instruments required for the due assumption of, and succession to, or continuation or replacement of, any of the Company’s or its Subsidiaries’ outstanding Indebtedness pursuant to, and to the extent required by, the terms of any such Indebtedness, and the Company and its Subsidiaries shall use reasonable best efforts to provide all assistance reasonably required by Parent in connection with obtaining or to facilitate the execution of such instruments by the other parties required to execute such instruments.

(e) To the extent that, to the knowledge of a responsible officer of the Company, as of the tenth Business Day prior to the Closing Date, an event of default has occurred and is continuing under any Indebtedness of the Company or its Subsidiaries which Indebtedness is (X) of the type described in clauses (i) or (ii) of the definition of Indebtedness and (Y) has a principal amount in excess of $100,000,000 individually, the Company shall provide written notice to Parent of such event of default at least five Business Days prior to the Closing Date.

(f) The Company agrees that, from and after the date of this Agreement and prior to the Effective Time, the Company and each of its Subsidiaries shall not, without the prior consent of Parent (not to be unreasonably withheld or delayed), file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act, or to conduct a registered exchange offer, in the future, provided that the foregoing shall not prohibit the Company or its Subsidiaries from filing any Form S-8 registration statement or consummating any transaction under such Form S-8 registration statement.

(g) – (k) [reserved].

(l) Subject to Section 6.12(m), the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to, and shall use its reasonable best efforts to cause its and their Representatives to use reasonable best efforts to, provide all cooperation that is necessary, customary or advisable as reasonably requested by Parent to assist Parent in arranging, obtaining or syndicating the Debt Financing, the Replacement Financing or any debt or equity financing undertaken in the capital markets or otherwise in replacement of all or any portion of such Debt Financing or Replacement Financing or otherwise for the purposes of financing the aggregate Merger Consideration and the other Merger Amounts (the “Capital Markets Financing” and, together with the Debt Financing and the Replacement Financing (if any), the “Financing”), including using reasonable best efforts to

(i) cooperate with the marketing efforts for any portion of the Financing, including using its reasonable best efforts to cause members of management with appropriate seniority and expertise to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with parties and potential parties acting as lenders, underwriters, initial purchasers or placement agents or otherwise providing, arranging or underwriting any Financing (such parties and potential parties, collectively, the “Financing Parties”)), road shows, rating agency sessions, drafting sessions and due diligence sessions, at reasonable times and locations mutually agreed, and upon reasonable notice,

(ii) furnish Parent, on an ongoing basis, with (A) such financial and other information regarding the Company and its Subsidiaries as Parent may reasonably request in connection with any Financing, including using reasonable best efforts to furnish (I) financial statements and financial data regarding the Company and its Subsidiaries of the type that would be required in a Capital Markets Financing by Parent by Regulation S-X and Regulation S-K under the Securities Act in a transaction registered under the Securities Act and of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act or otherwise necessary to permit the Company’s independent accountants to issue “comfort letters” to the Financing Parties, including as to customary negative assurances and change period in order to consummate any Capital Markets Financing comprising a part of the Financing, in each case meeting the requirements of Regulation S-X for a Form S-1 registration statement, including (x) audited consolidated statements of financial position and related statements of operations, comprehensive income, shareowners’ equity and cash flows of the Company, for the fiscal years ended August 31, 2015, August 31, 2014 and August 31, 2013 (each of which Parent acknowledges it has received as of the date of this Agreement) and for any subsequent fiscal year of the Company ended at least 60 days prior to the Closing Date and (y) unaudited consolidated statements of financial position and related statements of operations, comprehensive income, shareowners’ equity and cash flows of the Company for each subsequent fiscal quarter of the Company ended at least 40 days before the Closing Date (it being understood and agreed that the timely filing of such financial statements on Form 10-K or Form 10-Q, as applicable, shall satisfy the requirements of the preceding clauses (x) and (y), as applicable), and (II) such other information, including financial statements, financial data, audit reports and other information as would be reasonably necessary or desirable for Parent to prepare pro forma consolidated balance sheets and related pro forma consolidated statements of income of Parent and its Subsidiaries giving effect to the Merger and meeting the requirements of Regulation S-X for a Form S-1 registration statement or other applicable regulations (it being understood that, notwithstanding anything to the contrary set forth herein, the Company shall have no obligation to prepare any pro forma financial statements or projections, each of which Parent shall be solely responsible for), and (B) such financial and other information regarding the Company and its Subsidiaries customarily included in information memoranda and other syndication materials for revolving and term loans, including information regarding the Company and its Subsidiaries required in order for Parent to prepare a combined financial model for Parent and its Subsidiaries after giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement,

(iii) assist Parent and the Financing Parties in the timely preparation of offering documents, syndication documents and materials, including bank information memoranda (confidential and public), private placement memoranda, offering memoranda, registration statements, prospectuses, lender and investor presentations, rating agency materials and presentations, and similar documents for any Financing, including by providing documentation and information for due diligence purposes to the extent legally permissible,

(iv) cause the Company’s independent accountants to provide assistance and cooperation to Parent and its Subsidiaries in connection with any Financing, including using its reasonable best efforts to cause its independent accountants to (A) participate in a reasonable number of drafting sessions and accounting due diligence sessions, (B) provide any necessary customary consents to use their audit reports relating to the Company in any materials relating to the Financing and (C) provide any necessary or reasonably requested customary “comfort letters” in connection with any Financing, in each case, on customary terms and consistent with their customary practice,

(v) cooperate with legal counsel to Parent or any Financing Party in connection with any Financing,

(vi) provide customary authorization letters authorizing the distribution of information relating to the Company to Financing Parties and containing a customary representation to the Financing Parties as to such information relating to the Company,

(vii) assist Parent in obtaining or updating corporate, credit, facility and securities ratings from rating agencies,

(viii) furnish Parent and any Financing Parties promptly, to the extent requested at least ten (10) Business Days prior to the Closing Date, with all documentation and other information required by any Governmental Entity with respect to any Financing under applicable “know your customer” and anti-money laundering and anti-terrorist financing rules and regulations, including the USA PATRIOT Act of 2001, as amended,

(ix) if so requested by Parent, obtain from the applicable lenders and/or agents customary payoff letters, lien releases or instruments of termination or discharge in respect of the Company’s existing Indebtedness, including, if so requested, using reasonable best efforts to obtain such in respect of that certain Five-Year Credit Agreement, dated as of March 27, 2015, among the Company, the Foreign Subsidiary Borrowers (as defined therein), JP Morgan Chase Bank, N.A., as administrative agent, and the Initial Lenders (as defined therein),

(x) provide Parent information reasonably requested thereby for purposes of Parent’s preparation of International Financial Reporting Standards (“IFRS”) reconciliations of the Company’s financial statements,

(xi) provide Parent reasonable assistance in connection with (A) the repayment, redemption or satisfaction and discharge of any Indebtedness of the Company or any of its Subsidiaries (a “Debt Payoff”) and (B) any tender offers, exchange offers, or consent solicitations (each, a “Debt Offer”) by Parent to holders of the Company’s capital markets Indebtedness, provided that (A) for the avoidance of doubt, neither the Company nor any of its Subsidiaries shall have any obligation to make any Debt Payoff or commence any Debt Offer itself, (B) the Company shall have a reasonable opportunity to review and comment on all materials to be published or mailed to debt holders in connection with any Debt Payoff or Debt Offer, (C) the closing of any Debt Payoff or Debt Offer shall be expressly conditioned on the Closing and (D) any Debt Payoff or Debt Offer shall be conducted in all material respects in compliance with applicable Law, and

(xii) execute and deliver customary definitive financing documentation to the extent reasonably requested by Parent.

(m) Nothing in this Section 6.12 shall require such cooperation to the extent it would (i) unreasonably disrupt or interfere with the business or operations of the Company or any of its Subsidiaries or the conduct thereof; (ii) require the Company or any of its Subsidiaries to waive or amend any terms of this Agreement; (iii) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any monetary liability prior to the Effective Time unless the Company shall have received reimbursement therefor, (iv) require the Company or any of its Subsidiaries to take any action that would reasonably be likely to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the certificate of incorporation or bylaws or other comparable organizational documents of the Company or any of its Subsidiaries, any applicable Laws, or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound, or would result in the waiver of any legal privilege, (v) require the Company or any of its Subsidiaries to enter into any agreement or require their respective boards of directors or equivalent governing bodies to pass resolutions or consents to approve or authorize any such agreement, in each case with effect prior to the Effective Time (other than customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder, including delivering comfort letters), (vi) require the Company or any Subsidiary or any of its or their representatives to deliver any certificate or take any other action other than on behalf of the Company or such Subsidiary (and not in any personal capacity), (vii) prepare IFRS financial statements or reconciliations or otherwise provide financial information in a format other than U.S. GAAP or (viii) prepare quarterly or annual financial statements for the Company with a different fiscal quarter or fiscal year end than the Company’s current fiscal quarter and fiscal year end dates (it being understood that clauses (vii) and (viii) shall not limit the Company’s obligations under Section 6.12(l) to assist Parent in Parent’s preparation of IFRS financial statements or reconciliations or Parent’s preparation of financial information as of a different fiscal quarter or fiscal year end). In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or relating to the Financing (other than customary authorization or representation letters) will be required to be effective until the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented outside counsel attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective representatives in connection with the Financing. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information used in connection therewith, except in the event such losses or damages, claims, costs or expenses arise out of or result from the gross negligence, willful misconduct or bad faith by the Company or its Subsidiaries in fulfilling their obligations pursuant to this Section 6.12. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries.

6.13. Charitable and Community Commitments. During each of the three years following the Closing, Parent intends to cause the Company to make annual contributions to the Monsanto Fund and other community and global initiatives and education programs in amounts and to recipients that, in the aggregate, are reasonably consistent with the Company’s past practices.

6.14. Resignations. At the request of Parent, the Company shall use its commercially reasonable efforts to cause each director of the Company to resign in such capacity, with such resignations to be effective as of the Effective Time.

6.15. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or the members of the Company Board relating to the Merger, this Agreement or any of the transactions contemplated by this Agreement; provided that the Company shall in any event control such defense and/or settlement and the disclosure of information in connection therewith shall be subject to the provisions of Section 6.6, including regarding attorney-client privilege or other applicable legal privilege; provided, further, that, notwithstanding the foregoing, the Company shall not settle any such litigation without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16. Other Actions by the Company.

(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement other than arising out of resulting from a breach by Parent or Merger Sub of Section 6.17(c), the Company and the Company Board shall, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause any dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.17. Approval of Sole Stockholder of Merger Sub; Parent Vote; No Acquisition of Shares.

(a) Immediately following execution of this Agreement, Parent (directly or through its Subsidiaries) shall cause the sole stockholder of Merger Sub to execute and deliver, in accordance with applicable Law and its certificate of incorporation and bylaws, a written consent adopting the plan of merger contained in this Agreement, and thereafter, (i) Parent shall give prompt written notice of such consent to the Company and (ii) neither Parent nor its Subsidiaries shall amend, modify or withdraw such consent.

(b) Parent shall vote or cause to be voted any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof.

(c) From and after the date hereof through the Effective Time, other than as a result of the Merger, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries not to, directly or indirectly, acquire any Shares, any rights or options to acquire Shares or any securities or instruments convertible into, exchangeable into or exercisable for Shares.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) European Commission Approval. The European Commission shall have adopted, or have been deemed under the EUMR to have adopted, all decisions and approvals necessary to allow consummation of the Merger.

(d) CFIUS. The Completion of CFIUS Process shall have occurred.

(e) Laws or Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect that enjoins or otherwise prohibits consummation of the Merger.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(f)(ii) (Absence of Certain Changes) shall be true and correct as of the Closing Date; (ii) the representations and warranties of the Company set forth in the first two sentences of Section 5.1(b)(i) (Capital Structure) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in each case, for any de minimis failure of such representations and warranties to be so true and correct; (iii) the representations and warranties of the Company set forth in Section 5.1(b)(i) (other than the first two sentences of such Section 5.1(b)(i)) (Capital Structure), Section 5.1(c)(i) (Corporate Authority; Approval and Fairness), Section 5.1(l) (Takeover Statutes) and Section 5.1(u) (Brokers and Finders) shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any “material,” “in all material respects” and “Material Adverse Effect” limitations set forth therein) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Governmental Consents. No authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods related to CFIUS and/or imposed by any Governmental Antitrust Entity or required by any Antitrust Law in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been made or obtained with the imposition of any terms, conditions or consequences that, taken together with any Divestiture Actions undertaken with respect to the matters contemplated by Section 6.5, would, individually or in the aggregate, reasonably be expected to have a Substantial Detriment.

(d) Foreign Antitrust Approvals. The applicable approvals under the Foreign Antitrust Laws set forth in Section 7.2(d) of the Parent Disclosure Schedule shall have been obtained.

(e) Company Closing Certificate. Parent and Merger Sub shall have received at Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) are satisfied.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received at Closing a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and Chief Financial Officer of Parent certifying that the conditions set forth in Section
7.3(a) and Section 7.3(b) are satisfied.

ARTICLE VIII

Termination

8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., New York time, on September 14, 2017 (as such date may be extended pursuant to the immediately succeeding proviso or pursuant to Section 9.5(c), the “Outside Date”); provided, however, that if one or more of the conditions to Closing set forth in Section 7.1(b) (HSR Act), Section 7.1(c) (European Commission Approval), Section 7.1(d) (CFIUS), Section 7.1(e) (Laws or Orders) (as the result only of an Order imposed by a Governmental Antitrust Entity), Section 7.2(c) (Governmental Consents), or Section 7.2(d) (Foreign Antitrust Approvals) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall automatically be extended to June 14, 2018, and such date, as so extended, shall be the “Outside Date”;

(c) by either Parent or the Company, if the Requisite Company Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement);

(d) by either Parent or the Company, if any Order permanently enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

(e) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, the Company shall not have cured such breach within sixty (60) calendar days after the receipt of written notice thereof from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e)); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section
 8.1(e) if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;

(f) by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, Parent shall not have cured such breach within sixty (60) calendar days after the receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f)); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;

(g) by Parent, prior to the time the Requisite Company Vote is obtained, if the Company Board shall have made a Change of Recommendation;

(h) by the Company, prior to the time the Requisite Company Vote is obtained, in connection with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(f), and if such Superior Proposal is a full or partial cash transaction with financing, where such cash financing is fully committed; provided that prior to or concurrently with such termination, the Company pays the Company Termination Fee due under Section 8.2(b)(iii); or

(i) by (i) either Parent or the Company, if there has been a CFIUS Turndown as a result of clause (A) of the definition of “CFIUS Turndown” or (ii) by Parent, if there has been a CFIUS Turndown as a result of clause (B) of the definition of “CFIUS Turndown”; provided that Parent shall cease to have a right to terminate this Agreement pursuant to clause (ii) of this Section 8.1(i) after the tenth (10th) Business Day following the announcement of a decision by the President of the United States giving rise to a CFIUS Turndown as a result of clause (B) of the definition of “CFIUS Turndown”; provided, further, that the right to terminate this Agreement pursuant to clauses (i) or (ii) of this Section 8.1(i) shall not be available to any party if the failure of such party to perform any of its covenants or agreements set forth in this Agreement has been a principal cause of the CFIUS Turndown;

8.2. Effect of Termination and Abandonment.

(a) Except to the extent provided in Section 8.2(b), Section 8.2(c), Section 8.2(d) and Section 8.2(e) in the event of termination of this Agreement and the abandonment of the Merger in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (x) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful and material breach of this Agreement and (y) the provisions set forth in this Section 8.2 and the second and third sentences of Section 9.1 shall survive the termination of this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching party with the knowledge that the taking of such act or the failure to take such act would cause a material breach of this Agreement.

(b) In the event that this Agreement is terminated:

(i) (A) by (I) either the Company or Parent pursuant to Section 8.1(c) (Requisite Company Vote Not Obtained) or (II) Parent pursuant to Section 8.1(e) (Company Breach) as a result of a material breach by the Company of the covenants or agreements set forth in Section 6.2 or Section 6.4(a), and, at the time of such termination, the Requisite Company Vote shall not have been obtained, (B) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or made publicly to the Company’s stockholders and not withdrawn, in the case of clause (I), at least five (5) Business Days prior to the Company Stockholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement), or in the case of clause (II), prior to such termination, and (C) within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal, which such Acquisition Proposal is subsequently consummated (even if after such twelve-(12)-month period); provided that, for purposes of this Section 8.2(b)(i), the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) by Parent pursuant to Section 8.1(g) (Company Recommendation Matters); or

(iii) by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(b)(i), within two (2) Business Days after consummation of such Acquisition Proposal, (2) in the case of Section 8.2(b)(ii), within two (2) Business Days after termination of this Agreement and (3) in the case of Section 8.2(b)(iii), concurrently with termination of this Agreement, the Company shall pay a termination fee of $1,850,000,000 (one billion eight hundred fifty million dollars) (the “Company Termination Fee”) (net of any Expense Reimbursement previously paid) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent. Without prejudice to the payment of the Company Termination Fee pursuant to Section 8.2(b)(i), in the event that this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(c) (Requisite Company Vote Not Obtained), the Company shall pay to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, all of the reasonable and documented out of pocket expenses, including those of the Paying Agent, incurred by Parent and Merger Sub in connection with this Agreement, the Financing and the other transactions contemplated by this Agreement, in an amount not to exceed $150,000,000 (one hundred fifty million dollars) (the “Expense Reimbursement”), within two (2) Business Days after the date following such termination when Parent provides the Company with written notice of such expenses. In no event shall the Company be required to pay the Company Termination Fee or the Expense Reimbursement on more than one occasion. To the extent any portion of the Expense Reimbursement is paid by the Company to Parent, such amount paid shall be deducted from the amount of any Company Termination Fee owed or payable. In no event shall the Company be required to pay Parent an amount in excess of $1,850,000,000 (one billion eight hundred fifty million dollars) in the aggregate for all payments pursuant to this Section 8.2(b).

(c) In the event that this Agreement is terminated by the Company or Parent:

(i) pursuant to Section 8.1(d) (Final and Non-Appealable Order) as the result only of an Order imposed by a Governmental Antitrust Entity and no willful and material breach by the Company of its obligations under Section 6.1(b)(xix) or Section 6.5 of this Agreement has contributed materially and substantially to the entry or occurrence of such Order;

(ii) pursuant to Section 8.1(b) (Outside Date) and, at the time of such termination, (A) one or more of the conditions set forth in Section 7.1(b) (HSR Act), Section 7.1(c) (European Commission Approval), Section 7.1(e) (Laws or Orders) (as the result only of an Order imposed by a Governmental Antitrust Entity), Section 7.2(c) (Governmental Consents), Section 7.2(d) (Foreign Antitrust Approvals) was not satisfied, (B) all of the other conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place) and (C) no willful and material breach by the Company of its obligations under Section 6.1(b)(xix) or Section 6.5 of this Agreement has contributed materially and substantially to the failure to be satisfied of all or any of the conditions listed in Section 8.2(c)(ii)(A), then, within two (2) Business Days following such termination, Parent shall pay a termination fee of $2,000,000,000 (two billion dollars) (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company. In no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d) Each party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if (i) the Company fails to timely pay Parent or Merger Sub any amount due pursuant to Section 8.2(b) or (ii) Parent fails to timely pay the Company any amount due pursuant to Section 8.2(c) (any such amount due, a “Termination Payment”), and, in order to obtain such payment, the party entitled to receive such payment (the “Recipient”) commences a suit that results in a judgment against the party obligated to make such payment (the “Payor”) for the applicable Termination Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof.

(e) If a Termination Payment is required to be paid pursuant to this Section 8.2, the Recipient’s right to receive the applicable Termination Payment and any additional amounts pursuant to Section 8.2(d) shall be the sole and exclusive remedies of the Recipient and its respective Subsidiaries and any of the Recipient’s or its Subsidiaries’ respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives against the Payor’s Subsidiaries and any of the Payor’s or its Subsidiaries’ respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated. The parties hereto expressly acknowledge and agree that (i) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement, where a Termination Payment is payable, such Termination Payment constitutes a reasonable estimate of the monetary damages that will be suffered by the Recipient by reason of the breach or termination of this Agreement, and except as provided in the proviso of Section 8.2(a), such Termination Payment shall be in full and complete satisfaction of any and all monetary damages of the Recipient, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement (including any breach of this Agreement by the Company, Parent or Merger Sub, as applicable), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; (ii) in the event this Agreement is terminated under circumstances where a Termination Payment is payable, except as provided in the proviso of Section 8.2(a), in no event shall any Recipient be entitled to seek or obtain any recovery or judgment in excess of the applicable Termination Payment and any additional amounts pursuant to Section 8.2(d) against the Payor, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents or other Representatives or any of their respective assets, and except as provided in the proviso of Section 8.2(a), in no event shall the Recipient be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated by this Agreement (including any breach by the Payor), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, and (iii) the parties shall take such actions as are necessary and sufficient so that the agreements contained in this Section 8.2 may be enforceable against such party, including executing and delivering any waivers, releases and similar instruments consistent therewith upon any other party’s request; provided, however, that this Section 8.2 shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c).

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective;

provided, however, that (a) after the receipt of the Requisite Company Vote, no amendment shall be made which by applicable Law requires further approval by the holders of Shares without obtaining such further approval and (b) to the extent any amendment or modification to, or waiver of, the provisions of which the Financing Related Parties are expressly made third party beneficiaries pursuant to Section 9.8 (including this Section 9.2(b)) that is sought that would be materially adverse to the rights of any Lender (as defined in the Facilities Agreement) thereunder, the prior written consent of such Lender (as defined in the Facilities Agreement) shall be required before such amendment, modification or waiver shall be effective, and any such amendment, modification or waiver without such prior written consent shall be void.

9.3. Waiver. The conditions to each of the respective parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Each of the parties to this Agreement hereby agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, another federal or state court located in the State of Delaware (the “Chosen Courts”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Financing Party or any of their respective former, current, or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees, Representatives, successors or assigns (collectively, and together with the Financing Parties, the “Financing Related Parties”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising under or relating to any agreement entered into by the Financing Related Parties in connection with the Debt Financing, any Replacement Financing or any Capital Markets Financing or the performance thereof, in any forum other than (i) the United States District Court for the Southern District of New York or, if such court, does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York or (ii) the District Court (Landgericht) in Frankfurt am Main, Germany.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE

FINANCING RELATED PARTIES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) Each of the parties to this Agreement acknowledges and agrees that the rights of each party to consummate the Merger and the other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, until the Outside Date, in addition to any other available remedies a party may have in equity or at law, each party shall be entitled to enforce specifically the terms and provisions of this Agreement and to an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege or assert, and each party hereby waives the defense, that there is an adequate remedy at law. If the Merger has not occurred, then from and after the Outside Date, the parties shall not be entitled to and agree not to assert any specific performance or other injunctive remedies referred to in this Section 9.5(c) or otherwise, except as necessary to cause a Termination Payment to be made.

9.6. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by email, provided that the transmission of the email is promptly confirmed by telephone and is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

If to Parent or Merger Sub:

Bayer Aktiengesellschaft

BAG-LPC-MA, Mergers & Acquisitions

Kaiser-Wilhelm-Allee, Building Q26, 1.001

D-51368 Leverkusen, Germany

Attention: Dr. Jan Heinemann

Telephone: +49 214 30 21036

Email: jan.heinemann@bayer.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Matthew G. Hurd Eric M. Krautheimer

Telephone: +1 (212) 558 4000

Email:	hurdm@sullcrom.com krautheimere@sullcrom.com

If to the Company:

Monsanto Company

800 North Lindbergh Blvd.

St. Louis, MO 63167

Attention: David F. Snively

Telephone: + 1 (314) 694-2821

Email: David.F.Snively@monsanto.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Eric S. Robinson David K. Lam

Telephone: +1 (212) 403 1000

Email:	esrobinson@wlrk.com dklam@wlrk.com

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7. Entire Agreement. This Agreement (including any exhibits hereto) and the documents and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule, together with each other agreement entered into by or among any of Parent, Merger Sub and the Company as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8. No Third Party Beneficiaries; Financing Related Parties.

(a) Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that the (i) Financing Related Parties shall be third party beneficiaries of, and shall be entitled to rely on, Section 9.2(b) (Modification or Amendment), the last sentence of Section 9.5(a) and Section 9.5(b) (Governing Law and Venue; Waiver of Jury Trial; Specific Performance) and this Section 9.8, (ii) if, and only if, the Effective Time occurs, the holders of Shares shall be third party beneficiaries of, and shall be entitled to rely on, Section 4.1 (Merger Consideration), (iii) if, and only if, the Effective Time occurs, the Indemnified Parties shall be third party beneficiaries of, and shall be entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), and (iv) if, and only if, the Effective Time occurs, the holders of Company Awards shall be third party beneficiaries of, and shall be entitled to rely on, Section 4.3 (Treatment of Stock Plan Awards).

(b) Notwithstanding anything herein to the contrary, the Company agrees that neither it, nor any of its former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates, shall have any claim against any Financing Related Party, nor shall any Financing Related Party have any liability whatsoever to the Company or any of its former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates, in connection with or relating to the Debt Financing, any Replacement Financing or any Capital Markets Financing, this Agreement or any of the transactions contemplated by this Agreement, whether at law, in equity, in contract, in tort or otherwise.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one party to another party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly-owned Subsidiary” or “wholly-owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary is directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties, except that Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly-owned direct or indirect Subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement, obtaining the Financing or consummating the Merger and the other transactions contemplated by this Agreement, and (b) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MONSANTO COMPANY

By:	/s/ Hugh Grant
	Name:	Hugh Grant
	Title:	Chairman and Chief Executive Officer

BAYER AKTIENGESELLSCHAFT

By:	/s/ Werner Baumann
	Name:	Werner Baumann
	Title:	Chairman of the Board of Management

By:	/s/ Liam Condon
	Name:	Liam Condon
	Title:	Member of the Board of Management, President CropScience Division

KWA INVESTMENT CO.

By:	/s/ Gerald Auer
	Name:	Gerald Auer
	Title:	President

By:	/s/ John D. Fred
	Name:	John D. Fred
	Title:	Assistant Secretary

[Signature Page to Merger Agreement]

ANNEX A

DEFINED TERMS

Term	Section
2017 Incentive Target	6.9(a)(ii)
2018 Incentive Target	6.9(a)(ii)
Acquisition Proposal	6.2(d)
Action	5.1(g)(i)
Affiliate	5.1(j)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(vi)
Annual Meeting	6.4(a)
Antitrust Laws	5.1(d)(i)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Biological Materials	5.1(j)(i)(F)
Book-Entry Share	4.1(a)
Business Day	1.2
Bylaws	2.2
Capex Budget	6.1(b)(ix)
Capital Markets Financing	6.12(l)
Certificate of Merger	1.3
CFIUS	6.5(c)(i)
CFIUS Turndown	6.5(c)(iii)
Change of Recommendation	6.2(e)(vi)
Charter	2.1
Chosen Courts	9.5(a)
Claim	6.11(b)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company 401(k) Plans	6.9(d)
Company Award Consideration	4.3(f)
Company Awards	4.3(f)
Company Board	Recitals
Company Compensation Committee	4.3(g)
Company Disclosure Schedule	5.1
Company Labor Agreements	5.1(o)(i)
Company Option	4.3(a)
Company Permits	5.1(i)(ii)
Company Products	5.1(t)(i)
Company PSU	4.3(e)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Restricted Shares	4.3(c)
Company RSU	4.3(d)
Company SAR	4.3(b)
Company Severance Plan	6.9(b)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.2(b)

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Completion of CFIUS Process	6.5(c)(iii)
Confidentiality Agreement	6.6(b)
Constituent Corporations	Preamble
Continuing Employees	6.9(a)(i)
Contract	5.1(d)(ii)
D&O Insurance	6.11(c)
Debt Financing	5.2(e)(i)
Debt Offer	6.12(l)(xi)
Debt Payoff	6.12(l)(xi)
DGCL	Recitals
Disclosure Schedule	5.2
Dissenting Shares	4.1(a)
Dissenting Stockholder	4.1(a)
Divestiture Action	6.5(b)
Effective Time	1.3
Employee Census	5.1(h)(xi)
Employees	5.1(h)(i)
Encumbrance	5.1(b)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(v)
ERISA Plan	5.1(h)(ii)
EUMR	5.1(d)(i)
Exchange Act	5.1(a)(ii)
Excluded Shares	4.1(a)
Expense Reimbursement	8.2(b)
Export and Sanctions Regulations	5.1(r)(ii)
Facilities Agreement	5.2(e)(i)
FCPA	5.1(r)(i)
Financing	6.12(l)
Financing Parties	6.12(l)(i)
Financing Related Parties	9.5(a)
Financing Sources	5.2(e)(i)
Foreign Antitrust Laws	5.1(d)(i)
Germplasm	5.1(p)(ix)
Government Official	5.1(r)(i)
Governmental Antitrust Entity	6.5(b)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
IFRS	6.12(l)(x)
Indebtedness	5.1(j)(i)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property Rights	5.1(p)(ix)
Intervening Event	6.2(f)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(ix)
Joint Notice	6.5(c)(i)
Knowledge	5.1(g)(ii)
Laws	5.1(i)(i)
Leased Real Property	5.1(k)(ii)

A-2

Letter of Transmittal	4.2(c)(i)
Material Adverse Effect	5.1(a)(iii)
Material Contracts	5.1(j)(i)
Material Weakness	5.1(e)(iii)
Merger	Recitals
Merger Amounts	5.2(e)(ii)
Merger Consideration	4.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-U.S. Benefit Plans	5.1(h)(i)
NYSE	5.1(a)(iii)(G)
Order	7.1(e)
Outside Date	8.1(b)
Owned Intellectual Property	5.1(p)(ix)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent 401(k) Plan	6.9(d)
Parent Disclosure Schedule	5.2
Parent Termination Fee	8.2(c)
Patents	5.1(p)(ix)
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Payor	8.2(d)
PBGC	5.1(h)(v)
Pension Plan	5.1(h)(ii)
Permitted Encumbrance	5.1(k)(iii)
Person	4.2(e)
Personally Identifiable Information	5.1(p)(ix)
Potential Company Divestiture Action	6.5(e)
Potential Purchasers	6.5(e)
Preferred Shares	5.1(b)(i)
Proprietary Information	5.1(p)(ix)
Proxy Statement	6.3(a)
Recipient	8.2(d)
Registered	5.1(p)(ix)
Registered Intellectual Property	5.1(p)(i)
Replacement Financing	6.12(b)
Replacement Financing Documents	6.12(b)
Replacement Financing Sources	6.12(b)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
SEC	5.1(e)(i)
Section 721	6.5(c)(i)
Securities Act	5.1(e)(i)
Share Certificate	4.1(a)
Shares	Recitals
Significant Deficiency	5.1(e)(iii)
Stock Plan, Stock Plans	5.1(b)(i)
Stub Year Commencement Date	6.9(a)(ii)
Subsidiary	5.1(a)(i)
Substantial Detriment	6.5(b)
Superior Proposal	6.2(d)

A-3

Surviving Corporation	1.1
Tail Period	6.11(c)
Takeover Statute	5.1(l)
Tax, Taxes	5.1(n)
Tax Return	5.1(n)
Termination Payment	8.2(d)
U.S. Benefit Plans	5.1(h)(ii)
U.S. GAAP	5.1(a)(iii)(C)
Willful and Material Breach	8.2(a)

A-4

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MONSANTO COMPANY

Monsanto Company, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1. The name of the corporation is Monsanto Company. Monsanto Company was originally incorporated under the name “Monsanto Ag Company,” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 9, 2000.

2. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is Monsanto Company (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares which the Corporation shall have authority to issue is 100,000 shares of common stock, par value $0.01 per share.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal By-Laws of the Corporation.

SIXTH. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH. The number of directors of the Corporation shall be fixed from time to time pursuant to the By-Laws of the Corporation.

EIGHTH. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, including but not limited to the election of directors, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitles to vote thereon were present and voted.

NINTH.

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

A-1

(b) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or fiduciary of another corporation or of a partnership, joint venture, trust, non-profit entity, or other enterprise, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person. The right to indemnification conferred in this Article Ninth shall be a contract right. Except as provided in paragraph (d) of this Article Ninth with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify a person in connection with a proceeding initiated by such person or a claim made by such person against the Corporation only if such proceeding or claim was authorized in the specific case by the board of directors of the Corporation.

(c) Subject to applicable law, the Corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that if and to the extent required by law the payment of expenses incurred by any person covered hereunder in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the affected person to repay all amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified under this Article Ninth or otherwise.

(d) If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article Ninth is not paid in full within thirty days, or such other period as might be provided pursuant to contract, after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim or may seek whatever other remedy might be provided pursuant to contract. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. If successful in whole or in part, claimant shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. Neither the failure of the Corporation (including its directors, independent legal counsel or shareowners) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors, independent legal counsel or shareowners) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) Any determination regarding whether indemnification of any person is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL shall be made in accordance with the applicable provisions of Section 145 of the DGCL.

(f) The Corporation may, but shall not be required to, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as an employee or agent of another corporation or of a partnership, joint venture, trust, non-profit entity, or other enterprise, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person.

(g) The rights conferred on any person by this Article Ninth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-Laws of the Corporation, agreement, vote of shareowners or disinterested directors or otherwise.

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(h) Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection hereunder of any person with respect to any act or omission occurring prior to or at the time of such repeal or modification for which indemnification or advancement of expenses is sought.

(i) The Corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

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ANNEX B

September 14, 2016

Board of Directors

Monsanto Company

800 North Lindbergh Boulevard

Saint Louis, MO 63167

Members of the Board:

We understand that Monsanto Company (“Monsanto” or the “Company”), Bayer Aktiengesellschaft (the “Buyer”) and KWA Investment Co., an indirect wholly owned subsidiary of the Buyer (“Acquisition Sub”), have entered into an Agreement and Plan of Merger, dated September 14, 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held by the Buyer, Acquisition Sub or any other direct or indirect wholly owned subsidiary of the Buyer or the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $128.00 per share in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

6)	Reviewed the reported prices and trading activity for the Company Common Stock;

7)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies comparable with the Company, and their securities;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

10)	Reviewed the Merger Agreement, the syndicate loan facilities agreement and related fee letters dated September 14, 2016 (together, the “Loan Documentation”) and certain related documents; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Loan Documentation. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and its affiliates and for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and its affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or regulation. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Lars Andersson
Lars Andersson
Vice Chairman, M&A North America

ANNEX C

September 13, 2016

The Board of Directors of

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

Members of the Board of Directors:

We understand that Monsanto Company, a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of September 14, 2016 (the “Agreement”), by and among Bayer Aktiengesellschaft, a German stock corporation (“Parent”), KWA Investment Co., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger (such transaction, the “Merger”). As a result of the Merger, each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than Excluded Shares (as defined in the Agreement), shall be converted into the right to receive an amount in cash equal to $128.00, without interest (such amount, the “Merger Consideration”).

The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Board of Directors of the Company has requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive the Merger Consideration, as of the date hereof.

For purposes of the opinion set forth herein, we have, among other things:

(i) reviewed a draft of the Agreement dated as of September 13, 2016;

(ii) reviewed certain publicly available financial statements and other business and financial information relating to the Company which we believed to be relevant, including publicly available research analysts’ reports;

(iii) reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iv) reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company;

(v) reviewed and discussed the past and current business, operations, current financial condition and financial projections of the Company with management of the Company (including their views on the amounts, timing, risks, achievability and uncertainties of attaining such projections);

(vi) reviewed the reported prices and the historical trading activity of the Company Common Stock, and compared such prices with those of securities of certain publicly traded companies which we believed to be relevant;

(vii) compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies which we believed to be relevant;

DUCERA SECURITIES LLC | 499 PARK AVENUE, 16TH FLOOR, NEW YORK, NY, 10022 | TEL: (212) 671-9700

Letter to the Board of Directors of Monsanto Company

September 13, 2016

(viii) compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions which we believed to be relevant; and

(ix) performed such other studies, analyses and examinations and considered such other factors which we believed to be appropriate.

In arriving at our opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the financial and other information supplied or otherwise made available to, discussed with, or reviewed by us (including information that is available from generally recognized public sources), and we assume no liability therefor. We have further assumed, with your consent, that all of the information furnished by management of the Company for purposes of our analysis is accurate as of the date hereof and does not contain any material omissions or misstatement of material facts. With respect to the projected financial data relating to the Company referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft Agreement reviewed by us, and that all conditions to the consummation of the Merger will be satisfied without material waiver, modification or delay. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Merger Consideration, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive the Merger Consideration, as of the date hereof. We have not been asked to express, and we do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any securities (other than the Company Common Stock), creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise, nor as to the fairness of any other term of the Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. This letter, and our opinion, does not constitute a recommendation to the Board of Directors of the Company or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion as to the price at which shares of Company Common Stock will trade at any time. We have not been asked to pass upon, and express no opinion with respect to, any tax or other consequences that may result from the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Letter to the Board of Directors of Monsanto Company

September 13, 2016

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will be entitled to receive a fee for our services upon the rendering of this opinion. We will also be entitled to receive a transaction fee if the Merger is consummated. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we and our affiliates (“Ducera”) provided financial advisory services to the Company. During the two year period prior to the date hereof, no material relationship existed between Ducera and Parent or Merger Sub or any of their respective affiliates pursuant to which compensation was received by Ducera as a result of such a relationship. We may provide financial or other services to the Company, Parent or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Ducera provides investment banking and other advisory services to a wide range of entities and individuals, domestically and internationally, from which conflicting interests or duties may arise. In the ordinary course of such activities, Ducera may actively trade or otherwise effect transactions, for its own account and for the accounts of its clients, in debt or equity securities, or related derivative securities, or financial instruments (including bank loans or other obligations) of the Company, Parent or their respective affiliates, and accordingly Ducera may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein, is addressed to, and for the information and assistance of, the Board of Directors of the Company in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by the fairness opinion committee of Ducera Securities LLC in accordance with the procedures for opinions as to fairness of Ducera Securities LLC.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, provided, however, that the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission, a final version of which is required to be provided by the Company to its stockholders relating to the Merger; and provided, further, that all references to us or our opinion in any such document and the description of our opinion therein shall be subject to our prior consent with respect to form and substance (such consent not to be unreasonably withheld or delayed).

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive the Merger Consideration.

Very truly yours,

DUCERA SECURITIES LLC

/s/ Michael A. Kramer
Name: Michael A. Kramer
Title: Chief Executive Officer

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

MONSANTO COMPANY
800 NORTH LINDBERGH BLVD.
ST. LOUIS, MO 63167
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E14528-TBD KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
MONSANTO COMPANY
The Board of Directors recommends you vote FOR proposals 1, 2 and 3:
1. To adopt the Agreement and Plan of Merger, dated as of September 14, 2016 (as it may be amended from time to time, the “merger agreement”), by and among Monsanto Company (the “Company”), Bayer Aktiengesellschaft, a German stock corporation (“Bayer”), and KWA Investment Co., a Delaware corporation and an indirect wholly owned subsidiary of Bayer (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”);
2. To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and
3. To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.
NOTE: If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.
For Against Abstain
For address changes and/or comments, please check this box and write them on the back where indicated.
Please indicate if you plan to attend this meeting.
Yes No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
V.1.1

ADMISSION TICKET
Special Meeting of Shareowners [TBD] [TBD] [TBD]
Doors will open at [TBD]. Please present proof of ownership as of __________, 2016 and photo identification for the shareowner named on the front of this card for admittance to the special meeting. For safety and security purposes, bags and purses will be subject to search at the door, and we will not allow anyone to bring large bags, briefcases or packages in the meeting room, or to photograph the meeting. Seating at the meeting will be limited and admittance will be based on space availability.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice of Meeting and Proxy Statement are available at www.proxyvote.com.
E14529-TBD
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MONSANTO COMPANY
The undersigned hereby appoints Hugh Grant and David F. Snively, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monsanto Company Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareowners of the Company to be held [TBD] or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Special Meeting.
THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Please sign, date and return this proxy card promptly using the enclosed envelope.
V.1.1